SUBJECT TO COMPLETION, DATED NOVEMBER 29, 2010
PRELIMINARY PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED NOVEMBER 29, 2010

7,840,000 Shares

Common Stock
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    This prospectus supplement relates to an aggregate of up to 7,840,000 shares of our common stock owned by the selling stockholder.

    UBS AG is offering its Mandatorily Exchangeable Notes due June 15, 2012 (the “exchangeable notes”), mandatorily exchangeable for up to a maximum of 9,800,000 shares of our common stock (or a maximum of 11,250,000 shares of our common stock if the over-allotment option granted to the underwriter of the exchangeable notes offering is exercised in full). On the maturity date for the exchangeable notes, UBS AG will exchange the exchangeable notes for shares of our common stock, cash or a combination of cash and shares of our common stock generally based on a formula linked to the daily closing price of our common stock during an averaging period preceding the maturity date. We will have no obligation under the exchangeable notes to deliver any shares of our common stock to UBS Securities LLC, UBS AG, any holder of the exchangeable notes or any other person. We understand that UBS AG expects to hedge its obligations under the exchangeable notes through UBS AG or one or more of its affiliates.

    In connection with the exchangeable notes offering, Norimet Limited (the “selling stockholder”) expects to sell an aggregate of 7,840,000 shares of our common stock (or up to an aggregate of 9,000,000 shares of our common stock if the over-allotment option granted to the underwriter of the exchangeable offering is exercised in full) to UBS Securities LLC or an affiliate thereof.

    We will not receive any of the proceeds from the shares of our common stock sold in this offering, from the sale of the exchangeable notes or from the concurrent offering (as defined below).

    The exchangeable notes are being sold in an offering described in a separate prospectus supplement and accompanying prospectus of UBS AG. This prospectus supplement relates only to the shares of our common stock that may be delivered by UBS AG (which may include shares of our common stock purchased by the forward counterparty from UBS Securities LLC (or its affiliate) and subsequently delivered to UBS AG pursuant to the forward transaction as described herein) as described in the prospectus supplement for the exchangeable notes. We take no responsibility for any information included in or omitted from the prospectus supplement and accompanying prospectus for the exchangeable notes. That prospectus supplement and the accompanying prospectus of UBS AG do not constitute a part of this prospectus supplement or the accompanying prospectus.

    In a concurrent offering (the “concurrent offering”), the selling stockholder is offering 37,000,000 shares of our common stock. The selling stockholder has granted the underwriters of the concurrent offering the right to purchase up to an additional 3,813,222 shares of our common stock solely to cover over-allotments, if any. The closing of the exchangeable notes offering is not contingent upon the closing of the concurrent offering, and the closing of the concurrent offering is not contingent upon the closing of the exchangeable notes offering.

    Our common stock is listed on the New York Stock Exchange under the symbol “SWC.” The last reported sale price on November 24, 2010 was $20.63 per share.

    Investing in our common stock involves risks. See “Risk Factors” on page S-13 of this prospectus supplement and on page 3 of the accompanying prospectus.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is                 , 2010.

TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT

PROSPECTUS

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    We and the selling stockholder have not authorized anyone to provide you with information other than that contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

ABOUT THIS PROSPECTUS SUPPLEMENT

    This prospectus supplement is a supplement to the accompanying prospectus that is also a part of this document. This prospectus supplement and the accompanying prospectus are part of an “automatic shelf” registration statement that we filed with the Securities and Exchange Commission, or SEC, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, or the Securities Act, using a “shelf” registration process. This prospectus supplement contains specific information about us as well as the selling stockholder and the terms on which it is offering and selling shares of our common stock. To the extent that any statement made in this prospectus supplement is inconsistent with statements made in the prospectus, the statements made in the prospectus will be deemed modified or superseded by those made in this prospectus supplement. Before you purchase shares of our common stock, you should carefully read this prospectus supplement, the accompanying prospectus and the registration statement, together with the documents incorporated by reference in this prospectus supplement and the accompanying prospectus.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    This prospectus supplement and the accompanying prospectus and the documents incorporated by reference contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, which reflect our current views with respect to, among other things, future events and financial performance. We generally identify forward looking statements by terminology such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “could,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of such words or other comparable words. Any forward-looking statements contained in this discussion are based upon our historical performance and on our current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by us, or any other person that the future plans, estimates or expectations contemplated by us will be achieved. Forward-looking information and statements are subject to important risks, uncertainties and assumptions which are difficult to predict. The results or events predicted in these forward-looking statements may differ materially from actual results or events. Some of the factors which could cause results or events to differ from current expectations include, among other things:
  economic and political events affecting supply and demand of palladium and platinum;

  price volatility of platinum group metals;

  inability to consummate the Marathon PGM acquisition;

  inability to develop the Marathon project;

  amounts and prices of our forward metals sales;

  inability to renew sales agreements with our customers;

  fluctuations in ore grade, tons mined, crushed or milled;

  future adjustments to our ore reserve estimates;

  variations in concentrator, smelter or refinery operations;

  geological, technical, permitting, mining or processing problems;

  availability of experienced employees; and

  other items set forth under “Risk Factors” included elsewhere herein.
S-i

    These factors and risks should not be construed as exhaustive and should be read in conjunction with the other cautionary statements and the risk factors that are included in this prospectus supplement. In addition, other sections of this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein may include additional factors which could adversely impact our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time and it is not possible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

    Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. We intend that the forward-looking statements in this document be subject to the statutory safe-harbor provisions noted above. You should not rely upon forward-looking statements as predictions of future events. We are under no duty to update any of these forward-looking statements after the date of this prospectus supplement to conform our prior statements to actual results or revised expectations, except as may be required by law. We qualify all of our forward-looking statements by these cautionary statements.

INDUSTRY AND MARKET DATA

    The market and industry data in this prospectus supplement and in documents incorporated herein by reference are based either on management’s own estimates, independent industry publications, reports by market research firms or other published independent sources, and in each case, are believed by management to be reasonable estimates. All quoted prices for palladium and platinum are based on the London Metal Exchange and are quoted in dollars per troy ounce. This data is subject to change and cannot always be verified with complete certainty due to limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties inherent in any statistical survey of market and industry data.

    In addition, consumption patterns and consumer preferences can and do change. As a result, you should be aware that market and industry data set forth herein, and estimates and beliefs based on such data, may not be reliable.

S-ii

PROSPECTUS SUPPLEMENT SUMMARY

    This summary highlights selected information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. Before making an investment decision, you should read carefully this entire prospectus supplement and the accompanying prospectus, including the documents incorporated by reference, the “Risk Factors” section included in this prospectus supplement, and the financial statements and related notes incorporated by reference herein. Unless this prospectus supplement indicates otherwise or the context otherwise requires (i) the terms “we,” “our,” “us,” “Stillwater” and “the Company” refer to Stillwater Mining Company and its consolidated subsidiaries, (ii) the term “Marathon PGM” refers to Marathon PGM Corporation and its consolidated subsidiaries and (iii) references to the “Marathon PGM Acquisition” mean our pending acquisition of all of the outstanding shares of Marathon PGM as described herein.

Overview

    Stillwater Mining Company is the largest producer of platinum group metals, or PGMs, in North America and the only primary PGM producer in the United States. We mine one of the highest grade PGM ore bodies in the world from a 28-mile geological formation in south central Montana known as the J-M Reef. We conduct mining operations at two operating mines on the J-M Reef, the Stillwater Mine near Nye, Montana and the East Boulder Mine near Big Timber, Montana. In addition to mining, our integrated operations include a smelting and refining complex as well as a growing recycling business located in Columbus, Montana. In 2009, we generated revenue, net loss and EBITDA of $394 million, $(9) million and $67 million. In the nine months ended September 30, 2010, we generated revenue, net income and EBITDA of $411 million, $34 million and $90 million. (See note 1 to our Summary Financial Information for a reconciliation of EBITDA to operating income.)

    On September 7, 2010, we announced that we entered into an arrangement agreement to acquire the PGM-copper assets of Marathon PGM Corporation, or Marathon PGM, for US$118 million in a 50:50 split of cash and Stillwater shares. Marathon PGM, based in Ontario, Canada, had proven and probable reserves of 3.1 million ounces of PGMs as of November 24, 2009. Assuming successful completion of exploration and development activities and issuance of full permitting, it is currently anticipated to support an annual production rate of approximately 200,000 ounces of PGMs per year beginning in 2014. The shareholders of Marathon PGM approved the transaction on November 15, 2010 and approval under the Investment Canada Act was received on November 23, 2010. Closing is expected to occur during or prior to the first week of December 2010, subject to satisfaction of all remaining closing conditions. If completed, the acquisition will expand our existing leverage to PGMs, while diversifying our ore body exposure beyond the J-M Reef.

Compelling PGM Industry Fundamentals

Projected market imbalance

    Industry analysts project that a combination of strong end-market demand and significant supply constraints will result in a growing market deficit in both palladium and platinum, reversing the market surplus that has existed in recent years. According to Steve Forrest Associates (“SFA”), a palladium net supply deficit is expected by the end of 2010 and a platinum net supply deficit is expected by the end of 2011. This net supply deficit (which includes an assumed 2.0 million ounce increase in combined palladium and platinum recycling volumes by 2018) is currently forecast by SFA to reach 2.6 million and 1.0 million ounces of palladium and platinum, respectively, by 2018.

Source:	SFA.
(1)	Represents net supply deficit inclusive of recycling volume.

Surging PGM demand driven by auto market

    Market demand dynamics in both palladium and platinum are driven by automotive demand and environmental regulations globally. Automobile manufacturing is increasing in the emerging economies, most notably in China, and is beginning to recover in the United States and Western Europe. According to SFA, automobile manufacturing worldwide is expected to grow at a compound annual growth rate exceeding 9% between 2010 and 2013, and in ten years is expected to reach a build rate of 100 million. The vast majority of this growth is expected by SFA to come from gasoline, followed by diesel and hybrid technologies, all of which use PGM-based catalytic converters. In parallel, emissions standards are tightening in both developed and emerging economies with catalytic converter loading requirements expanding. According to SFA, the automotive sector is expected to require an additional 2.9 million ounces of PGMs per year, net of recycling, by 2015. These additional ounces on their own represent an increase of approximately 22% to current industry estimates by SFA for 2010 global primary PGM production of 13.3 million ounces. In addition, SFA expects stable to robust demand to continue for other PGM end-uses, notably electronics, dental and chemical applications. Jewelry demand is highly influenced by PGM prices, declining as prices increase and increasing as prices decrease. Finally, in addition to fabrication demand for PGMs, palladium and platinum exchange-traded funds (“ETFs”) are creating meaningful incremental investment demand for PGMs. In 2010, according to SFA, palladium and platinum ETFs and investment are expected to result in demand for 1.4 million ounces of palladium and 0.8 million ounces of platinum, representing 23% and 14% of 2010 expected primary production, respectively.

Source:       SFA.

Mine supply constraints

    There are only a few known economically viable PGM ore bodies existing, all located in South Africa, Zimbabwe, Russia, Canada and the United States. Further, based on the SFA report, we believe that there are limited PGM expansions capable of meaningfully increasing primary PGM supply in the next few years. According to Johnson Matthey, South Africa and Russia will account for 58% and 29% of total global PGM production, respectively, in 2010. However, production in both countries presents challenges. South African production has been impacted by a number of issues, including ever-deepening mines, labor interruptions, electricity and water supply shortages, skill shortages and a strengthening currency. Russian PGM production is primarily generated as a byproduct of nickel where production is more dependent on nickel prices and outlook rather than PGM market dynamics.

Growing recycling supply insufficient to bridge supply deficit

   Although annual recycling production is expected by SFA to increase from an estimated 2.5 million PGM ounces in 2010 to an estimated 4.8 million PGM ounces in 2018, recycling is not projected by SFA to be sufficient to bridge the projected market imbalance. Despite this 2.0 million ounce projected increase of combined palladium and platinum recycling volumes, SFA stills forecasts the combined overall annual supply deficit of palladium and platinum to be approximately 3.6 million ounces by 2018. The primary drivers of a projected growth in recycling supply are two-fold: additional volume becoming available (i.e., used in catalytic converters) as a result of the positive price outlook for PGMs and expected improvement in recovery rates. Of those two drivers, volumes, in particular, are a potential constraining factor, both in terms of the actual number of catalytic converters made available for recycling, as well as the PGM mix in the catalytic converters themselves.

Source:       SFA.

Palladium benefits from unique growth drivers

   Within the broader PGM industry, we believe that there are several palladium-specific supply and demand factors that increase the attractiveness of palladium. For the first nine months of 2010, our production mix was 3.4 ounces of palladium to 1 ounce of platinum for a total PGM production volume of 364,000 ounces. On the demand side, there is no known effective substitute for PGMs in converting or reducing gasoline and diesel emissions in catalytic converters. However, palladium is becoming an increasing percentage of the PGM mix in gasoline catalytic converters as a result of its comparable performance capabilities to platinum and rhodium at a meaningfully lower price point. Further, recent technical changes are now allowing palladium to displace up to 50% of the platinum loading in diesel catalytic converters, which are estimated by Johnson Matthey to be close to 50% of all catalytic converters manufactured in Europe in 2010. Palladium prices have increased 60.5% since January 1, 2010 (as of November 23, 2010, based on the London Bullion Market Association afternoon fixing) as compared to 9.6% for platinum in the same period. Absent other factors, analysts expect the price differential between palladium and platinum to continue to narrow. As of November 23, 2010, that price differential has narrowed approximately 13% since January 1, 2010 and stood at 41%.

Our Competitive Strengths

Only North American PGM producer of scale

   We are the only primary producer of PGMs in the United States and the largest PGM producer outside of South Africa, Zimbabwe and Russia. We produced 407,000 ounces of palladium and 123,000 ounces of platinum in 2009, representing approximately 52% of North American and approximately 4% of global PGM production. Our geopolitical location positions us to benefit from a robust demand outlook for PGMs. Global PGM demand is forecast by SFA to grow at a compound annual growth rate of 8.7% from 2010 through 2012. North America, which accounted for 17.0% of global PGM demand in 2009, is forecasted by SFA to grow at a compound annual growth rate of 5.9% during that same period. Much of this growth is expected to be driven by increasing demand for automobile catalysts as a result of increased automobile production, which is expected by SFA to grow at a compound annual growth rate of 11.1% globally from 2010 through 2012. North America’s position as a net importer of PGMs places additional pressures on North American end-users to lock up supply. We believe we are well positioned to provide North American end-users with a certain and timely supply of PGMs.

High-grade, world class ore body with expansion opportunities

   Our two operating mines, Stillwater and East Boulder, access the east and west end of the 28-mile J-M Reef in Montana, which is one of the highest grade PGM ore bodies in the world. The ore grade of our reserve base is 0.50 troy ounces per ton at both mines, which compares favorably to a combined average of approximately 0.16 troy ounces per ton for the companies that we consider to be our global peers (Anglo Platinum, Anooraq, Aquarius, Impala, Lonmin and Northam Platinum), according to those companies’ public filings. Of note, we have identified two high-grade development projects adjacent to existing mines, Graham Creek and Blitz, which we believe present attractive opportunities assuming successful exploration. We believe the J-M Reef compares favorably to the two other major PGM ore bodies in the world: South Africa’s Bushveld Complex and Russia’s nickel mines. The Bushveld Complex is more heavily weighted to platinum and faces persistent operational challenges, including ever-deepening mines, labor interruptions, electricity and water supply shortages, skill shortages and a strengthening currency. Russia’s nickel mines produce PGMs, primarily palladium, as by-products, and production is more dependent on the price and outlook for nickel rather than for PGMs.

The proposed Marathon PGM acquisition, if consummated, will increase our reserves

   We believe the acquisition of Marathon PGM Corporation provides us with a significant opportunity to add a low-cost PGM-endowed deposits in North America to our existing portfolio. This acquisition expands our existing leverage to PGMs, while diversifying our ore body exposure beyond the J-M Reef. As of December 31, 2009, Marathon PGM reported optimized proven and probable reserves of 100.8 million tons containing 3.1 million ounces of PGMs. As of November 24, 2009, Marathon PGM reported proven mineral reserves of 76.4 million tons at an average grade of 0.910 grams of palladium per ton and 0.254 grams of platinum per ton, and probable reserves of 15.0 million tons at an average grade of 0.435 grams of palladium per ton and 0.147 grams of platinum per ton, representing in the aggregate, 91.4 million tons of proven and probable reserves at an average grade of 0.832 grams of palladium per ton and 0.237 grams of platinum per ton containing 3.1 million ounces of PGMs. This acquisition will increase our existing reserve base by approximately 15% and, assuming successful commercial launch, is expected to increase our annual production in 2014 by approximately 40%. See “— Recent Developments — Marathon PGM Acquisition.”

Leading, value-added recycling business

   We operate one of the largest PGM recycling businesses in North America. Our recycling business is designed to partially reduce our financial exposure to PGM prices in order to provide us with more stable margins and greater earnings consistency throughout economic cycles. We believe our recycling business is well-positioned to benefit from the projected robust demand outlook for PGMs. New operating facilities have been completed, including a new electric arc smelting furnace, a recycle crushing and sampling facility and an automated x-ray assay system. These structural improvements provide us with the ability to manage greater volumes while shortening the time required for processing, sampling and assaying the receipts of automobile catalyst materials.

Proven track record of successful initiatives

   Our management team has proven itself capable of successfully navigating our Company through economic cycles, most recently during the 2008-2009 global economic downturn. Beginning in the fourth quarter of 2008, our management team implemented a comprehensive cost reduction program focused on improving productivity and reducing costs at our mining operations. This program successfully combined a 50% reduction in our East Boulder Mine’s workforce with largely stable production. This resulted in productivity per worker, defined as total ounces produced divided by total number of employees, increasing from 366 ounces per employee in 2008 to 416 ounces per employee in 2009, a 13.7% increase. Our management team also implemented a significant reduction in capital spending without sacrificing the long-term continued development and expansion of our reserve base during low prices. Capital spending in 2010 is expected to be approximately $57 million compared to an average of $87 million from 2004-2008. We are planning to increase capital spending again beginning next year to develop the properties acquired in the Marathon transaction and to ensure continued development and expansion of our reserve base. This focus on efficiency of existing operations has also coincided with a commitment to continued mine development improvements, including focused exploration efforts that have maintained approximately 40 years of proven and probable reserves at current production rates.

Highly experienced and qualified management team

   Our senior management team consists of nine highly experienced and qualified individuals who have, on average, more than 31 years of experience in the natural resources sector. In particular, our Chairman and CEO Frank McAllister has been Chairman of the Board and CEO of the Company since 2001 and has over 44 years of experience in the mining sector. We also believe that there is considerable strength at depth below the executive level, including a highly experienced operational management group with significant expertise in PGM mining practices, particularly as it relates to the J-M Reef ore body. In conjunction with implementing the successful operational initiatives referenced above, management has maintained a disciplined focus on safety, yielding a significant improvement in the Company’s incident rate (measured by reportable incidents per 200,000 hours worked) Specifically, our management has helped reduce the Company’s incident rate by more than 71% since 2000. Our improved safety track record has contributed to the attraction and retention of employees. The employee turnover rate has been reduced from more than 25% in 2008 to approximately 7% in 2010 year to date. Our management has also focused on maintaining strict compliance with environmental regulations, while being proactively involved with local and regional environmental groups. This is reflected in our notable track record of environmental compliance over many years dating back to the startup of our mining operations.

RECENT DEVELOPMENTS

Marathon PGM Acquisition

   On September 7, 2010, we announced that we entered into an arrangement agreement to acquire the PGM-copper assets of Marathon PGM, a Canadian exploration company listed on the Toronto Stock Exchange. Marathon PGM holds a number of PGM-copper assets that are of particular interest to us, including the Marathon project in Ontario, Canada, located near the town of Marathon near the northern shore of Lake Superior. The feasibility study for this property contemplates production of about 200,000 ounces per year of palladium and platinum, along with about 37 million pounds per year of copper (which will be produced as a by-product and generate sales that will serve as a credit to substantially reduce the cash costs for production of PGMs), from an open-pit operation expected to be in production by 2014. The base economic case in the feasibility study assumed prices of $2.91 per pound for copper, $1,347 per ounce for platinum and $321 per ounce for palladium. Any significant decline in metal prices below these levels could adversely affect the economics of this project and lead to a reduction in ore reserves. Conversely, a significant increase in metal prices above these levels could have a favorable effect on ore reserves and project economics. The feasibility study anticipates an active mine life of approximately 12 years, although we believe there may be resource potential to extend the mine life. We anticipate construction costs for the mine to be approximately $400 million, to be funded out of our internally generated cash flow and supplemental external financing.

   In addition to the assumptions noted above with respect to future metal prices, the estimated Marathon PGM production data, mine life, construction cost and timing of commencement of operations are based on a number of assumptions, including assumptions regarding development costs, exchange rates, the timing of permit issuances by governmental agencies and other factors. These assumptions may prove incorrect and many of the factors that will impact actual production levels, costs and project timing are beyond our control. In addition, the information pertaining to Marathon PGM has been derived from Marathon PGM and its agents and was prepared prior to the consummation of our pending acquisition. While we have performed due diligence in connection with the pending acquisition and believe these statements to be accurate in all material respects, we do not possess the same degree of knowledge and understanding of the Marathon PGM properties as we do with respect to the mining properties we have owned and operated for a number of years. Accordingly, investors should not place undue reliance on the forward looking-information presented for the Marathon PGM project.

   The shareholders of Marathon PGM approved the transaction on November 15, 2010 and we received approval under the Investment Canada Act on November 23, 2010. Closing is expected to occur during or prior to the first week of December 2010, subject to satisfaction of all remaining closing conditions.

    In consideration for the acquisition of Marathon PGM, we will issue 0.112 shares of our common stock for each outstanding common share of Marathon PGM, totaling approximately 3,893,325 shares of our common stock. The measurement of the purchase consideration is based on the market price of $16.84 for each share of our common stock on September 30, 2010. Based on that price per share, the shares of our common stock to be issued would represent consideration of approximately $65.6 million at September 30, 2010. In addition to the shares of our common stock received, each Marathon PGM shareholder will receive Cd$1.775 in cash for each Marathon PGM common share. The Marathon PGM warrant holders will likewise have the right to receive Cd$1.775 in cash for each warrant exchanged. The cash consideration for the Marathon PGM common shares and warrants totals approximately $59.8 million.

Graham Creek and Blitz Resource Development Projects

    On November 17, 2010, we announced plans to proceed with two mine resource delineation and development projects along the Stillwater complex: the Graham Creek Project, immediately to the west of the East Boulder Mine, and the Blitz Project, immediately to the east of the Stillwater Mine. Both projects lie within the boundaries of existing mineral permits, and each would initially be serviced from existing mine infrastructure. Based on indications from historical surface delineation drilling in these areas, we are optimistic that both projects will ultimately add to our PGM reserves. We expect that our capital expenditure budget will be significantly higher in 2011 as we develop these projects and the Marathon project.

THE EXCHANGEABLE NOTES OFFERING

    UBS AG is offering its Mandatorily Exchangeable Notes due June 15, 2012 (the “exchangeable notes”), mandatorily exchangeable for up to a maximum of 9,800,000 shares of our common stock (or a maximum of 11,250,000 shares of our common stock if the over-allotment option granted to the underwriter of the exchangeable notes offering is exercised in full). On the maturity date for the exchangeable notes, UBS AG, as issuer of the exchangeable notes, will exchange the exchangeable notes for shares of our common stock, cash or a combination of cash and shares of our common stock generally based on a formula linked to the daily closing price of our common stock during an averaging period preceding the maturity date. In no event will the number of shares of our common stock, if any, deliverable by UBS AG upon exchange of the exchangeable notes exceed the maximum of 9,800,000 shares of our common stock (or the maximum of 11,250,000 shares of our common stock if the over-allotment option granted to the underwriter of the exchangeable notes offering is exercised in full) in each case, subject to adjustment as described in the prospectus supplement for the exchangeable notes offering. We will have no obligation under the exchangeable notes to deliver any shares of our common stock to UBS Securities LLC, UBS AG, any holder of the exchangeable notes or any other person.

   In connection with the exchangeable notes offering, the selling stockholder expects to sell an aggregate of 7,840,000 shares of our common stock (or up to an aggregate of 9,000,000 shares of our common stock if the over-allotment option granted to the underwriter of the exchangeable offering is exercised in full) to UBS Securities LLC or an affiliate thereof. The underwriter expects that the shares of common stock purchased from the selling stockholder (which may include shares of common stock purchased by the forward counterparty from UBS Securities LLC (or its affiliate) and subsequently delivered to UBS AG pursuant to the forward transaction described below) will be delivered by UBS AG to holders upon exchange of the exchangeable notes and, under certain circumstances described herein, to UBS Securities LLC.

    We will not receive any of the proceeds from the sale of the exchangeable notes or the sale of the shares of our common stock by the selling stockholder.

   The exchangeable notes are being sold in an offering described in a separate prospectus supplement and accompanying prospectus of UBS AG. This prospectus supplement relates only to the shares of our common stock that may be delivered by UBS AG (which may include shares of our common stock purchased by the forward counterparty from UBS Securities LLC (or its affiliate) and subsequently delivered to UBS AG pursuant to the forward transaction described below) as described in the prospectus supplement for the exchangeable notes. We take no responsibility for any information included in or omitted from the prospectus supplement and accompanying prospectus for the exchangeable notes. That prospectus supplement and the accompanying prospectus of UBS AG do not constitute a part of this prospectus supplement or the accompanying prospectus.

CONCURRENT TRANSACTIONS

   In a concurrent offering (the “concurrent offering”), the selling stockholder is offering 37,000,000 shares of our common stock (plus up to an additional an additional 3,813,222 shares of our common stock pursuant to the over-allotment option granted to the underwriters of the concurrent offering), pursuant to an underwritten public offering in which UBS Securities LLC is acting as an underwriter. The closing of the exchangeable notes offering is not contingent upon the closing of the concurrent offering, and the closing of the concurrent offering is not contingent upon the closing of the exchangeable notes offering.

   In connection with the exchangeable notes offering, UBS AG expects to enter into a residual value agreement (the “residual value agreement”) with UBS Securities LLC as described in the prospectus supplement for the exchangeable notes. In addition, in connection with the exchangeable notes offering, UBS AG (or an affiliate thereof) expects to enter into a privately negotiated forward transaction (the “forward transaction”) relating to our common stock with Credit Suisse International or an affiliate thereof (the “forward counterparty”). The terms of the forward transaction (other than the notional number of shares of our common stock underlying such transaction) will generally reflect the economic terms of the exchangeable notes.

   We understand that UBS AG expects to hedge its obligations under the exchangeable notes through UBS AG or one or more of its affiliates. In addition, the forward counterparty (or an affiliate thereof) expects to hedge its obligations under the forward transaction. Neither we nor the selling stockholder will exercise any control or discretion over this hedging activity. This hedging activity will likely involve trading in our common stock or in other instruments, such as options or swaps, based upon our common stock, and may include sales of common stock acquired by UBS Securities LLC as described in the prospectus supplement for the exchangeable notes. This hedging activity could affect the market price of our common stock, including by depressing it. In addition, hedging activity by market participants and sales of our common stock related to the exchangeable notes, and/or the expectation of distributions of our common stock, in each case, during a period preceding the maturity of the exchangeable notes, could depress the market price of our common stock. See “Risk Factors — Risks Related to the Exchangeable Notes Offering.”

    Assuming the completion of both the exchangeable notes offering and the concurrent offering, the selling stockholder will hold approximately 5.1% of our outstanding common stock (or none of our outstanding common stock if the over-allotment options granted to the underwriter of the exchangeable notes offering and the underwriters of the concurrent offering are both exercised in full). However, the selling stockholder will still own $80 million aggregate principal amount of our 1.875% Convertible Series Notes due 2028, which are convertible into up to 3,402,807 shares of our common stock.

SUMMARY FINANCIAL INFORMATION

    The following table sets forth summary historical financial data which should be read in conjunction with our consolidated financial statements and the notes thereto incorporated by reference into this prospectus supplement. The summary balance sheet data as of December 31, 2009, 2008 and 2007 and the summary statement of operations and summary cash flow data for each of the years in the three-year period ended December 31, 2009 have been derived from the audited consolidated financial statements and related notes incorporated by reference into this prospectus supplement. The summary balance sheet data as of September 30, 2010 and 2009 and the summary statement of operations and summary cash flow data for the nine month periods ended September 30, 2010 and 2009 have been derived from our unaudited consolidated financial statements and related notes incorporated by reference into this prospectus supplement.

	Nine Months Ended		Year Ended
	September 30,		December 31,
	2010	2009	2009	2008	2007
(Dollars in thousands, except per share data)

Summary Operating Information
Mine Production	$275,991	$226,691	$306,892	$360,364	$331,277
PGM Recycling	130,591	60,166	81,788	475,388	326,394
Other	4,622	5,752	5,752	19,980	15,365
Total revenues	411,204	292,609	394,432	855,732	673,036

Costs of metal sold	297,605	218,103	290,801	752,036	579,798
Depreciation and amortization	53,209	52,801	70,417	82,984	82,538
Total costs of revenues	350,814	270,904	361,218	835,020	662,336
Marketing	1,679	1,602	1,987	5,705	5,586
General and administrative	21,714	18,770	25,080	26,712	22,879
(Gain) / loss on disposal of property, plant and
equipment	(179)	602	689	196	(180)
Total costs and expenses	374,028	291,878	390,144	973,090	690,621
Operating income (loss)	37,176	731	4,288	(117,358)	(17,585)
Other income (expense)
Other	(11)	76	79	144	236
Interest income	1,569	1,471	1,846	11,103	11,705
Interest expense	(4,902)	(5,182)	(6,801)	(9,718)	(11,269)
Induced conversion loss	-	-	(8,097)	-	-
Income (loss) before income tax provision	33,832	(2,904)	(8,685)	(115,829)	(16,913)
Income tax provision	-	-	30	32	-
Net income (loss)	33,832	(2,904)	(8,655)	(115,797)	(16,913)
Other comprehensive income (loss) , net of tax	(378)	139	70	5,865	9,578
Comprehensive income (loss)	$33,454	$(2,765)	$(8,585)	$(109,932)	$(7,335)

Weighted average common shares outstanding
Basic	97,531	94,257	94,852	93,025	92,016
Diluted	98,685	94,257	94,852	93,025	92,016
Basic earnings (loss) per share	0.35	(0.03)	(0.09)	(1.24)	(0.18)
Diluted earnings (loss) per share	0.34	(0.03)	(0.09)	(1.24)	(0.18)

Summary Balance Sheet Information
Cash and cash equivalents	$56,692	$181,126	$166,656	$161,795	$61,436
Investments, at fair market value	202,260	18,997	34,515	18,994	27,603
Inventories	95,456	75,135	88,967	72,038	118,300
Trade receivables	6,016	2,157	2,073	2,369	12,144
Deferred income taxes	18,951	18,142	18,130	17,443	4,597
Other current assets	7,893	9,348	8,680	9,756	6,092

	Nine Months Ended		Year Ended
	September 30,		December 31,
	2010	2009	2009	2008	2007
Total current assets	387,268	304,905	319,021	282,395	258,568
Restricted cash	38,070	35,945	38,045	35,595	5,885
Property, plant and equipment, net	340,596	371,934	358,866	393,412	465,054
Other noncurrent assets	12,304	9,720	9,263	11,487	12,537
Total assets	778,238	722,504	725,195	722,889	742,044
Total current liabilities	52,403	48,188	49,476	55,108	68,974
Long-term debt	196,002	210,970	195,977	210,947	126,841
Other liabilities	39,499	36,476	32,931	35,680	29,188
Total liabilities	287,904	295,634	278,384	301,735	225,003
Total stockholders’ equity	490,334	426,870	446,811	421,154	517,041

Summary Cash Flow Information
Net cash provided by operating activities	$95,317	$51,681	$59,672	$114,243	$56,422
Net cash used in investing activities	(205,787)	(32,253)	(54,723)	(74,567)	(80,967)
Net cash (used in) provided by financing
activities	506	(97)	(88)	60,683	(2,379)

Other Data
EBITDA (1)	$90,206	$54,134	$76,564	$71,279	$64,773
____________________

(1)       The following table reconciles EBITDA to operating income:

	Nine Months Ended		Year Ended
	September 30,		December 31,
	2010	2009	2009	2008	2007
(Dollars in thousands, except per share data)

Operating income (loss)	$37,176	$731	$4,288	$(117,358)	$(17,585)
Loss on long-term investments	-	-	-	-	-
Loss/(gain) on disposal of property, plant
and equipment	(179)	602	689	196	(180)
Impairment of property, plant and
equipment	-	-	-	67,254	-
Loss on advances on inventory purchases	-	456	456	25,999	-
Loss on trade receivables	-	595	595	3,410	-
Impairment of long-term investments	-	119	119	3,374	-
Restructuring	-	-	-	5,420	-
Adjusted operating income (loss)	36,997	2,503	6,147	(11,705)	(17,765)
Depreciation and amortization	53,209	52,801	70,417	82,984	82,538
EBITDA	$90,206	$55,304	$76,564	$71,279	$64,773

THE OFFERING

Issuer	Stillwater Mining Company

Common stock offered by the selling stockholder	7,840,000 shares

Over-allotment option	UBS Securities LLC or an affiliate thereof may purchase from the selling stockholder, within a period of 13 days beginning on, and including, the date UBS AG first issues the exchangeable notes, up to an additional 1,160,000 shares of our common stock if the over-allotment option granted to the underwriter of the exchangeable notes offering is exercised in full.

Common stock outstanding after this offering and the concurrent offering	97,867,420 shares1

Common stock to be held by the selling stockholder after this offering and the concurrent offering	4,973,222 shares (or no shares if the underwriters exercise their over-allotment option in full). Additionally, the selling stockholder is the beneficial owner of up to 3,402,807 shares issuable upon conversion of $80 million aggregate principal amount of our 1.875% Convertible Senior Notes due 2028.

Dividends	We have never declared nor paid cash dividends on our common stock and have no current intention to do so in the foreseeable future. We review our dividend policy periodically and the declaration of any future dividends will be at the discretion of our board of directors and will depend upon our earnings, financial condition, current and anticipated cash needs, contractual restrictions, restrictions imposed by applicable law and other factors that our board of directors deems relevant. See “Price Range of Our Common Stock and Dividend Policy” in this prospectus supplement.

Use of proceeds	We will not receive any of the proceeds from the shares of our common stock sold in this offering, from the exchangeable notes offering or from the concurrent offering. See “Use of Proceeds,” “Selling Stockholder” and “Underwriting” in this prospectus supplement.

Risk factors	Investing in our common stock involves risks. Potential investors are urged to read and consider the risk factors set forth under “Risk Factors” in this prospectus supplement as well as other information we include or incorporate by reference in this prospectus supplement and the accompanying prospectus.

New York Stock Exchange symbol	“SWC”

____________________

1	The number of shares to be outstanding after consummation of this offering and the concurrent offering is based on 97,867,420 shares of common stock outstanding as of September 30, 2010 and excludes (i) 624,596 shares issuable upon exercise of options and 1,498,089 shares reserved for future issuance under our incentive plans and (ii) 3,893,325 shares issuable upon closing of the Marathon PGM acquisition.

RISK FACTORS

     An investment in shares of our common stock involves risks. You should carefully consider the following risk factors and other information contained in this prospectus supplement and the accompanying prospectus, including the information incorporated by reference in each, before making an investment decision.

Risks Related to the Company

   Vulnerability to metals price volatility—changes in supply and demand could reduce market prices.

     Because our sole source of revenue is the sale of platinum group metals, changes in the market price of platinum group metals may significantly affect profitability. Many factors beyond our control influence the market prices of these metals. These factors include global supply and demand, speculative activities (including relative demand for ETFs holding PGMs) international political and economic conditions, currency exchange rates, and production levels and costs in other PGM-producing countries, principally Russia and South Africa.

     Our primary business remains the mining of PGMs. As a comparatively low-margin producer in our industry, given our high palladium to platinum ratio relative to the South African mines, over the years we have continued to focus on ways to lower our mining costs and improve mining productivities. In response to the low-PGM price environment that prevailed through much of 2009, we restructured the business to focus on maintaining cash and remaining in a position to take advantage of improved pricing, if and when that should occur. While PGM prices since then have increased and our mining costs have declined, any return to lower PGM prices would impair our operating margins and cash flow.

     The sharply lowered PGM prices in 2009 also had a negative effect on our recycling segment, which in stronger markets has proven to be a profitable ancillary business that utilizes available capacity in the smelting and refining facilities. Following the steep drop in PGM prices and amid doubts as to collectability under various commitments with suppliers, at the end of 2008 we wrote off $26.0 million of advances to suppliers in our recycling business. The economic downturn has demonstrated that the level of activity in the recycling business is very sensitive to changes in PGM prices. We have since restructured our recycling business model in an effort to reduce our financial exposure in this business, while at the same time continuing to support and foster the recycling segment. While we now believe that we have substantially reduced our exposures within this business, there can be no assurance that we will not incur losses in the future on these activities.

     Over the last few years, the market price of palladium has been extremely volatile. After reaching a record high price level of $1,090 per ounce in January 2001, the price of palladium declined over a 27-month period until hitting a low of $148 per ounce in April 2003. Thereafter, the price gradually recovered, posting a high of $582 per ounce in April 2008 and then declining sharply to a low of $164 per ounce in December 2008. Palladium prices recovered during 2009, ending the year at $393 per ounce and have generally continued to rise in 2010. As of November 23, 2010, the market price of palladium (based on the London Bullion Market Association afternoon fixing) was $674 per ounce.

     The market price of platinum trended generally upward from $440 per ounce at the end of 2001 to $1,530 at the end of 2007. In late January 2008, following the announcement of electrical power shortages in South Africa, the price rose sharply, peaking in March 2008 at $2,273 per ounce in London. Thereafter, the price declined steeply as the economy deteriorated in the second half of 2008, hitting a low of $756 per ounce before ending 2008 at $898 per ounce. During 2009, prices generally recovered, and platinum ended the year quoted in London at $1,461 per ounce. As of November 23, 2010, the London Bullion Market Association afternoon fixing for platinum was $1,640 per ounce.

     A prolonged or significant economic contraction in the United States or worldwide could put downward pressure on market prices of PGMs, particularly if demand for PGMs were to decline in connection with reduced automobile demand and more restricted availability of investment credit. If other producers or investors release substantial volumes of platinum group metals from stockpiles or otherwise, the increased supply could reduce the prices of palladium and platinum. Changes in currency exchange rates, and particularly a significant weakening of the South African rand, could reduce relative costs of production and improve the competitive cost position of South African PGM producers. This in turn could make additional PGM investment attractive in South Africa and reduce the worldwide competitiveness of our North American operations.

     Reductions in PGM prices would adversely affect our revenues, profits and cash flows. Protracted periods of low metal prices could significantly reduce revenues and the availability of required development funds, particularly after our remaining supply agreement expires at the end of 2010, to levels that could cause portions of our ore reserves and production plan to become uneconomic. This could cause substantial reductions to PGM production or suspension of mining operations, impair asset values, and reduce our proven and probable ore reserves.

     Extended periods of high commodity prices may create economic dislocations that may be destabilizing to PGM supply and demand and ultimately to the broader markets. Periods of high PGM market prices generally are beneficial to our current financial performance. However, strong PGM prices also create economic pressure to identify or create alternate technologies that ultimately could depress future long-term demand for PGMs, and at the same time may incentivize development of otherwise marginal mining properties. Similarly, markets for PGM jewelry are primarily driven by discretionary spending that tends to decline during periods of high prices and may drive the industry toward developing new, more affordable jewelry materials. See “–– Users of PGMs may reduce their consumption and substitute other materials for palladium and platinum” for additional discussion of these risks.

We depend upon a few customers and our sales and operations could suffer if we lose any of them or fail to renew agreements with them.

     We are party to a sales agreement with Ford Motor Company for palladium and platinum produced from our mines which is scheduled to expire at the end of 2010. For more information about our sales agreements, see “ Business –– PGM Sales and Hedging Activities.” For additional discussion of hedging risks, see “Risk Factors –– Hedging and sales agreements could limit the realization of higher metal prices.”

     Our sales agreement with Ford in total represented about 53.4% of our 2009 revenues and 48% of our revenues for the nine month period ended September 30, 2010. Under the agreement, we currently have committed 80% of our mined palladium production and 70% of our mined platinum production through 2010. Metal sales are priced at a modest discount to market, with floor and ceiling prices that apply to all or a portion of the sales. Accordingly, we benefit if the market price drops below the floor price of the agreement but are unable to realize the full market price if the market price exceeds the ceiling price of the agreement. The Ford agreement will expire at the end of 2010. We believe the Ford agreement is unlikely to be renewed or replaced with an agreement having similar price floors and ceilings, and if not we will be directly dependent on PGM market prices, without the price protection or risk due to the floors and ceilings in the current agreement. Should we be unable to renew the Ford agreement on similar terms and if the market price of PGMs subsequently proves insufficient to cover our operating and capital costs of production, then our operations might have to be curtailed, suspended or closed. Thus, termination of the Ford supply agreement could have a material adverse effect on us.

     In any sales agreement, we are subject to the customer’s compliance with the terms of the agreement, its ability to terminate or suspend the agreement and the customer’s willingness and ability to pay. In the event we become involved in a disagreement with our customer, their compliance with the associated agreements may be at risk. In such an event, our operating plans could be threatened. Thus, termination or breach by a customer could adversely impact our operations and financial results.

Reliance on third parties for sourcing of recycling materials and the concentration of recycling sources creates the potential for losses.

     We have available smelter and base metal refinery capacity and purchase catalyst materials from third parties for recycling activities to recover PGMs. We have entered into sourcing arrangements for catalyst material with several suppliers. We are subject to the suppliers’ compliance with the terms of these arrangements and their ability to terminate or suspend the agreement. Should one of these sourcing arrangements be terminated, we could suffer a loss of profitability as a result of the termination. This loss could negatively affect our business, financial condition and results of operations. Similarly, these suppliers source material from various third parties in a competitive market, and there can be no assurance of the suppliers’ continuing ability to source material on our behalf at current volumes and prices. Any continuing issue associated with the suppliers’ ability to source material could have an adverse effect on our profitability.

     Under these sourcing arrangements, we may from time to time advance cash to support the purchase and collection of these spent catalyst materials. These advances are reflected as advances on inventory purchases and included in other assets on our balance sheet until such time as the material has been received and title has transferred to us. In some cases, we have a security interest in the materials that the suppliers have procured but we have not yet received. However, a portion of the advances are unsecured and the unsecured portion of these advances is fully at risk.

     Following the sharp decline in PGM prices during the second half of 2008, the volume of spent catalyst material received from our recycling suppliers diminished significantly. This was an industry-wide trend in which some of the suppliers incurred significant inventory losses, and a few even exited the business. Following the decline in PGM prices and doubts as to collectability under various commitments with suppliers, the 2009 and 2008 recycling results included write-downs of $0.5 million and $26.0 million, respectively, of advances to suppliers in its recycling business. Subsequently, we have restructured our recycling business model in an effort to reduce the need for unsecured advances. However, there can be no assurance that we will not incur additional recycling losses in the future.

     We also customarily enter into fixed forward sales and financially settled forward contracts for metal produced from recycling of catalysts, typically at the time the catalyst material is purchased. For our fixed forward sales related to recycling of catalysts, we are subject to the customers’ compliance with the terms of the agreements, their ability to terminate or suspend the agreements and their willingness and ability to pay. The loss of any of these agreements, the inability to meet our expected production levels or failure of a counterparty to perform could require us to sell or purchase the contracted metal, potentially at a loss in the open market.

     Our recycling segment generates supplemental earnings and cash flow to help support the economics of the mining business when PGM prices are low. The economics of the recycling segment to a large extent have been regarded as incremental within the processing operations, with the result that recycling volumes have attracted only an incremental share of the processing costs. Volumes of recycling materials available in the marketplace diminished substantially in response to the drop in PGM prices in late 2008 and early 2009. These lower recycling volumes result in less earning and cash flow from the recycling segment, and therefore less economic support for the mining operations.

     The recycling segment in turn depends upon the copper and nickel produced from mine concentrates to extract the PGMs in recycled material within our processing facilities. Should it become necessary at any point to reduce or suspend operations at the mines, the proportion of processing costs allocated to the recycling segment would increase substantially, making the recycling segment less profitable. Further, the ability to operate the smelter and refinery without significant volumes of mine concentrates has never been demonstrated and would likely require modification to the processing facilities. There is no assurance that the recycling facilities can operate profitably in the absence of significant mine concentrates, or that capital would be available to complete necessary modifications to the processing facilities.

We may be competitively disadvantaged as a primary PGM producer with a preponderance of palladium.

     Our products compete in a global market place with the products of other primary producers of PGMs and with companies that produce PGMs as a by-product. In many cases, the other primary producers mine ore reserves with a higher ratio of platinum to palladium than us and as a result enjoy higher average realizations per ounce than us. We also compete with mining companies that produce PGMs as a by-product of their primary commodity, principally nickel.

     Because our U.S. based cost structure is denominated in dollars, if the U.S. dollar strengthens relative to other currencies, our competitors may still operate profitably, while we may not. Furthermore, non-primary producers of PGMs who regard PGMs as a by-product will generally continue to produce and sell PGMs when prices are low, as PGMs are not their principal commodity.

Achievement of our production goals is subject to uncertainties.

     Based on the complexity and uncertainty involved in operating underground mines, it is challenging to provide accurate production and cost forecasts. We cannot be certain that either the Stillwater or the East Boulder mine will achieve the production levels forecasted or that the expected operating cost levels will be achieved or that funding will be available from internal and external sources in requisite amounts or on acceptable terms to sustain the necessary ongoing development work. Failure to achieve our production forecast negatively affects our revenues, profits and cash flows. As the extent of underground operations continues to expand at depth and horizontally, it is likely that operating costs will increase unless employee productivity is increased commensurately.

     Also, as additional underground infrastructure is constructed, amortization expense may increase unless additional ore reserves are identified. Such increased costs could adversely affect our profitability.

     The East Boulder Mine commenced commercial operations in 2002 and has never reached its original planned 2,000 ton-per-day operating rate on a sustainable basis. Ore grades at the East Boulder Mine also are typically lower than comparable grades at the Stillwater Mine. Partially as a result, production costs per ounce at the East Boulder Mine have generally been significantly higher than at the Stillwater Mine. We have put in place various operating plans and programs that are intended to reduce production costs at both the East Boulder and Stillwater mines, but there can be no assurance that these plans and programs will be sufficient to maintain economic operations, and actual production, cash operating costs and economic returns achieved in the future may differ significantly from those currently estimated or those established in future studies and estimates. Because cash costs per ounce and economic returns depend on ore grade and the mix of stope being mined, cash costs can be higher from quarter to quarter, as was the case in the third quarter of 2010.

     During 2007 and 2008, attrition rates at the Stillwater and East Boulder mines exceeded already high historical experience, resulting in shortages of skilled miners and disruptions to mining efficiency. With the more difficult economic conditions during 2009, we saw these attrition rates decline to levels well below the historical trend, with accompanying improvements in productivity. While we believe that the improvements in productivity realized during 2009 were attributable to more than just a more stable workforce, if the economy recovers significantly in the future, the competition for skilled miners may resume and we may see our employee attrition rates increase. This in turn could prove disruptive to our workforce and result in lower productivity and higher costs. See “–– Limited availability of additional mining personnel and uncertainty of labor relations may affect our ability to achieve our production targets” below for further discussion of this and related issues.

Ore reserves are very difficult to estimate and ore reserve estimates may require adjustment in the future; changes in ore grades, mining practices and economic factors could materially affect our production and reported results.

     Ore reserve estimates are necessarily imprecise and depend to some extent on statistical inferences drawn from limited drilling, which may prove unreliable. Reported ore reserves are comprised of a proven component and a probable component. For proven ore reserves, distances between samples can range from 25 to 100 feet, but are typically spaced at 50-foot intervals both horizontally and vertically. The sample data for proven ore reserves consists of survey data, lithologic data and assay results. We enter this data into a 3-dimensional modeling software package, where it is analyzed to produce a 3-dimensional solid block model of the resource. The assay values are further analyzed by a geostatistical modeling technique (kriging) to establish a grade distribution within the 3-dimensional block model. Dilution is then applied to the model and a diluted tonnage and grade is calculated for each block.

     Probable ore reserves are based on longer projections, up to a maximum radius of 1,000 feet beyond the limit of existing drill-hole sample intercepts of the J-M Reef obtained from surface and underground drilling. Statistical modeling and established continuity of the J-M Reef as determined from results of mining activity to date support our technical confidence in estimates of tonnage and grade over this projection distance. Where appropriate, projections for the probable ore reserve determination are constrained by any known or anticipated restrictive geologic features. The probable ore reserve estimate of tons and grade is based on the projection of factors calculated from adjacent proven ore reserve blocks or from diamond drilling data where available. The factors consist of a probable area, proven yield in tons per foot of footwall lateral, average grade and percent mineable. The area is calculated based on projections up to a maximum of 1,000-feet from known drill contacts; the proven yield (in tons per foot of footwall lateral) and grade are calculated based on long-term proven ore reserve results in adjacent areas; and the percent mineable is calculated based on long-term experience from actual mining in adjacent areas. Contained ounces are calculated based on area divided by 300 (square feet) times proven yield in tons per foot of footwall lateral times grade (ounces per ton) times percent mineable (%). As a result, probable ore reserve estimates are less reliable than estimates of proven ore reserves. Both proven and probable ore reserve projections are also limited where appropriate by certain modifying factors, including geologic evidence, economic criteria and mining constraints.

     Actual period-to-period conversion of probable ore reserves to proven ore reserves may result in increases or decreases to the total reported amount of ore reserves. Conversion, an indicator of the success in upgrading probable ore reserves to proven ore reserves, is evaluated annually as described under “Business — Proven and Probable Ore Reserves.” Conversion rates are affected by a number of factors, including geological variability, quantity of tonnage represented by the period drilling, applicable mining methods and changes in safe mining practices, economic considerations and new regulatory requirements.

     The following table illustrates the conversion rates of probable to proven ore reserve tons realized by year from 2000 through 2009:

	Historic
Year ended	Weighted
December 31,	Average (2)	2009	2008	2007	2006	2005	2004	2003	2002	2001	2000
(in percent)
Stillwater Mine	90	83	74	68	94	101	62	52	71	104	111
East Boulder Mine (1)	95	24	71	107	91	110	125	86	91	88	*
____________________

(1)	The East Boulder Mine commenced full-time commercial production on January 1, 2002.

(2)	Historic Weighted Average period is 1997 to 2009.

     Ore reserve conversion has trended below 100% at both mines in recent years. The very low conversion at the East Boulder Mine in 2009 is not statistically significant, as almost no development work was done in that year. Conversion may also be affected by the choice of mining methods applied in each area and by the statistical variability of ore yield in different zones within the mine. In recent years the Stillwater Mine has been developing through a highly variable zone on the west end of the mine in order to access the Lower West area, where ore yields are expected to be much more consistent. This variable zone has been demonstrated to include extensive stretches that are essentially barren of ore, interspersed with occasional ore pockets that are high grade and of substantial size. While we believe that once through this variable zone our conversion success will improve substantially, there can be no assurance at this time that we will actually realize that improvement. If the improvement does not materialize, we may need to reduce our reported probable reserves to reflect the lower conversion we have experienced.

     Ore reserve estimates are expressions of professional judgment based on knowledge, experience and industry practice. We cannot be certain that our estimated ore reserves are accurate, and future conversion and production experience could differ materially from such estimates. Should we encounter mineralization or formations at any of our mines or projects different from those predicted by drilling, sampling and similar examinations, reserve estimates may have to be adjusted and mining plans may have to be altered in a way that might adversely affect our operations. Declines in the market prices of platinum group metals may render the mining of some or all of our ore reserves uneconomic. The grade of ore may vary significantly from time to time and between the Stillwater Mine and the East Boulder Mine, as with any mining operation. We cannot provide assurance that any particular quantity of metal may be recovered from the ore reserves. Moreover, short-term factors relating to the ore reserves, such as the availability of production workplaces, the need for additional development of the ore body or the processing of new or different ore types or grades, may impair our profitability in any particular reporting period.

     As discussed above, ore reserve estimates are imprecise and depend to some extent on statistical inferences drawn from limited drilling, which may prove unreliable. In addition, a report by Pincock, Allen & Holt based on their independent review of our operations in March 2010 indicated that in their opinion our procedures for defining probable reserves differ from industry standard practice. Thus, others could very likely conclude that our reserves pose a larger risk to an investment in us than is implied by the use of the term “probable.”

An extended period of low PGM prices could result in a reduction of ore reserves and potential further asset impairment charge.

     We review and evaluate our long-lived assets for impairment when events and changes in circumstances indicate that the related carrying amounts of our assets may not be recoverable. Impairment is considered to exist if the total estimated future cash flows on an undiscounted basis are less than the carrying amount of the asset. Estimations of future cash flows take into account estimates of recoverable ounces, PGM prices (considering current and historical prices, long-term sales contract prices, price trends and related factors), production levels and capital and reclamation expenditures, all based on life-of-mine plans and projections.

     If we determine that the carrying value of a long-lived asset is not recoverable and the asset is impaired, then we must determine the fair value of the impaired asset. If fair value is lower than the carrying value of the assets, then the carrying value must be adjusted down to the fair value. If the fair value of the impaired asset is not readily determinable through equivalent or comparable market price information, we normally engage the services of third-party valuation experts to develop or corroborate fair value assessments.

     Were we to experience a prolonged period of low PGM prices adversely affecting the determination of ore reserves, we could face one or more impairment adjustments. Assumptions underlying future cash flows are subject to risks and uncertainties. Any differences between projections and actual outcomes for key factors such as PGM prices, recoverable ounces, and/or our operating performance could have a material effect on our ability to recover the carrying amounts of our long-lived assets, potentially resulting in impairment charges in the future. We estimated as of December 31, 2009, that the combined long-term PGM market price level below which ore reserves start to be constrained economically was about $400 per ounce. See “Business — Proven and Probable Ore Reserves” for a chart illustration.

     As in past years, we engaged Behre Dolbear & Company (USA), Inc., or Behre Dolbear, at December 31, 2009, as third-party independent geological experts to review and express their opinion on our reserve calculations. We perform our ore reserve economic assessment using a twelve-quarter trailing price in order to level out short-term volatility in metals prices, viewing the twelve-quarter trailing average as a reasonable surrogate for long-term future PGM prices over the period when the reserves will be mined. Our combined twelve-quarter trailing weighted average price for platinum and palladium at December 31, 2009 was about $556 per ounce. At this price, our geologic ore reserves at each mine can be shown to generate (undiscounted) positive cash flow over the life of the reserve. Consequently, our ore reserves were not constrained economically at December 31, 2009.

     It is important to note that, if PGM prices were to fall for an extended period, the trailing twelve-quarter price would gradually decline. Following our methodology, there can be no assurance that our reported proven and probable ore reserves will not be constrained economically in the future.

Users of PGMs may reduce their consumption and substitute other materials for palladium and platinum.

     High PGM prices may lead users of PGMs to seek substitutes for palladium and platinum or to reduce the amounts of these metals they consume. The automobile, jewelry, electronics and dental industries are the largest consumers of palladium. Palladium demand in these applications is sensitive to market prices. In response to supply concerns and high market prices for palladium, automobile manufacturers in the past have sought more efficient configurations that allow them to “thrift down” the amount of PGMs they consume in any particular catalytic converter. There has been some substitution of other metals for palladium in electronics and dental applications in periods of high palladium prices. High platinum prices likewise tend to reduce demand for platinum. The principal uses for platinum are in the automobile and chemical industries and for jewelry. Substitution in all of these industries may increase significantly and discretionary consumption may decline if platinum market prices rise or if supply becomes constrained. Identification of significant substitutes for these metals, particularly in automotive catalysts, could result in a material and sustained PGM price decrease, which would negatively affect our revenues and profitability.

     High PGM prices will continue to drive users toward ever more efficient utilization of PGMs. As already noted, the development of new flow geometries and substrate configurations have resulted in “thrifting down” the amount of PGMs in catalytic converters required to meet emission standards. Recently, apparently in response to high PGM prices, certain PGM consumers have announced new nanotechnology applications that may allow further significant reductions in the volume of PGMs required in each catalytic converter. These emerging applications, although to an extent offset by increasingly stringent emissions regulations, could tend to drive down PGM demand in the future and result in lower PGM prices.

     To the degree that existing and future environmental regulations tend to create disincentives for the use of internal combustion engines, demand for platinum and palladium in automotive catalytic converters could be reduced. This in turn could drive down PGM prices and could impair our financial performance.

If we are unable to obtain surety coverage to collateralize our reclamation liabilities, operating permits may be affected.

     We are required to post surety bonds, letters of credit, cash or other acceptable financial instruments to guarantee the future performance of reclamation activities at the Stillwater and East Boulder mines. The total availability of bonding capacity from the U.S. insurance industry has declined in recent years and the cost of such capacity has at times increased. Should increased bonding requirements be imposed in the future and we find ourselves unable to obtain the required bonds or otherwise provide acceptable surety, the ability to operate under existing operating permits would likely be curtailed, which could have a significant adverse effect on our operations.

Mining risks and potential inadequacy of insurance coverage – our business is subject to significant risks that may not be covered by insurance.

     Underground mining and milling, smelting and refining operations involve a number of risks and hazards, including:
  unusual and unexpected rock formations affecting ore or wall rock characteristics,

  ground or slope failures,

  cave-ins, ground water influx, rock bursts and other mining or ground-related problems,

  environmental hazards,

  industrial accidents,

  organized labor disputes or work slow-downs,

  metallurgical and other processing, smelting or refining problems,

  wild fires, flooding and periodic interruptions due to inclement or hazardous weather conditions or other acts of God,

  mechanical equipment failure and facility performance problems, and availability and cost of critical materials, equipment and skilled manpower.
     Such risks could result in damage to, or destruction of, mineral properties or production facilities, personal injury or death, environmental damage, delays in mining or processing, monetary losses and possible legal liability. Several fatal accidents and other non-fatal serious injuries have occurred at our mines since operations began in

1986. Future industrial accidents or occupational disease occurrences could have a material adverse effect on our business and operations. We cannot be certain that our insurance will cover certain risks associated with mining or that we will be able to maintain insurance to cover these risks at economically feasible premiums. We might also become subject to liability for environmental damage or other hazards which may be uninsurable or for which we may elect not to insure because of premium costs or commercial impracticality. Such events could result in a prolonged interruption in operations that would have a negative effect on our ability to generate revenues, profits, and cash flow.

Hedging and sales agreements could limit the realization of higher metal prices or require us to cover shortfalls in metal production through market purchases.

     We enter into derivative contracts and other hedging arrangements occasionally in an effort to reduce the potential negative effect of adverse price changes on our cash flow. These arrangements typically consist of contracts that require us to deliver specific quantities of metal, or to financially settle the obligation in the future at specific prices. We may also in the future hedge pricing through the sale of call options and the purchase of put options. See “Business — PGM Sales and Hedging Activities” for a discussion of our hedge positions. While hedging transactions are intended to reduce the negative effects of price decreases, they have also prevented us at times from benefiting fully from price increases. If PGM prices are above the price at which future production has been hedged, we will experience an opportunity loss upon settlement.

     We have a sales agreement that includes floor prices and ceiling prices for sales of a portion of our mine production. To the extent PGM prices exceed the ceiling prices in the sales agreement, we do not receive full market price at the time of sale. Furthermore, following the expiration of the sales agreement on December 31, 2010, we will no longer have the benefit of the floor prices as financial protection against low PGM prices. For a description of this agreement, see “Business –– PGM Sales and Hedging Activities”.

Changes to regulations and compliance with regulations could affect production, increase costs and cause delays.

     Our business is subject to extensive federal, state and local environmental controls and regulations, including regulations associated with the implementation of the Clean Air Act, Clean Water Act, Resource Conservation and Recovery Act, Metals Mines Reclamation Act and numerous permit stipulations as documented in the Record of Decision for each operating entity. This body of laws is continually changing and, as a general rule, is becoming more restrictive. Compliance with these regulations requires us to obtain permits issued by federal, state and local regulatory agencies. Certain permits require periodic renewal and/or review of our performance. We cannot predict whether we will be able to renew such permits or whether material changes in permit conditions will be imposed. Nonrenewal of permits or the imposition of additional conditions could eliminate or severely restrict our ability to conduct our operations. See “Business –– Regulatory and Environmental Matters.”

     Compliance with existing and future environmental laws and regulations may require additional control measures and expenditures, which we cannot reasonably predict. Environmental compliance requirements for new or expanded mining operations may require substantial additional control measures that could materially affect permitting and proposed construction schedules for such facilities. Under certain circumstances, facility construction may be delayed pending regulatory approval. Expansion may require new environmental permitting at the Stillwater Mine and mining and processing facilities at the East Boulder Mine. Private parties may pursue legal challenges of our permits. See “Business –– Regulatory and Environmental Matters.”

     Our activities are also subject to extensive federal, state and local laws and regulations governing matters relating to mine safety, occupational health, labor standards, prospecting, exploration, production, exports, smelting and refining operations and taxes. Compliance with these and other laws and regulations, including requirements implemented under guidance from the Department of Homeland Security, could require additional capital outlays, which could negatively impact our cash flow.

     Our mining operations are located adjacent to the Absaroka-Beartooth Wilderness Area and are situated approximately 30 miles from the northern boundary of Yellowstone National Park. While we work closely and cooperatively with local environmental organizations, the Montana Department of Environmental Quality and the

United States Forest Service, there can be no assurance that future political or regulatory efforts will not further restrict or seek to terminate our operations in this sensitive area.

     For the past several years, we have been experimenting with various bio-diesel blends and modifying some of our mining practices underground in an effort to comply with more restrictive Mine Safety and Health Administration, or MSHA, limits on diesel particulate matter, or DPM, exposure for underground miners. These new limits went into effect on May 20, 2008. Compliance with the revised MSHA DPM standards continues to be a challenge for us and within the mining industry generally, although we have taken measures that have put us substantially in compliance with the new limits. However, no assurance can be given that occasional challenges with DPM compliance will not affect us in the future.

     Various legislative initiatives have been introduced and, in some cases, enacted mandating additional safety and health measures for mining employees, augmenting disclosure obligations and providing stronger penalties for failure to comply. We believe we have a highly effective safety program in place for our employees, but there can be no assurance that we will be in compliance with future legislated initiatives or that we will not incur significant penalties under these initiatives.

Our credit rating is below investment grade, potentially limiting future credit availability and increasing potential borrowing costs.

     Our credit standing is rated by Moody’s Investors Service and Standard and Poor’s. Comments from both agencies regularly express concern with our lack of diversity, pending termination of the Ford agreement, relatively high mining costs and volatile pricing environment. Our credit ratings will likely make it more costly to obtain some forms of third-party financing in the future. Although we currently believe we have adequate liquidity available at the current time, should we need to access the credit markets in the future, our comparatively low credit rating could be an impediment to obtaining sufficient additional debt or lines of credit. Should we require additional credit capacity in the future and be unable to obtain it, we might not be able to meet our obligations as they come due and we could be compelled to restructure or seek protection from creditors.

Limited availability of additional mining personnel and uncertainty of labor relations may affect our ability to achieve our production targets.

     Our operations depend significantly on the availability of qualified miners. In our industry, we must compete for individuals skilled in the operation and development of underground mining properties. The number of such persons is limited, and significant competition exists to obtain their skills. We cannot be certain that we will be able to maintain an adequate staff of miners and other personnel or that our labor expenses will not increase as a result of a shortage in the availability of such workers. Failure to maintain an adequate staff of qualified miners could result in lower mine production and impair our financial performance.

     Our represented employees located at the Stillwater Mine and at the Columbus processing facilities are covered by a collective bargaining agreement with USW Local 11-0001 that will expire July 1, 2011. The represented employees at the East Boulder Mine are covered by a separate collective bargaining agreement with USW Local 11-0001 that will expire on July 1, 2012. There is no assurance that we can achieve a timely or satisfactory renewal of either of these agreements as they expire. A strike or other work stoppage by our represented employees could result in a significant disruption of our operations and higher ongoing labor costs.

Uncertainty of title to properties – the validity of unpatented mining claims is subject to title risk.

     We have a number of unpatented mining and mill site claims. See “Business –– Title and Royalties.” The validity of unpatented mining claims on public lands is often uncertain and possessory rights of claimants may be subject to challenge. Unpatented mining claims may be located on lands open to appropriation of mineral rights and are generally considered to be subject to greater title risk than other real property interests because the validity of unpatented mining claims is often uncertain and vulnerable to challenges by third parties or the federal government. The validity of an unpatented mining claim or mill site, in terms of its location and its maintenance, depends on strict compliance with a complex body of federal and state statutory and decisional law and, for unpatented mining claims, the existence of a discovery of valuable minerals. In addition, few public records exist to definitively control the issues of validity and ownership of unpatented mining claims or mill sites. While we pay annual maintenance fees and have obtained mineral title reports and legal opinions for some of the unpatented mining claims or mill sites in accordance with the mining laws and what we believe is standard industry practice, we cannot be certain that the mining laws will not be changed nor that our possessory rights to any of our unpatented claims may not be deemed defective and challenged. Any change in the mining law could include the imposition of a federal royalty provision on unpatented claims, which could have an adverse effect on our economic performance.

The complexity of processing platinum group metals poses operational and environmental risks in addition to typical mining risks.

     Our processing facilities include concentrators at each mine site that grind the ore and extract the contained metal sulfides, and a smelter and base metal refinery located in Columbus, Montana. These processes ultimately produce a PGM filter cake that is shipped for final refining to third party refiners. The Columbus operations involve pyrometallurgical and hydrometallurgical processes that utilize high temperatures, pressures, caustic chemicals and acids to extract PGMs and other metals from the concentrator matte. These processes also generate waste gases that are scrubbed to eliminate sulfur dioxide emissions. While the environmental and safety performance of these facilities to date has been outstanding, there can be no assurance that incidents such as solution spills, sulfur dioxide discharges, explosions or accidents involving hot metals and product spills in transportation will not occur in the future. Such incidents potentially could result in more stringent environmental or operating restrictions on these facilities and additional expenses for us, which could have a negative impact on our results of operations and cash flows. Further, we process virtually all of our metals through these processing facilities, and any incident interrupting processing operations for an extended period would have a material adverse effect on our performance.

Risks Related to the Marathon PGM Acquisition

The arrangement agreement may be terminated by Marathon PGM or by us in certain circumstances, in which case the market price for shares of our common stock may be adversely affected.

     We and Marathon PGM each have the right to terminate the arrangement agreement under certain circumstances. Accordingly, there is no certainty, nor can we provide any assurance, that the arrangement agreement will not be terminated by either Marathon PGM or by us before the completion of the Marathon PGM acquisition. In addition, the completion of the Marathon PGM acquisition is subject to a number of standard conditions, certain of which are outside the control of Marathon PGM and outside our control. There is no certainty, nor can we provide any assurance, that these conditions will be satisfied. If for any reason the Marathon PGM acquisition is not completed, the market price of shares of our common stock may be adversely affected.

The issuance of shares of our common stock under the Marathon PGM acquisition and their subsequent sale may cause the market price of shares of our common stock to decline.

     We currently expect that in connection with the Marathon PGM acquisition we will issue approximately 3,839,325 shares of our common stock (calculated based on the issued Marathon PGM shares as at September 30, 2010). The issuance of these new shares of our common stock and their sale and the sale of additional shares of our common stock that may become eligible for sale in the public market from time to time could depress the market price for shares of our common stock.

Even if we complete the Marathon PGM acquisition, we may be unable to obtain financing to develop the Marathon project.

     Our ability to achieve our long-term goals with respect to the Marathon project will depend upon our ability to develop an open-pit mine on the Marathon resource that will produce at budgeted levels. The costs of constructing an open pit mine are substantial, and we have estimated that the project will require approximately $400 million (which does not including financing costs and related expenses) to become operational, although actual amounts could vary from this estimate if our assumptions are incorrect. The Marathon project has no independent source of operating income, and so we expect to finance this project through a combination of our internal cash flows and supplemental external financing. Our ability to obtain financing from both of these sources will be highly dependent on PGM pricing. There can be no assurance that we will be able to obtain sufficient financing in the future to execute our business plan with respect to the Marathon project, or that the terms of such financing, if available, will be attractive to us.

Should we determine to finance the Marathon project by incurring additional indebtedness, it could create substantial leverage and related risks.

     As of September 30, 2010, we had approximately $196 million of long term debt. Increasing our indebtedness could have important consequences to you and significant effects on our business.

     For example, it could:
  limit our ability to borrow additional amounts to fund working capital, capital expenditures, debt service requirements, execution of our business strategy or acquisitions and other purposes;

  require us to dedicate a substantial portion of our cash flow from operations to pay principal and interest on our debt, which would reduce the funds available to us for other purposes;

  make us more vulnerable to adverse changes in general economic, industry and competitive conditions, in government regulation and in our business by limiting our flexibility in planning for, and making it more difficult for us to react quickly to, changing conditions;

  expose us to risks inherent in interest rate fluctuations if any of our borrowings are at variable rates of interest, which could result in higher interest expenses in the event of increases in interest rates; and

  make it more difficult for us to satisfy our financial obligations.
Even if we complete the Marathon PGM acquisition, development of the Marathon project may not be completed or may be delayed, which could adversely affect our future profitability or operating results.

     The construction, commissioning, and start-up of the Marathon mine project is a significant undertaking and changes in costs, construction schedules, and metals prices can affect project economics. There are a number of factors that can affect costs and construction schedules, including, but not limited to, the difficulty of estimating construction costs over a period of more than one year; delays in obtaining equipment, material, services and permits or permit amendments essential to completing the Marathon project in a timely manner; changes in environmental, safety or other government regulation; the availability of labor, power, transportation, commodities and infrastructure; design and instrumentation modifications; changes in input commodity prices and labor costs; weather and severe climate impacts; potential delays related to social and community issues; and fluctuation in foreign currency exchange rates. There can be no assurance that we will complete development of the Marathon project in accordance with current expectations or at all.

Ore reserves are difficult to estimate and there is no guarantee that the estimated reserves located within the Marathon resource are accurate.

     The success of the Marathon PGM acquisition will depend in large part on the extent to which we have accurately estimated the reserves located at the Marathon site. Resource determination involves significant estimates and statistical inferences based on limited data. Ore reserves are subject to revision not only as a result of new geological information, but also as a consequence of economic or market fluctuations and legislative changes. As a result, reported ore reserves may be subject to change over time, and there is no assurance that proven and probable ore reserves as reported will ultimately result in equivalent mineral production. Substantial expenditures are required to establish proven and probable ore reserves through drilling.

     We understand that Marathon PGM engaged Micon International Limited, as third-party independent geological experts to review and express their opinion on Marathon PGM’s reserve calculations. The accuracy of Marathon PGM’s reserves is subject to uncertainties similar to those we face. We do not possess the same degree of knowledge and understanding of the Marathon properties as we do with respect to the mining properties we have owned and operated for a number of years. Accordingly, investors should not place undue reliance on the forward looking-information presented for the Marathon project. See “– Risks Related to the Company – Ore reserves are very difficult to estimate and ore reserve estimates may require adjustment in the future; changes in ore grades, mining practices and economic factors could materially affect our production and reported results.”

Risks Related to the Ownership of Our Common Stock

The price of our common stock is highly volatile.

     Our certificate of incorporation currently authorizes us to issue up to 200 million shares of common stock, and as of September 30, 2010, we had 97,867,420 shares of common stock outstanding. The price of our common stock is highly volatile, with a 12 month range of $6.01 to $18.48 as of September 30, 2010. Of these shares, approximately 48 million shares (which are currently freely tradable), the shares of common stock sold in the concurrent offering, and the shares of our common stock (if any) delivered to holders of exchangeable notes upon exchange on the maturity date (including upon an early exchange), will be freely tradable, without restriction, in the public market. As a result, we may experience higher than historical trading volume in our common stock, which could lead to greater volatility in the price of our common stock than has existed in the past. Additionally, the price of our common stock may fluctuate due to factors such as:
  actual or anticipated fluctuations in quarterly and annual results;

  changes in market prices of PGMs;

  differences between actual and forecasted production levels;

  market conditions in the industry;

  changes in government regulation;

  fluctuations in our quarterly revenues and earnings and those of our publicly held competitors;

  shortfalls in our operating results from levels forecast by securities analysts;

  announcements concerning us or our competitors; and

  the general state of the securities markets.
Future sales of our common stock or the issuance of other equity may adversely affect the market price of our common stock.

     Sales of our common stock, including common stock that may be issued upon conversion of our convertible bonds or the exchangeable notes being issued in the exchangeable notes offering could depress the market price of our common stock and impair our ability to raise capital through the sale of additional equity securities. We cannot predict the effect that future sales of our common stock or other equity-related securities would have on the market price of our common stock.

Non-U.S. Holders may be subject to U.S. federal income tax on gain recognized upon sale or other taxable disposition of our common stock.

     It is possible that we may be a United States real property holding corporation for U.S. federal income tax purposes. As a result, a Non-U.S. Holder (as defined in the section “Certain U.S. Federal Income Tax Considerations for Non-U.S. Holders of Shares of Our Common Stock”) may be subject to U.S. federal income tax on any gain recognized on the sale or other disposition of our common stock.

     Whether or not a Non-U.S. Holder is subject to income tax and withholding as described above depends on the amount of our common stock such Non-U.S. Holder holds and whether our common stock is considered to be “regularly traded” on an established securities market within the meaning of the applicable Treasury Regulations. Because the selling stockholder owns at least 50% of the outstanding shares of our common stock, it is possible that shares of our common stock may not be considered “regularly traded” for this calendar quarter. However, once the selling stockholder disposes of its interests in this offering, shares of our common stock will be considered “regularly traded” for successive calendar quarters. You should refer to the section “Certain U.S. Federal Income Tax Considerations for Non-U.S. Holders of Shares of Our Common Stock” in this prospectus supplement for more information.

Risks Related to the Exchangeable Notes Offering

Hedging activity and sales of our common stock related to the exchangeable notes could depress our stock price.

     We understand that UBS AG expects to hedge its obligations under the exchangeable notes through UBS AG or one or more of its affiliates. In addition, the forward counterparty (or an affiliate thereof) expects to hedge its obligations under the forward transaction. Neither we nor the selling stockholder will exercise any control or discretion over this hedging activity. This hedging activity will likely involve trading in our common stock or in other instruments, such as options or swaps, based upon our common stock, and may include sales of common stock acquired by UBS Securities LLC as described in the prospectus supplement for the exchangeable notes. This hedging activity could adversely affect the market price of our common stock.

The market for the exchangeable notes may affect the market for our common stock.

     Any market that develops for the exchangeable notes is likely to influence and be influenced by the market for our common stock. For example, the price of our common stock could become more volatile and could be depressed by investors’ anticipation of the potential distribution into the market of substantial additional amounts of our common stock upon exchange of the exchangeable notes on the maturity date (including upon an early exchange), by possible sales of our common stock by investors who view the exchangeable notes as a more attractive means of equity participation in us, and by hedging or arbitrage trading activity that may develop involving the exchangeable notes and our common stock. In addition, UBS Securities LLC may from time to time, prior to the maturity date of the exchangeable notes, resell shares of our common stock in the market as described in the prospectus supplement for the exchangeable notes, which could have the effect of depressing the market for our common stock.

Upon completion of the exchangeable notes offering, UBS AG and/or its affiliates will hold a portion of our common stock and could influence matters requiring stockholder approval.

     UBS AG and the forward counterparty (or their respective affiliates) will have the right to vote all shares of our common stock that they beneficially own on the record date with respect to such vote, including the 7,840,000 shares of our common stock (or up to 9,000,000 shares of our common stock if the over-allotment option granted to the underwriter of the exchangeable notes offering is exercised in full) purchased from the selling stockholder, to the extent, prior to the applicable record date, that UBS AG and the forward counterparty (or their respective affiliates), as the case may be, have not sold such shares and holders of exchangeable notes have not become (or been deemed to become) record holders of such shares. UBS AG and the forward counterparty (or their respective affiliates) are not prohibited from buying shares of our common stock in public or private transactions. As a result, UBS AG and the forward counterparty (or their respective affiliates) may be able to exercise significant influence over matters requiring stockholder approval, including the election of directors, the adoption of amendments to our certificate of incorporation and bylaws and approval of significant corporate transactions. However, UBS AG and the forward counterparty have each agreed to vote the shares they beneficially own to hedge or satisfy their obligations under the exchangeable notes and the forward transaction, respectively, in proportion to the vote of the rest of our outstanding shares. Each of UBS AG and the forward counterparty is bound by this voting agreement only for so long as the number of shares it beneficially owns to hedge or satisfy its obligations under the exchangeable notes or the forward transaction, respectively, is equal to or greater than 2.5 million shares of our common stock.

USE OF PROCEEDS

     We will not receive any of the proceeds from the shares of our common stock sold in this offering, from the sale of the exchangeable notes or from the concurrent offering. See “Selling Stockholder” and “Underwriting.”

CAPITALIZATION

     The following table sets forth our cash and cash equivalents and our capitalization as of September 30, 2010. You should read the following table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in this prospectus supplement.

As of September 30, 2010
(in thousands)
Cash and cash equivalents	$56,692

Convertible debentures due 2018	$166,500
Exempt facility revenue bonds due 2020	29,502
Total Debt	196,002

Stockholders’ equity:
Common stock, $.01 par value; 200,000,000 shares authorized; 97,867,420
and 96,732,185 shares issued and outstanding	978
Additional Paid-In Capital	684,927
Accumulated deficit	(195,103)
Accumulated other comprehensive income (loss)	(468)
Total stockholders’ equity	490,334
Total capitalization	$686,334

PRICE RANGE OF OUR COMMON STOCK AND DIVIDEND POLICY

     Our common stock is listed on the New York Stock Exchange under the symbol “SWC”. The last reported sale of for our common stock on the New York Stock Exchange on November 24, 2010 was $20.63 per share. The following table sets forth, for the periods indicated, the high and low sales prices per share of our common stock as reported on the New York Stock Exchange.

	High	Low
Fiscal year ended December 31, 2008
First quarter	$22.72	$7.42
Second quarter	$18.91	$10.10
Third quarter	$12.05	$5.43
Fourth quarter	$5.93	$1.76
Fiscal year ended December 31, 2009
First quarter	$5.60	$2.66
Second quarter	$8.32	$3.60
Third quarter	$8.35	$4.45
Fourth quarter	$10.37	$6.01
Fiscal year ending December 31, 2010
First quarter	$14.52	$9.39
Second quarter	$18.48	$10.70
Third quarter	$17.42	$10.52

     We have never declared nor paid cash dividends on our common stock and have no current intention to do so in the foreseeable future.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
OPERATIONS

     The following discussion provides an assessment of the results of our operations and liquidity and capital resources together with a brief description of certain accounting policies. Accordingly, the following discussion should be read in conjunction with our consolidated financial statements and the notes to consolidated financial statements incorporated by reference into this prospectus supplement.

Overview

Principal Factors Affecting the Company

     We mine, process, refine and market palladium and platinum ores from two underground mines situated within the J-M Reef, an extensive trend of PGM mineralization located in Stillwater and Sweet Grass counties in the Beartooth Mountains of south central Montana. The mined ore is crushed and concentrated in a mill located at each of the mine sites and then trucked to Columbus, Montana, where the concentrates are further processed in a smelter and base metals refinery into a PGM-rich filter cake. The filter cake then is shipped to third parties for final refining into finished metal.

     PGM ore grades in the J-M Reef are some of the best in the world, but are palladium rich and, because of the uplifted configuration of the reef, costly and complex to mine. The mines compete primarily with PGM ore reserves within South Africa’s Bushveld Complex, which generally enjoy a much higher proportion of platinum content and are less steeply dipping, and with nickel mines in the Russian Federation which produce PGMs as a major by-product and so at a very low marginal cost. Consequently, in periods of low PGM prices, our palladium rich production ratio and cost structure may put us at a disadvantage to these competitors.

     On September 7, 2010, we announced that we had entered into an arrangement agreement to acquire the PGM-copper assets of Marathon PGM, a Canadian exploration company listed on the Toronto Stock Exchange. The Marathon PGM acquisition fits well into our long-term strategy to diversify our mining activities. The size of this transaction is manageable financially, and the location is politically stable and logistically accessible. The Marathon area is well developed with extensive infrastructure already established, and there is other active mining in the general vicinity of the project. The new mine will create a significant number of jobs in an area with relatively high unemployment. Please see “Business – Recent Developments – The Marathon PGM Acquisition” for a detailed description of the Marathon PGM acquisition.

     In response to the steep deterioration in PGM prices during the second half of 2008, we reacted by restructuring our operations, targeting our business plan for 2009 toward preserving cash and maintaining our viability in the face of a severe economic downturn of uncertain duration. The restructuring of our operations included employee transfers and layoffs, elimination of many contractors, revisions to our mining processes, and severe restrictions on operating and capital expenditures. In total, by March 31, 2009, we had reduced our workforce to 1,336 from 1,656 at September 30, 2008. During the same period, mostly by transferring between mines, the miner workforce at the East Boulder Mine was reduced to 111 from 170, while the Stillwater Mine increased its number of miners to 312 from 241. In addition, another 45 contract miners not included in these totals were released from service, mostly at the Stillwater Mine. Several corporate programs, including market development, recruiting, exploration and investor relations, were eliminated or sharply curtailed for a time. Capital spending, which had totaled about $82.3 million in 2008, was reduced to $39.5 million in 2009 and is projected to be about $57 million in 2010.

     Although the restructuring efforts were corporate-wide, the most radical restructuring took place at our East Boulder Mine. East Boulder’s ore grades are consistently lower than those at the Stillwater Mine, and as a result its cash costs per ounce tend to be significantly higher. In the low-price environment of late 2008, it was clear that without substantial changes to East Boulder’s operations, the mine would be consuming cash at an unacceptable rate. Consequently, our restructuring plan involved cutting back on the number of mining areas at East Boulder and assigning small, essentially self-sufficient teams to each of these areas. The teams are responsible for most of their own support, bringing their own supplies to the workface and installing most utilities themselves. The total mine workforce at East Boulder was to be reduced by more than 50%, from 539 down to 256 employees. Capital spending at the mine was cut from the $19.1 million spent in 2008 to just $4.0 million budgeted for 2009, which included only enough capital spending to keep the immediate mining areas functioning. Capital spending at the East Boulder Mine for the full year 2010 is currently projected at about $6 million.

     By almost any measure, the benefits of our corporate restructuring exceeded expectations. We had initially projected total 2009 mine production from the two mines would be about 496,000 ounces; the mines together produced 529,900 ounces in 2009. The Stillwater Mine, originally budgeted to produce about 371,000 ounces in 2009, produced almost 393,800 ounces for the year. Total cash costs at Stillwater Mine were projected at $378 per ounce and averaged $344 per ounce, benefiting from the mine’s improved productivity. Similarly, East Boulder Mine production for 2009 was budgeted at about 125,000 ounces at a cash cost of $461 per ounce; the mine actually produced 136,100 ounces in 2009 at an average cash cost of $407 per ounce. Comparing East Boulder’s production in 2009 to the prior year, 2008 output was 149,500 ounces, so despite reducing the workforce there by 50%, 2009 production at East Boulder only declined by 9%. Because of the higher productivities at East Boulder, the mine also was able to accomplish substantially more development work than planned during 2009, for the most part without bringing in any additional resources. While we believe that these higher productivities should be sustainable in the future, mine production would almost certainly decline over time without an increased level of spending for capital development in 2010 and thereafter.

     In looking more closely at the 2009 improvement in cash cost per ounce at both mines, it appears that about half of the cost reduction was attributable to lower prices for materials and energy consumed in the operations, including steel, explosives, fuel and electricity, and to the elimination of contract miners. Some portion of this savings might reasonably be expected to reverse as the economy recovers and commodity prices rise. The remaining savings, however, was the result of improved productivity — producing more ounces per labor hour worked. Because the miners are incentivized to increase productivity, their individual compensation increases as a result of these improvements — suggesting that a portion of these productivity gains may be sustainable going forward.

     A large share of our mine production is sold under a sales agreement with Ford Motor Company that will expire at the end of 2010. The sales agreement with Ford has committed 80% of our mined palladium production and 70% of our platinum production from mining through the end of 2010 and contains certain guaranteed floor and ceiling prices for metal delivered. Metal sales under the agreement, when not affected by the guaranteed floor or ceiling prices, are priced at a slight discount to market. None of our mined palladium or platinum production after 2010 is currently under contract. If the Ford agreement is not replaced, we believe we can sell all of our mined production on a spot basis into terminal markets with virtually no detrimental effect on market prices. Nevertheless, we are engaged in discussions at this time with various potential customers for our mined palladium and platinum and expect ultimately to enter into new supply agreements for our metal production, - which will likely not have the floor or ceiling price provisions as in past contracts. The absence of floor prices in any successor contract to the Ford agreement after 2010 will increase our financial exposure to low PGM prices. However, the absence of the ceiling prices in any successor contracts also will increase our opportunity to realize fully on higher prices. In the current strong PGM markets we believe the elimination of contractual floor and ceiling prices will benefit our shareholders as it is the equivalent of eliminating forward hedges.

     In July 2009, our other long-term PGM supply agreement, with General Motors Corporation, was rejected as part of the GM bankruptcy proceedings. We did not have any outstanding receivables from GM at the time of the bankruptcy filing, but rejection of the agreement did eliminate its pricing floor on palladium and therefore a portion of our downside price protection. Loss of the GM agreement has not had any adverse financial consequences on us, as the palladium price moved above the GM floor price shortly following the bankruptcy action and has remained above the price floor since then.

     To protect ourselves against the loss of the downside price protection in these long-term supply agreements, we have taken a number of actions. Principal among these is a continuing effort to drive down the cash cost of mining operations, thereby allowing us to maintain a positive cash margin down to as low a pricing level as we can. Over the past several years, we have invested heavily in the developed state of the two mines, getting ahead on mine development so that if it became necessary to scale back capital expenditures for mine development during a period of low PGM prices, we could do so without significantly impairing future performance. While spending on mine development was sharply curtailed in 2009 and, to a lesser extent, in 2010, the return of stronger PGM prices has allowed us to fully restore development spending during the second half of 2010 and in our 2011 budget. We also have deliberately targeted to maintain a relatively strong corporate liquidity position, providing a financial reserve in the event of a pricing downturn. Our recycling operations, although sensitive to price, provide an added source of financial support in addition to the mines. With all this, however, there is no certainty that we would be able to survive an extended major decline in PGM prices in the absence of the contractual pricing floors.

     Along with our mine concentrates, we also process spent catalyst material through our smelting and refining facilities in Columbus, Montana, ultimately recovering palladium, platinum and rhodium from these materials. For the first nine months of 2010, we earned $9.4 million from recycling operations on revenues of $130.6 million, reflecting a combined average realization (including rhodium) of $1,042 per sold ounce. By comparison, in the first nine months of 2009, our net income from recycling operations was $5.0 million on revenues of $60.2 million at a combined average realization of $784 per sold ounce. Total tons of recycling material processed during the first nine months of 2010, including tolled material, averaged 16.2 tons per day, up from 8.3 tons per day in the same period of 2009. Higher PGM prices have created a stronger incentive for suppliers to collect material, and this year we have been able to enter into new sourcing arrangements for catalyst material with several suppliers. We recycled a total of 297,000 PGM ounces during the first nine months of 2010, including toll ounces, compared to 160,100 in the first nine months of 2009.

     We believe our operations enjoy certain competitive advantages in the recycling business. The smelting and refining complex in Columbus, Montana already processes mined PGM concentrates, which contain not only PGMs, but also significant quantities of nickel and copper as by-products. Consequently, we are able to recycle catalyst material within our system at an incremental cost which is lower than other processors. In addition, the nickel and copper in the mine concentrates act metallurgically as natural collectors of the PGMs, improving PGM recoveries significantly. Moreover, we also believe the physical location of our processing facilities provides a logistical advantage over smelters in Europe and South Africa. And as described below, we have been incorporating certain technological innovations that may contribute further benefit.

     We have taken steps over the past year or so to reposition ourselves in the recycling business. In May 2009, we commissioned a new electric furnace in the Columbus smelter, increasing throughput capacity and creating backup furnace capacity in the event of planned or unforeseen outages. During the third quarter 2010, we commissioned a dedicated catalyst processing and sampling plant that allows for the segregation and handling of multiple batches of recycling material simultaneously. During the fourth quarter 2010, we plan to commission a state-of-the-art assay laboratory utilizing an automated x-ray facility that will provide accurate results with faster turnaround times than conventional fire assay methods. New laboratory software will support this automated x-ray system as well as other laboratory processes. All of these new capabilities are expected to be in place and operational by the end of 2010.

     In acquiring recycled automotive catalysts, at times we advance funds to our suppliers ahead of actually receiving material in order to facilitate procurement efforts. Such outstanding procurement advances that were not backed up by inventory on hand totaled $1.8 million at September 30, 2010 and $2.6 million at September 30, 2009.

     Our recycling activities are substantially dependent on the availability in the smelter of the copper and nickel contained in the mine concentrates. Copper and nickel bind with the PGMs from recycling in the smelter and so aid in collecting the PGMs. Should it become necessary at some point to reduce or suspend operations at the mines, the proportion of operating costs allocated to the recycling segment could increase, making the recycling segment less competitive. Further, in order to operate the smelter and refinery without significant volumes of mine concentrates, modifications to the processing facilities would probably be required. There is no assurance that the recycling facilities can operate profitably in the absence of significant concentrates from the mines, or that capital would be available under those circumstances to complete any necessary modifications to the processing facilities.

Outlook for PGM Prices and Supply

     Platinum and palladium market prices have generally trended up during 2009 and the first nine months of 2010, with both metals closing on their highs for the quarter of $1,662 and $573 per ounce, respectively. Second quarter 2010 market prices averaged somewhat higher than third quarter prices, but declined during May and June in response to European economic uncertainty and associated strengthening of the U.S. dollar. The third-quarter 2010 upward trend in PGM prices was likely driven by several factors, including a weakening U.S. dollar in anticipation of additional “quantitative easing” in the U.S. economy, uncertainties regarding the timing and extent of economic recovery, and some investor movement into commodities as a store of value. We expect that as the world economy gradually recovers, there will be continued strong demand from Asia for PGMs and raw materials, a steady recovery in automotive demand, and resulting investor interest in platinum group metals. With respect to supply, there appears to have been a substantial reduction in new palladium exports from the Russian government stockpiles in 2010. These supply and demand factors have combined to support PGM prices this year. As discussed in this prospectus supplement and our 2009 Annual Report, we believe that longer-term market fundamentals also appear favorable for PGMs.

     However, this market view also encompasses certain risks. PGM trading volumes are relatively thin and their markets have limited liquidity, particularly in comparison to markets for other precious metals and the major industrial metals. Consequently, PGM prices historically have been volatile and difficult to forecast. PGM prices may be affected — favorably or unfavorably — by numerous factors, including the level of industrial demand, particularly from the automotive sector; supply factors that include changes in mine production and inventory activity; and by shifts in investor sentiment. Recent PGM prices are comparatively high by historical standards, and to some extent these price levels are likely driven by investor sentiment that could shift away from precious metals if other markets become more attractive. We attempt to manage this market volatility in several ways, including by entering into long-term supply agreements, in some cases through metal hedging, by investing in the developed state of the mines, attention to cost controls and monitoring liquidity to bridge periods when PGM prices are low.

     Automotive demand has generally continued to strengthen worldwide during 2010 after a difficult year in 2009. Production of vehicles in North America reportedly reached 9.1 million units in the first nine months of 2010, up sharply from about 5.9 million units in the same period last year. Reports from China suggest that auto production growth there has remained strong this year, although perhaps slowing a little in the third quarter, following a record pace of growth that continued in China even during the worst of the economic downturn. Despite measures taken to slow the exuberant Chinese economy, gross domestic product there still grew at about 9.4% in the first nine months of 2010. Analysts have projected that the world wide vehicle build rate during the third quarter 2010 exceeded the build rate prior to the 2008 financial collapse, largely due to the surging Chinese vehicle production.

     For the past 20 years, a key supplementary source of palladium supply to the market has been sales out of the Russian government’s Cold War strategic stockpiles. In many of those years, such sales have made the difference between surplus and deficit in the palladium market. Because the size of the stockpile and the volumes of stockpile sales are not disclosed by the Russian government, stockpile sales of Russian palladium generally are tracked by monitoring international trade statistics, including Russian exports of metal in particular to Switzerland, but also to the U.S. and Hong Kong. For the past two decades such exports have typically averaged between one and two million ounces annually. However, the volumes appear to have declined during 2009 and 2010, thus potentially constraining a key source of swing palladium supply.

     Mine production of palladium and platinum worldwide, which has fallen significantly since peaking in 2006, appears to be strengthening slightly in 2010 after declining modestly during 2009. North American Palladium’s Lac des Iles Mine in Canada, which was shut down for about 18 months, reopened during the 2010 second quarter, bringing about 140,000 ounces per year of palladium production back onto the market. Norilsk Nickel, the large Russian mining company that produces about 40% of the world’s annual palladium output and is also the majority stockholder of Stillwater prior to the closing of the two offerings, has indicated its 2010 palladium production likely will be equal to or slightly above its output in 2009. And the South African producers collectively seem to be projecting small increases in their output year-on-year, although recent operational issues there may make those increases difficult to achieve. Overall, it appears that PGM supplies remain relatively constrained, even in the face of fairly significant increases in PGM prices.

     The introduction of new platinum- and palladium-based exchange-traded-funds, or ETFs, into the U.S. market in January of this year provided a new investment vehicle for accessing these metals. Shares in these ETFs are fully collateralized by platinum and palladium held in bank vaults, and so are essentially surrogates for owning the metals themselves. At the end of the third quarter of 2010, the various PGM ETFs worldwide reportedly held in aggregate about a million ounces of platinum and 1.8 million ounces of palladium. Growth in worldwide platinum and palladium ETF holdings generally flattened out after May of this year as PGM prices softened in the face of a stronger dollar. However, with the subsequent weakening of the U.S. dollar against the euro in late September and October of 2010, sales of ETFs appeared to be strengthening again. Interestingly, experience to date has shown very little net liquidation of ETF holdings when PGM prices weaken — even during the steep price decline in the second half of 2008.

Strategic Areas of Emphasis

     Our management has identified and focused on three broad strategic areas of emphasis. While specific initiatives have varied as markets have shifted and we have progressed, these fundamental strategic directions continue to provide a basic framework for management’s efforts to strengthen performance.

1. Be a Safe, Low-Cost Operator

     We maintain that companies with safe operations also tend to be well managed and efficient in other important areas. We measure safety performance using several criteria, including the frequency and severity of medical reportable incidents and lost-time accidents in comparison to our own historical performance and relative to other mining operations in the industry. Safety is also assessed in terms of the number and severity of citations issued by MSHA inspectors during their regular visits to the minesites. Both measures — accident frequency and regulatory compliance — are critical elements of our safety efforts. Various internal programs support these safety efforts, including annual refresher training and other training programs, pre-shift employee inspections of each work area, regular workgroup discussions of current safety issues and incidents, detailed accident investigations to identify core causes, reporting of near misses that had the potential of resulting in injuries, and more rarely so-called “safety stand-downs” to re-emphasize safety principles as necessary. We also respond promptly to correct issues identified by MSHA inspectors and to eliminate unsafe work practices.

     Our safety performance, measured in terms of reportable incidents per 200,000 hours worked, resulted in a year to date rate of 4.1 at the end of the third quarter of 2010, slightly better than the 4.2 rate reported for the comparable nine-month period last year.

     The significance of aiming to be a low-cost operator deserves some elaboration. Ore grades at our operations are some of the best in the world, and consequently total cash costs per ounce for our mining operations also rank among the lowest of any primary PGM producer in the industry. However, because our ore contains about 3.4 times as much palladium as platinum and South African ores typically have about twice as much platinum as palladium, our average revenues per ounce are lower and operating margins may be tighter than for South African producers. Other significant PGM producers, including Norilsk Nickel and the Canadian nickel operations, produce PGMs as by-products, assigning them almost zero cost. Consequently, we measure our performance as a low-cost operator in competitive terms, both relative to our own historical cost performance and relative to historical market prices for our products.

     The importance of low-cost operations takes on particular significance in view of the forthcoming expiration of the Ford supply agreement at the end of 2010. While we have had various conversations during 2010 with Ford and other potential customers, it is unlikely in today’s market that we will replicate the existing floor prices in any new or replacement sales agreement. With the loss or restructuring of the palladium floor prices in our sales contracts, we will lose the pricing cushion such floors have provided when and if prices cycle downward. To date, we have not entered into any long-term replacement PGM sales agreement for our mine production after 2010 although a number of potential customers have expressed interest. Absent such an agreement, spot volumes of platinum and palladium equivalent to our rate of mine production are traded regularly in terminal PGM markets, and if necessary, we believe we could sell all our mine production on a spot basis without adversely affecting the market.

     Our production guidance for 2010 currently anticipates between 480,000 and 490,000 mined ounces with a corresponding total cash cost per ounce of $395 to $400. Mine production in 2009 totaled 529,900 ounces at a total cash cost per ounce of $360. The reduced production relative to 2009 has resulted from production challenges during the second and third quarters of 2010 in the so-called “off-shaft” area of the Stillwater Mine and by recognition of the need to divert some additional production resources into mine development. Following the reduction in new development spending during 2009, we have had less flexibility to shift mining into other areas when operational problems arise. Overall at the Stillwater Mine, total ore tonnage produced year-to-date is essentially on plan, but with a higher percentage of ore coming out of the “upper-west” portion of the mine, which is lower grade than in the “off-shaft” area, total ounces of palladium and platinum produced to date are lagging 2009 levels and cash costs are higher.

     Management has identified a number of the current challenges limiting mining flexibility and is addressing these challenges. The installation of the Kiruna electric trucks for accessing the deeper portions of the off-shaft area — a long-term project — is now nearly complete and will open up more mining alternatives in that part of the mine. Development through a nearly barren zone toward the Lower West area of the Stillwater Mine also is now nearly complete on several levels, providing access to this new area of the mine. We also plan to resume some mining on the east side of the mine during 2011.

     Capital spending for 2010 has been increased from the originally budgeted $50 million to about $57 million, primarily to augment development efforts at both mines. The intent is to strengthen the developed state of the mines and also, particularly in view of stronger PGM prices, to position the mines over time for a modest expansion of production rates going forward. Two distinct long-term strategic projects have been identified, one on the far eastern side of the Stillwater Mine and the other on the far western side of the East Boulder Mine. Both appear to have attractive economics at current PGM prices. The planned up-front work at the Stillwater Mine involves rehabilitating some old headings on the east side of the mine, while at East Boulder the tunnel boring machine will be used to extend existing headings further to the west. In both instances, new ventilation raises, which will take several years to complete, will be needed before any mining efforts can proceed. As a result, only minimal spending on these two strategic projects is feasible in 2010 and 2011, but the required up-front work is being started. Several other, shorter-term opportunities also have been identified that have been incorporated into the existing mine plans.

     Although manpower on site remains adequate to meet the updated 2010 guidance, we will need to add manpower to support the additional development in 2011 for all of these future initiatives. While it may be a challenge to add all of the new miners needed, we have recently resumed some recruiting efforts in an effort to meet the increased requirements.

     Ore production at the Stillwater Mine averaged 2,115 tons of ore per day during the first nine months of 2010; this compares to an average of 2,122 ore tons per day produced during the same period of 2009. The rate of ore production at the East Boulder Mine averaged 1,098 tons per day during the first nine months of 2010, compared to an average of 1,116 ore tons per day during the same period of 2009.

     For the first nine months of 2010, the mines produced 280,600 ounces of palladium and 83,400 ounces of platinum, compared to 300,900 ounces of palladium and 90,700 ounces of platinum in the same period last year.

2. Palladium Market Development

     Significant sums have been spent each year for many years by a consortium of South African producers on marketing platinum. However, palladium historically has never enjoyed a comparable level of marketing support. We stepped into this void beginning in 2004, putting forward a comparatively modest marketing program that focused on providing technical support to manufacturers and bench jewelers and image advertising at the industry level. This effort continued until the economic downturn of late 2008 and 2009, at which time it was cut back sharply, but in 2010 and 2011 we are reinstituting these efforts, anticipating marketing expense of $4.0 million in 2011 related to market development with particular emphasis on China. As a result of this spending and the Marathon PGM acquisition, we expect significantly higher SG&A expenses in 2011 compared to 2010.

     Company representatives based in China regularly provide us with first-hand insight into palladium activity there and maintain contact with key palladium consumers. We also sponsor palladium image advertising in Chinese media. China first led the recent trend toward using palladium in jewelry and remains the largest market for it. About one million ounces of palladium are consumed each year worldwide in palladium jewelry, although we believe that the volume fluctuates with changes in palladium prices. Palladium jewelry is now available in all major markets worldwide, and in January of 2010 the U.K. mandated the hallmarking of all palladium jewelry, formally recognizing it, along with gold, silver and platinum, as a precious jewelry metal.

     Automotive applications for palladium in catalytic converters are well established for gasoline engines, but diesel engine catalytic technologies generally have been based on platinum. In recent years, driven mostly by economics, research efforts in the auto industry have focused on how to substitute less expensive palladium for platinum in these applications. We have encouraged this research and closely monitored its progress. Reportedly, it is now possible in the laboratory to replace about 50% of the platinum in a diesel system with palladium on nearly a one-for-one basis, although the average proportion of palladium in vehicles now in production is estimated to be closer to 25%.

     Other industrial applications for palladium include refinery catalysts, electronics, hydrogen generation and dentistry. Electronic uses that take advantage of palladium’s unique characteristics include multi-layered ceramic capacitors, high-end television screens, and compact discs. Palladium in thin films has a unique ability to pass hydrogen molecules while blocking other impurities, allowing relatively inexpensive production of high-purity hydrogen for chemical processes and fuel cells. Palladium alloys used in dental fillings wear well and have an expansion coefficient that closely matches that of the teeth themselves, although other materials tend to be substituted for palladium when its price rises.

3. Growth and Diversification

     We regularly monitor diversification opportunities in various mineral development projects, as well as potential merger or acquisition candidates and other business ventures. We are also continually seeking appropriate opportunities to diversify our existing mining and processing operations.

     Recognizing the need to broaden our base, we over the past several years have successfully expanded our recycling operations into a distinct business segment that has become a meaningful source of income, reducing our captive reliance financially on the performance of the mines. The recycling business has utilized surplus capacity within our smelting and refining facilities to generate an additional income stream, requiring relatively little incremental investment in facilities. As already noted, over the past year or so we have invested in some new dedicated recycling facilities that are intended to increase our capacity to handle recycled material and sharply reduce turnaround times for settlement with suppliers.

     We hold minority investments in two small exploration companies that target PGMs and other precious metals. Although in the past we have participated with these companies in specific exploration programs, at present we are not involved in any such programs. In 2011, we intend to establish a small exploration program aimed at evaluating opportunities to invest in various emerging mineral projects and perhaps to partner with other exploration teams.

     We carefully monitor various later-stage mineral development projects, as well as potential merger and acquisition candidates in an effort to diversify our financial and operating risk and perhaps add scale. Management believes that the acquisition of Marathon PGM, as described previously, will provide an excellent entry into a development-stage project that will utilize our resources effectively and establish a strong presence in an attractive North American PGM district and diversify our operations as to geography and product with its copper endowment.

Results of Operations

Nine Months Ended September 30, 2010 Compared to Nine Months Ended September 30, 2009

Results

     Our total revenues increased by 40.5% to $411.2 million for the first nine months of 2010 compared to $292.6 million for the same period in 2009. The following analysis covers key factors contributing to the increase in revenues:

SALES AND PRICE DATA

	Nine Months Ended
	September 30,		Increase	Percentage
(in thousands, except for average prices)	2010	2009	(Decrease)	Change
Revenues	$411,204	$292,609	$118,595	41%

Ounces Sold:
Mine Production:

	Nine Months Ended
	September 30,		Increase	Percentage
(in thousands, except for average prices)	2010	2009	(Decrease)	Change
Palladium (oz.)	288	293	(5)	(2%	)
Platinum (oz.)	84	94	(10)	(11%	)
Total	372	387	(15)	(4%	)

PGM recycling: (1)
Palladium (oz.)	62	38	24	63%
Platinum (oz.)	49	29	20	69%
Rhodium (oz.)	10	7	3	43%
Total	121	74	47	64%

Other: (2)
Palladium (oz.)	10	12	(2)	(17%	)
Platinum (oz.)	—	3	(3)	(100%	)
Total	10	15	(5)	(33%	)

By-products from mining: (3)
Rhodium (oz.)	2	3	(1)	(33%	)
Gold (oz.)	7	7	—	—
Silver (oz.)	4	4	—	—
Copper (lb.)	610	604	6	1%
Nickel (lb.)	894	669	225	34%

Average realized price per ounce (4)
Mine Production:
Palladium ($/oz.)	$456	$362	$94	26%
Platinum ($/oz.)	$1,465	$1,089	$376	35%
Combined ($/oz.) (5)	$683	$540	$143	26%

PGM recycling: (1)
Palladium ($/oz.)	$439	$280	$159	57%
Platinum ($/oz.)	$1,534	$1,107	$427	39%
Rhodium ($/oz.)	$2,382	$2,282	$100	4%

Other (2)
Palladium ($/oz.)	$462	$213	$249	117%
Platinum ($/oz.)	$—	$1,040	$(1,040)	(100%	)

By-products from mining: (3)
Rhodium ($/oz.)	$2,503	$1,379	$1,124	82%
Gold ($/oz.)	$1,177	$941	$236	25%
Silver ($/oz.)	$18	$14	$4	29%
Copper ($/lb.)	$3.06	$1.94	$1.12	58%
Nickel ($/lb.)	$8.64	$7.41	$1.23	17%

Average market price per ounce (4)
Palladium ($/oz.)	$477	$236	$241	102%
Platinum ($/oz.)	$1,580	$1,143	$437	38%
Combined ($/oz.) (5)	$725	$456	$269	59%
____________________

(1)	Ounces sold and average realized price per ounce from PGM recycling relate to ounces produced from processing of catalyst materials.

(2)	Ounces sold and average realized price per ounce from other relate to ounces purchased in the open market for resale.

(3)	By-product metals sold reflect contained metal. Realized prices reflect net values (discounted due to product form and transportation and marketing charges) per unit received.

(4)	Our average realized price represents revenues, which include the effect of any applicable agreement floor and ceiling prices, hedging gains and losses realized on commodity instruments and agreement discounts, divided by ounces sold. The average market price represents the average of the daily London Bullion Market Association afternoon postings for the actual months of the period.

(5)	We report a combined average realized and a combined average market price of palladium and platinum at the same ratio as ounces that are produced from the base metal refinery.

     Net revenues from sales of mine production (includes by-products) were $276.0 million in the first nine months of 2010, compared to $226.7 million for the same period in 2009, a 21.8% increase. Our average combined realized price on sales of palladium and platinum from mining operations was $683 per ounce in the first nine months of 2010, compared to $540 per ounce in the same period of 2009. The total quantity of mined palladium and platinum sold decreased to 372,300 ounces in the first nine months of 2010, compared to 387,700 ounces sold during the same time period in 2009.

     Revenues from PGM recycling more than doubled between the first nine months of 2010 and the same period in 2009, increasing to $130.6 million in the first nine months of 2010 from $60.2 million for the same period in 2009. The increase in PGM recycling revenues reflects stronger realized prices for PGM sales thus far in 2010 as compared to 2009, as well as higher volumes sold. Our combined average realization on recycling sales (which include palladium, platinum and rhodium) was $1,042 per ounce in the first nine months of 2010, up 32.9% from $784 per ounce in the first nine months of last year. Recycled ounces sold increased to 121,600 ounces in the first nine months of this year from 73,100 ounces in the same period of 2009. Recycled ounces, including ounces processed on a toll basis, increased to 297,000 ounces in the first nine months of 2010 from 160,100 ounces in the first nine months of 2009.

     We also purchase PGMs for resale from time to time. During the first nine months of 2010, we recognized revenue of $4.6 million on 10,000 ounces of palladium purchased in the open market and resold to one of our customers at cost. In the first nine months of 2009, revenue from such sales totaled approximately $5.8 million on 12,600 ounces of palladium, 2,900 ounces of platinum and a few ounces of rhodium purchased in the open market and resold at cost.

     Our total costs of metals sold (before depletion, depreciation, amortization, and corporate overhead) increased to $297.6 million for the first nine months of 2010, from $218.1 million for the same period of 2009, a 36.5% increase. The higher cost in 2010 was driven primarily by higher volumes of recycling material purchased (and the related higher market value of the contained metals).

     The costs of metals sold from mine production equaled $171.0 million for the first nine months of 2010, compared to $156.8 million for the same period of 2009, a 9.1% increase. A portion of this increase resulted from higher expense for royalties and ad valorem severance tax obligations as a result of higher PGM prices; most of the remainder reflected higher labor and contracting costs in 2010.

     Total consolidated cash costs per ounce produced, a non-GAAP measure of extraction efficiency, in the first nine months of 2010 increased to $386 per ounce, compared to $363 per ounce in the same period of 2009. The slight increase was attributable in part to higher expenses for royalties and taxes, the result of higher metal prices in 2010. Lower total mine production as a result of lower average realized ore grades also drove up average costs per ounce.

     The costs of metals sold from PGM recycling activities more than doubled to $121.9 million in the first nine months of 2010, compared to $55.6 million in the same period of 2009. Higher recycling volumes processed and sold, coupled with the related higher value of the contained metal per ton to acquire recycled material contributed to the higher costs of metals sold from PGM recycling activities.

     The costs of metals sold from the sale of 10,000 ounces of palladium acquired for resale was $4.6 million in the first nine months of 2010. In comparison, the cost to acquire 12,600 ounces of palladium, 2,900 ounces of platinum and a few ounces of rhodium for resale in the first nine months of 2009 was $5.7 million.

     During the first nine months of 2010, our mining operations produced 364,000 ounces of PGMs, including 280,600 ounces of palladium and 83,400 ounces of platinum. This fell short of the 391,600 ounces of PGMs produced in the same period of 2009, including 300,900 ounces of palladium and 90,700 ounces of platinum. Production at the Stillwater Mine decreased 8.9% to 265,100 ounces in the first nine months of 2010 from 291,000 ounces in the same period of 2009, while production at the East Boulder Mine decreased by just 1.7% to 98,900 ounces from 100,600 ounces over the same period. Challenges at the Stillwater Mine this year have included lower realized ore grades, in part as a result of the mix of stopes being mined; diversion of production resources to mine maintenance; and increased precautionary ground control measures in the off-shaft area that impeded mining of some key areas for several weeks.

     Total marketing, general and administrative expenses in the first nine months of 2010 were $23.4 million, compared to $20.4 million during the same period of 2009, a 14.7% increase. During the first nine months of 2010, we incurred increased costs for business development and employee severance. In the first nine months of 2009, we recorded an impairment charge of $0.1 million to mark to market long-term investments in Pacific North West Capital Corp. and Benton Resources Corp. We also recorded a loss on our trade receivables of $0.6 million and a write-down of $0.5 million on advances for inventory purchases in the first nine months of 2009. There were no corresponding valuation charges during the first nine months of 2010.

     Total interest income for the first nine months of 2010 increased to $1.6 million from $1.5 million in the first nine months of 2009. Interest earned on recycling volumes in the first nine months of 2010 contributed $1.0 million to net income in comparison to $0.5 million in the same period of 2009. Interest expense in the first nine months of 2010 was $4.9 million, compared to $5.2 million in the same period of 2009.

     In the first nine months of 2010, other comprehensive income (loss) included a total change in the fair value of available-for-sale investment securities and long-term mutual fund investments of $0.4 million. The total change in the fair value in the comparable period of 2009 was $0.1 million.

Commentary

     For the first nine months of 2010, we reported net income of $33.8 million, or $0.34 per fully diluted share, much stronger than the loss of $2.9 million, or $0.03 per share, reported for the first nine months of 2009. Stronger realized prices to date in 2010 for our primary products, palladium and platinum, more than offset lower ounce production compared to the same period of 2009. Our combined average realized price for each metal differs from equivalent average market prices as the result of various contractual provisions, which include ceiling prices that apply to a portion of our mined platinum, floor prices that during the first nine months of 2009 benefited most of our mined palladium, small contractual discounts on those volumes not subject to floors or ceilings, and selling prices based on monthly averages which generally lag the market price by one month. Our average realized price on sales of mined palladium and platinum was $683 per ounce in the first nine months of 2010, higher than the $540 per ounce realized in the first nine months of 2009.

     Mine production of palladium and platinum totaled 364,000 ounces in the first nine months of 2010, a 7.0% decrease from the 391,600 total ounces produced during the same period of 2009; the lower production in the 2010 period primarily has been attributable to operational and grade issues in the off-shaft area of the Stillwater Mine. Our total available liquidity, expressed as cash plus short-term investments, has continued to increase during 2010, and at September 30, 2010, was $259.0 million, up from $228.1 million at June 30, 2010, and $201.2 million at the end of 2009. Net working capital (including cash and investments) also has increased during 2010 to $334.9 million at September 30, 2010, up from $316.9 million at the end of second quarter 2010 and $269.5 million at year end 2009.

     Revenues from PGM recycling has recovered well from its depressed levels during 2009, more than doubling to $130.6 million in the first nine months of 2010 from $60.2 million for the same period in 2009. The increase in PGM recycling revenues is a combination of higher prices realized for PGM sales thus far in 2010 as compared to 2009, and higher volumes sold. Our combined average realization on recycling sales (which include palladium, platinum and rhodium) was $1,042 per ounce in the first nine months of 2010, up 32.9% from $784 per ounce realized in the third quarter of last year. Recycled ounces sold increased to 121,600 ounces in the first nine months of this year from 73,100 ounces in the first nine months of 2009.

Mining Operations

     Our operating objectives for the full year 2010 initially included targeted mine production of 515,000 combined ounces of palladium and platinum at an average consolidated total cash cost of $360 per ounce, with capital spending for the year targeted at $50 million. Our 2010 guidance was revised following the second quarter of 2010 to 490,000 combined ounces of palladium and platinum for the year at a total consolidated cash cost per ounce of $385, and capital expenditure plans were increased to about $57 million. These forecasts have since been updated directionally to reflect continuing production challenges, particularly at the Stillwater Mine. The most recent guidance projects full year production between 480,000 to 490,000 ounces at a total consolidated cash cost of between $395 and $400 per ounce. (Total consolidated cash cost per ounce is a non-GAAP measure of extraction efficiency — please see “Reconciliation of non-GAAP measures to Costs of Revenues” below for a discussion of how this measure is derived). Capital expenditure guidance for the year remains targeted at $57 million. After a strong start this year, mine production declined somewhat during the second and third quarters, largely as a result of operational challenges at the Stillwater Mine. During the third quarter of 2010, our two operating mines produced 122,400 ounces of palladium and platinum at a total consolidated cash cost of $402 per ounce — up from $357 per ounce in the third quarter of 2009. The higher total cash costs per ounce experienced this year reflects in part the effect on royalties and taxes of higher PGM prices, but mostly are the result of lower overall realized ore grades at the Stillwater Mine. Capital spending in the third quarter of 2010 was $10.9 million, bringing year-to-date 2010 spending to $35.5 million.

     Third quarter 2010 palladium and platinum production at the Stillwater Mine totaled 89,600 ounces, an improvement over the 79,200 ounces in the second quarter of 2010, but remained below the 95,100 ounces produced in the third quarter of 2009. Year to date through September, Stillwater Mine has produced 265,100 ounces of palladium and platinum, down from 291,000 ounces produced there during the first nine months of 2009.The lower third quarter and year-to-date production was not unexpected, as we have diverted additional resources from production into mine development particularly at the Stillwater Mine. In part because of lower mine development spending in 2009, this year the mine has had limited flexibility to balance production among alternate mining areas — consequently we have diverted resources into mine development during the second and third quarters of 2010 in an effort to realize stronger performance going forward.

     Stillwater Mine’s total cash costs of $374 per ounce for the third quarter of 2010 were higher than originally planned and above the $344 per ounce for the third quarter of 2009, driven by increased royalties and taxes resulting from higher PGM prices, and by the lower mine production. Similarly, year-to-date total cash costs through September at the mine have averaged $365 per ounce, up from $349 per ounce for the same period in 2009. However, if we consider instead total cash cost per ton (another non-GAAP measure), for the 2010 third quarter Stillwater Mine incurred $170 per ore ton milled, compared to $167 per ore ton milled in the same period last year. Likewise, year to date in 2010 Stillwater Mine total cash costs per ton have been $168, a little lower than the $175 per ore ton for the first nine months of 2009. The relatively flat cash costs per ore ton milled and rising cash costs per ounce are consistent with the lower average ore grade realized at the Stillwater Mine during 2010. A higher than usual proportion of mining stopes in the off-shaft area of the mine are currently either early or late in their production life — and ore grades tend to be more variable at those points in the life cycle than on average. Also, a higher proportion of Stillwater Mine production has come out of the upper west area of the mine this year, and ore grades in the upper west tend to be lower than in the off-shaft area.

     Capital expenditures at the Stillwater Mine have totaled $24.1 million year to date in 2010, slightly above plan and a little ahead of the $21.7 million spent during the first nine months of 2009. Primary development year to date at the Stillwater Mine has advanced about 14,400 feet, about 15% ahead of plan, but to some extent this has been at the expense of secondary development, which at about 10,000 feet is behind plan. Diamond drilling footages to date in 2010 at the Stillwater Mine total about 218,000 feet, about 8% better than planned.

     Mining production at the East Boulder Mine through the third quarter has continued on plan, with combined palladium and platinum production of 32,800 ounces; however, total cash costs of $480 per ounce are higher than plan. In comparison, during the third quarter of 2009 the East Boulder Mine produced 34,000 ounces of palladium and platinum at a total cash cost of $391 per ounce. For the first nine months of this year, East Boulder Mine has produced 98,900 ounces of palladium and platinum at an average total cash cost of $442 per ounce; this compares to 100,600 ounces produced during the first nine months of 2009 at an average total cash cost of $404 per ounce.

     Capital expenditures at the East Boulder Mine have totaled $3.8 million through the first nine months of 2010 compared to $3.3 million in the first nine months of 2009. Actual primary development at the East Boulder Mine has advanced about 2,000 feet year to date, while secondary development has advanced 9,500 feet to date in 2010. In total, development footage at the East Boulder Mine is about 6% behind plan. Diamond drilling footage has totaled about 71,200 feet so far this year, also close to plan.

     Engineering assessments of mining conditions for the balance of 2010 suggest that ore grades are likely to remain lower on average than projected previously. These lower realized ore grades are believed to be primarily a consequence of timing and area of the mine. In conjunction with our customary review of reserves at year end, we intend to examine ore grade changes to determine if there is any long-term trend.

PGM Recycling

     Along with our mine concentrates, we also process spent catalyst material through our smelting and refining facilities in Columbus, Montana, ultimately recovering palladium, platinum and rhodium from these materials. For the first nine months of 2010, we earned $9.4 million from recycling operations on revenues of $130.6 million, reflecting a combined average realization (including rhodium) of $1,042 per sold ounce. By comparison, in the first nine months of 2009 our net income from recycling operations totaled $5.0 million on revenues of $60.2 million, a combined average realization of $784 per sold ounce. Total tons of recycling material processed during the first nine months of 2010, including tolled material, averaged 16.2 tons per day, up from 8.3 tons per day in the same period of 2009. Higher PGM prices have created a stronger incentive for suppliers to collect material, and this year we have been able to enter into new sourcing arrangements for catalyst material with several suppliers. Total recycled ounces delivered in the first nine months of 2010, including ounces sold and toll ounces, amounted to 297,000 ounces compared to 160,100 in the first nine months of 2009.

     We believe we enjoy certain competitive advantages in the recycling business. The smelting and refining complex in Columbus, Montana already processes mined PGM concentrates, which contain not only PGMs, but also significant quantities of nickel and copper as by-products. Consequently, we are able to recycle catalyst material within our system at an incremental cost which is lower than that of other processors. In addition, the nickel and copper in the mine concentrates act metallurgically as natural collectors of the PGMs, improving PGM recoveries significantly. Moreover, we believe the physical location of our processing facilities provides a logistical advantage over smelters in Europe and South Africa. And as described below, we are incorporating certain technological innovations that may contribute further benefit.

     We have taken steps over the past year or so to reposition ourselves in the recycling business. In May 2009, we commissioned a new electric furnace in the Columbus smelter, increasing throughput capacity and creating backup furnace capacity in the event of planned or unforeseen outages. During the third quarter 2010, we commissioned a dedicated catalyst processing and sampling plant that allows for the segregation and handling of multiple batches of recycling material simultaneously. During the fourth quarter 2010, we plan to commission a state-of-the-art assay laboratory utilizing an automated x-ray facility that will provide accurate results with faster turnaround times than conventional fire assay methods. New laboratory software will support this automated x-ray system as well as other laboratory processes. All of these new capabilities are expected to be in place and operational by the end of 2010.

     In acquiring recycled automotive catalysts, we sometimes advance funds to our suppliers ahead of actually receiving material in order to facilitate procurement efforts. Such outstanding procurement advances that were not backed up by inventory on hand at September 30, 2010 and 2009 totaled $1.8 million and $2.6 million, respectively.

Fiscal Year 2009 Compared to Fiscal Year 2008

Results

     Our total revenues, including proceeds from the sale of by-products, totaled $394.4 million in 2009, a decrease of 53.9% compared to revenues of $855.7 million in 2008. This substantial year-on-year decline in total revenues reflects much lower recycling sales volumes in 2009 as compared to 2008, as well as lower average PGM realizations in 2009.

     Revenues from mine production totaled $306.9 million in 2009 (including $23.6 million from by-products), compared to $360.4 million in 2008 (of which $36.8 million was from by-products). Palladium and platinum ounces sold from mine production were 515,700 in 2009, compared to 514,100 ounces in 2008 — essentially flat. The combined average realization on these palladium and platinum sales (including the effects of hedging and of floor and ceiling prices in the underlying agreements) was $549 per ounce in 2009 and $630 per ounce in 2008.

     Revenues from PGM recycling declined 82.8% during 2009, to $81.8 million from $475.4 million in 2008. Recycling ounces sold during 2009 totaled 102,000 ounces, a decrease of 62.9% compared to the 275,000 ounces sold in 2008. The combined average realization on recycling sales (which include palladium, platinum and rhodium) decreased substantially to $779 per ounce in 2009 from $1,715 per ounce in 2008, paralleling the drop in PGM prices generally. In addition to purchased recycling material, we toll processed 128,000 ounces of PGMs during 2009, up from 126,000 tolled ounces in 2008. Overall, recycling volumes processed during 2009 totaled 251,000 ounces of PGMs, down 36.9% from the 398,100 ounces processed in 2008, as weak PGM prices in 2009 reduced the volume of recycled catalytic converters available in the market.

     In addition to mine and recycling sales, we recognized other revenue of $5.8 million and $20.0 million for metal purchased in the open market and resold in 2009 and 2008, respectively.

     Cost of metals sold, which excludes depreciation expense, was $290.8 million in 2009, compared to $752.0 million in 2008, a 61.3% decrease. The largest share of this decrease was attributable to recycling. Volumes of purchased recycling material were sharply lower in 2009, which along with lower PGM prices reduced the total cost to purchase recycling material. Overall, recycling cost of metals sold declined to $75.9 million in 2009 from $448.4 million in 2008. The average acquisition cost of metal purchased in the recycling segment (including platinum, palladium and rhodium) decreased to $674 per ounce in 2009 from $1,534 per ounce in 2008, reflecting lower PGM prices in 2009 in response to weakened demand from the automotive sector.

     During 2009, mining operations produced 529,900 ounces of PGMs, including 407,000 ounces of palladium and 122,900 ounces of platinum. This represented a 6.2% increase from 2008, when mining operations produced 498,900 ounces of PGMs, including 384,100 of palladium and 114,800 ounces of platinum. The Stillwater Mine produced 393,800 ounces of PGMs in 2009, compared with 349,400 ounces of PGMs in 2008, a 12.7% increase. The East Boulder Mine produced 136,100 ounces of PGMs in 2009, down 9.0% compared with the 149,500 ounces of PGMs produced there in 2008, but the 2009 production was accomplished with less than 50% of the 2008 workforce.

     The cost of metals sold from mine production, despite higher 2009 production, decreased to $209.1 million in 2009, compared to $283.8 million in the prior year, a 26.3% improvement. Mining costs decreased during 2009 mainly as a result of a lower level of employment, lower prices for key consumables such as fuel, power, steel and explosives, improved efficiencies in mining processes, much reduced reliance on contractors and redirection of mining out of some higher-cost areas.

     The cost of metals sold for metal purchased in the open market for resale was $5.7 million in 2009, compared to $19.9 million in 2008.

     Depletion, depreciation and amortization expense was $70.4 million in 2009, compared to $83.0 million in 2008. To a large extent, the lower expense in 2009 was the result of a $67.3 million impairment adjustment to the carrying value of the East Boulder Mine taken at the end of 2008, resulting in lower amortization rates in 2009.

     We reduced our market development efforts for palladium to some extent during 2009. We spent $2.0 million in support of marketing programs during 2009, down from $5.7 million in 2008.

     Excluding marketing expenses discussed above, general and administrative costs were $25.1 million in 2009, compared to $26.7 million in 2008, a 6.0% decrease, as increased share-based compensation expense partially offset other corporate cost reductions.

     In 2009, corporate adjustments included a $1.1 million provision for uncollectable receivables and advances and $0.1 million for marking investments to market. In 2008, such adjustments included a $67.3 million asset impairment write-down at the East Boulder Mine, a $29.4 million provision for uncollectable receivables and advances (mostly associated with recycling activities), a $3.4 million charge to mark investments to market, and $5.4 million for restructuring costs.

     Interest income decreased to $1.8 million in 2009 from $11.1 million in 2008, reflecting lower interest rates and much lower financing income on recycling balances in 2009. Our balance of cash and related liquid assets earning interest increased to $201.2 million at December 31, 2009, from $180.8 million reported at December 31, 2008. Inventories and advances associated with recycling increased to $29.0 million at year-end 2009 from $22.0 million at the end of 2008. Our outstanding long-term debt balance was $196.0 million at December 31, 2009, down from $211.0 million at December 31, 2008. The decrease in long-term debt was mostly attributable to a transaction which converted $15.0 million principal balance of our convertible debentures into approximately 1.84 million shares of common stock. We also paid off the final $0.1 million of principal on our education impact bonds in May 2009. Interest expense declined to $6.8 million in 2009, from $9.7 million in 2008; we replaced our outstanding credit facilities with a 1.875% convertible debenture offering in March 2008.

     We recorded a gain in other comprehensive income of $70,000 in 2009 compared to a gain of $5.9 million in 2008. The 2009 gain represented unrealized gains on investments. The 2008 gain included $12.8 million of realized hedging losses reclassified to income, partially offset by $6.3 million representing the change in fair value of derivatives held, and $0.7 million of unrealized losses on investments.

Commentary

     We reported a net loss of $8.7 million for the year 2009, compared to a loss of $115.8 million for the year 2008. The 2009 full-year results include charges of $6.6 million for lower-of-cost-or-market inventory adjustments, a non-cash “inducement loss” of $8.1 million on the exchange of 1.84 million of our common shares for $15 million face amount of our convertible debentures, and $1.1 million to write-down uncollectible advances and receivables. The 2009 results reflect the challenges of very low PGM prices early in 2009, with associated inventory adjustments and other write-downs, followed by a gradual strengthening of PGM prices and improved performance as the year progressed. As already noted, the fourth quarter of 2009 included an $8.1 million non-cash charge for shares issued in exchange for debt. From a liquidity perspective, cash and cash equivalents increased by $4.9 million during 2009, and short-term investments increased by $15.5 million. See “–– Results” above.

     During 2009, our mining operations produced a total of 529,900 ounces of palladium and platinum, including 407,000 ounces of palladium and 122,900 ounces of platinum, exceeding both initial guidance for the year of 496,000 ounces and the most recent guidance of 515,000 ounces. This increase in mine production primarily reflected higher than projected mining productivities at both operations.

     In 2009, we processed 251,000 ounces of recycled PGMs in our smelting and refining facilities, a 36.9% decrease from the 398,100 total ounces processed in 2008. The lower volumes processed during 2009 reflect the decline in recycling volumes available generally following the drop in PGM prices during the second half of 2008. During 2009, we restructured our arrangements with our largest recycling supplier and broadened the base of suppliers we deal with directly. We also increased the percentage of tolling material we process and restricted working capital advances significantly.

     Capital spending was cut back severely in 2009, as our objective to remain at least cash neutral during the economic downturn sharply limited the scope of mine development and equipment purchases for the year. Actual 2009 capital expenditures of $39.5 million were about on target with our public guidance for the year of about $39 million. Most of the 2009 capital was allocated to mine development initiatives necessary to support current production. While spending at both mines for 2009 was budgeted short of the pace required to replace the proven reserves mined during the year, with overall productivities significantly better, primary development footage, while within the spending budget, was 25% ahead of plan at 15,900 feet. This improvement in development productivity is significant, in that even with the sharp cutback in development spending the Stillwater Mine was able to achieve adequate new development footage in 2009 to sustain its current level of production and the East Boulder Mine, once the benefit of its restructuring was in place, achieved sustainable development rates in the fourth quarter of 2009. The 2009 budget also included about $6.45 million to complete construction — started in 2008 — and commission the second electric furnace at the smelter in Columbus.

     Following on a very volatile 2008, market prices for platinum and palladium gradually recovered from their initial lows as 2009 progressed. As the chart above shows, announcements of power shortages in South Africa early in 2008, on top of already robust commodity markets, created something of a pricing bubble for PGMs during the first half of 2008. This reversed fairly abruptly in the second half of 2008 as credit markets deteriorated and economic recession loomed. Combined with severe financial pressures on and PGM inventory liquidations by the automotive industry, the primary customer for PGMs, the economic situation brought PGM prices down steeply. The year 2009 saw some pricing stability gradually return, as investor interest in commodities as a store of economic value and an inflation hedge served to spark some demand that took up slack from the ailing automotive industry. As of December 31, 2009, palladium and platinum were quoted in London at $393 and $1,461 per ounce, respectively; corresponding prices at December 31, 2008, were $183 per ounce for palladium and $898 per ounce for platinum.

     Typically, our mines produce about 3.4 times as much palladium as platinum, a relationship driven by the relative percentages of the two metals in the ore and by metal recoveries achieved during processing. Floor and ceiling prices in our sales agreements also affect our realizations. Our average realization per sold ounce on combined platinum and palladium sales from mining for 2009 was $549 per ounce, comprised of $365 per ounce for palladium and $1,137 per ounce for platinum. This compares to an average realization of $630 per platinum and palladium ounce sold for the full year 2008.

     Putting these realizations into perspective, mining cost of sales for the full year 2009 (including depreciation and amortization but excluding corporate overhead and adjusting for the benefit of by-product revenues) averaged the equivalent of $497 per ounce, indicating a margin on mining operations of about $52 per ounce. By the fourth quarter of 2009, with somewhat stronger market prices, mining costs of sales net of by-product proceeds averaged $494 per ounce, for a mining margin of about $85 per ounce. For the full year 2008, despite higher average realizations, the corresponding mining margin on average was negative by about $12 per ounce (excluding the impairment charge at East Boulder). While the improvement in margins in 2009 is partially due to higher PGM prices, it also reflects significantly lower average mining expenses.

     Our reported loss for 2009 of $8.7 million was derived primarily from two sources. The first, which has already been discussed, is the $8.1 million non-cash inducement loss recorded during the fourth quarter in conjunction with the exchange of shares for debentures. The other factor relates mostly to the first quarter, when for a time while prices were low and we were still in the process of restructuring the mines, mining costs exceeded the realizable value of production, resulting in lower-of-cost-or-market adjustments to the amounts carried in inventory. Such adjustments during the 2009 first quarter totaled about $5.5 million. Thereafter, as mining productivities improved and PGM prices increased, such adjustments diminished both in frequency and in size.

     Late in the third quarter of 2008, management recognized the urgent need to make substantial changes to our operations in the face of looming heavy losses. In particular, there was a need to resolve the cost picture at the

East Boulder Mine. As a result, after considerable debate, the East Boulder Mine operating plan was radically restructured, introducing a leaner, team-based mining approach, with each team intended to be more or less self sufficient and focused on its specific mining area. A total of 47 miners were transferred from East Boulder Mine to Stillwater Mine, allowing the Stillwater Mine to fully staff its mining operations and replace 32 higher-cost mining contractors with our own employees. The restructuring also required terminating over 200 employees at the East Boulder Mine. These changes were implemented in December 2008.

     Various other broad-based changes were implemented at about the same time to conserve corporate cash. Capital expenditures and any discretionary expenditures were cut back sharply at all locations, with development limited to only what was necessary to maintain current operations. Staffing at all locations was revisited in an effort to bring support costs into line with recent lower production levels. Contractors were replaced with our own employees wherever feasible. The corporate office in Billings was closed down, with the remaining corporate staff reassigned to offices in Columbus or at the mines. The project to install a second electric furnace at the smelter was reviewed, but was deemed far enough along and of sufficient strategic importance that it should be completed with elements of the project restructured to save costs. Purchasing arrangements with suppliers were also addressed to ensure competitive pricing terms.

     Our stated objective for 2009 was to remain at least cash neutral from an operating perspective, without taking any benefit from cash generated by reductions in working capital associated with the recycling business. We more than achieved this goal, growing balance sheet cash and investments during 2009 by $20.4 million and in addition generating another $7.1 million that was reinvested into recycling working capital. However, because PGM prices rose during the year, the question arises as to how much of the benefit is attributable to higher prices. Based on the year-end PGM prices noted above as compared to average prices actually realized in 2009, it appears that the benefit to our liquidity of the higher than planned PGM prices during 2009 was about $31.5 million. That suggests that we would have been within about $2.0 million of our objective of cash neutrality, even without the benefit of the higher prices.

     As part of our cash conservation effort during 2009, we scaled back capital expenditures for mine development, reducing them temporarily to a level below that required to keep proven reserves level in the face of ongoing mine production. Consequently, our ore reserves declined, although modestly, during 2009. As in past years, we have engaged Behre Dolbear as third party independent geological experts to review and express an expert opinion on our ore reserve calculations. We perform our ore reserve economic assessment using a twelve-quarter trailing price in order to level out short-term volatility in metals prices. We regard the twelve-quarter trailing average as a reasonable surrogate for long-term future PGM prices over the period when the reserves will be mined. The combined twelve-quarter trailing weighted average price for platinum and palladium at December 31, 2009, was about $556 per ounce. At this price, our geologic ore reserves at each mine can be shown to generate (undiscounted) positive cash flow over the life of the reserve. Consequently, our ore reserves were not constrained economically at December 31, 2009.

     It is important to note that our ore reserve estimates are dependent upon PGM prices, and should PGM prices decline for an extended period the trailing twelve-quarter price will also decline. At a sufficiently low price level, our ore reserves might no longer generate positive cash flows. Following our methodology, should prices fall there can be no assurance that our reported proven and probable ore reserves will not be constrained economically in the future. Our efforts to restructure our mining operations are intended to improve mining productivity and reduce average costs to a level that minimizes, to the extent possible, our future exposure to potential periods of lower PGM prices.

     We also have reviewed the carrying value of our assets for impairment at December 31, 2009. We determined that there have been no material events or changes in circumstances during the fourth quarter of 2009, or subsequently, that indicate the likelihood of any impairment of long-lived assets. In view of the economic situation at the end of 2008, we, with assistance from Behre Dolbear, assessed the fair value of assets as of December 31, 2008, and concluded that a valuation adjustment at the East Boulder Mine was needed at that time. Consequently, our reported earnings at December 31, 2008, included a $67.3 million impairment charge that reduced the carrying value of the East Boulder Mine assets to $161.4 million.

     In December of 2009, Standard and Poor’s upgraded our debt rating from B- to B, citing improved market conditions and adequate liquidity. Both Moody’s Investors Service and Standard and Poor’s had downgraded our corporate credit rating by two notches during 2008 as economic conditions deteriorated. At issue has been our strong dependence on our automotive agreements, lack of geographic or product diversity, metal market price volatility, and difficult cost structure. In view of the current restrictive credit markets and our strong liquidity position, management has elected to defer seeking to put a revolving credit facility in place until market conditions improve. However, there is no assurance that we will be successful in securing an adequate revolving credit facility when we do seek to do so.

     The pending expiration of our supply agreement with Ford Motor Company at the end of 2010 creates added exposure to any extended decline in PGM market prices. The floor price for palladium in the Ford agreement has been a significant financial support for us during periods of low PGM prices in the past. Although we may negotiate a replacement supply agreement with Ford or other industry participants, it is not likely that comparable floor price provisions would be included in such an agreement. Consequently, we have focused our strategic efforts on positioning ourselves for life after the Ford agreement. To this end, we have been working to improve the efficiency and productivity of our mining operations so that our competitiveness at low PGM prices is correspondingly improved. Likewise, we have supported efforts to develop new applications for PGMs and to open new markets for them, seeking to strengthen demand and so sustain higher metals prices in the longer term. Continued efforts to diversify the Company, both internally and externally, are intended to decrease our dependence on the price of just one or two operations and one or two commodities for financial viability. Management continues to focus on all of these objectives in preparing for a post-auto agreement environment and may increase the level of resources applied to these efforts during 2010.

     Statistically, our safety performance — a key management focus — during 2009 was mixed, with excellent results at the East Boulder Mine but an increase in the reportable incident rate at the Stillwater Mine. Overall, our rate of medical reportable incidents in 2009 was 4.1 incidents per 200,000 hours worked, up from the rate of 3.3 in 2008. Management is working closely with our workforce in an effort to address this increase. Areas of specific focus from a safety perspective include instilling and encouraging a cultural emphasis on safety, enhancing pre-shift work place examinations, reviewing safety standards implementation and compliance, standardizing accident/incident investigations and near miss reporting and designating loss control representatives who are part of the mining workforce. Employee-led focus teams have been successful in addressing many safety related challenges.

     Our environmental performance continued its notable track record during 2009. Environmental compliance is a very high priority in view of the pristine area in which we operate. We have a record of open communication and cooperative, proactive involvement with local and regional environmental groups. Our ground-breaking 2000 Good Neighbor Agreement with these groups provides a vehicle for facilitating such communication and addressing issues cooperatively.

     In light of the Environmental Protection Agency’s determination to regulate carbon dioxide emissions as hazardous to health, we have assessed our exposure to likely restrictions on such emissions. Our principal sources of CO2 emissions are limited to a comparatively few internal combustion engines in vehicles and mining equipment, and to stationary sources such as process heaters, dryers and converters that consume natural gas. We already utilize buses to transport our workforce to and from the mines and utilize biodiesel fuels in our operations in order to reduce our carbon footprint. Consequently, any taxes or added restrictions on emissions are unlikely to have any direct material effect on our operations. Our physical exposure to climate change is minimal. Our operations are not materially dependent upon weather patterns or seasonal availability of water. The relatively remote location of the mines presents some exposure to severe weather, particularly winter snowfall that can restrict access to the mine sites, but we already regularly address this issue during the winter months in Montana. Similarly, summer wildfires can temporarily restrict access to the mines, but their duration tends to be relatively short. Probably our most significant exposure to greenhouse gas regulation is the potential consequence of a substantial longer-term movement away from internal combustion engines on the demand for PGMs in catalytic converters. Such a major shift in automotive demand could depress PGM prices and impair our financial performance. Regulatory constraints on other industries also could affect the price or availability of electricity and other materials, driving up our operating costs.

     Our mining permits require that, in conjunction with our mining and processing activities, we must provide adequate financial surety in support of our permit obligations to complete final reclamation and remediation once mining operations cease. As of December 31, 2009, we had outstanding approximately $32.7 million of surety bonds and letters of credit in favor of state and federal agencies to guarantee our final reclamation commitments.

Regulatory authorities are currently in the midst of updating an Environmental Impact Statement (EIS), which when finalized will determine whether or not the existing surety amounts are sufficient. In the interim, however, as the economy weakened late in 2008, we agreed to increase our surety bonding by an additional $10 million as an interim measure to alleviate concerns aired by the agencies involved and to allow time for the EIS to be completed. Upon completion of the EIS, it is likely that additional surety increases will be required.

     The shortages of skilled manpower and the high employee attrition rates that challenged us during the strong commodities markets of 2006 through 2008 have abated with the economic downturn in late 2008 and throughout 2009. As already noted, the restructuring at the East Boulder Mine provided an opportunity to transfer skilled miners over to the Stillwater Mine, largely alleviating the shortages there and allowing us to replace higher-cost contractors with our own employees. The lower attrition rates have brought some stability to our mining operations and undoubtedly contributed to the improved productivities we saw during 2009. However, this shift in the labor market has been driven mostly by lower metal prices and the weak economy, and there is no assurance that the same challenges will not reappear as commodity prices recover.

Fiscal Year 2008 Compared to Fiscal Year 2007

     In view of the higher prices realized for our by-product sales in the past several years, we modified our reporting for by-products in 2008 to include sales proceeds from by-products within our sales revenues from mining. Previously, these proceeds were netted against costs of revenues. The 2007 results discussed in the following comparison reflect the reporting change.

     Our total revenues, including proceeds from the sale of by-products, totaled $855.7 million in 2008, compared to $673.0 million in 2007, a 27.1% increase. This increase was net of hedging losses on forward sales of platinum of $12.8 million on 15,000 ounces hedged in 2008, and $31.7 million on 98,500 ounces hedged in 2007. The increase in total revenues reflects substantially higher average realized prices, particularly in the first six months of 2008, which more than offset lower mine production sales volumes in 2008.

     Revenues from mine production were $360.4 million in 2008 (including $36.8 million from by-products), compared to $331.3 million in 2007 (of which $53.8 million was from by-products), an 8.8% increase. The increase was attributable to the higher realized market prices in early 2008 which more than made up for the lower volume of mined ounces sold in 2008. Platinum and palladium ounces sold from mine production were 514,100 in 2008, compared to 544,800 ounces in 2007. The average realization on these platinum and palladium sales (including the effects of hedging and of floor and ceiling prices in the underlying agreements) was $630 per ounce in 2008 and $509 per ounce in 2007. Reduced by-product revenues were generally due to lower sales in 2008, particularly for rhodium and nickel.

     Revenues from PGM recycling grew 45.6% during 2008, increasing to $475.4 million in 2008, from $326.4 million in 2007. Recycled ounces sold increased in 2008 to 275,000 ounces compared to 245,000 ounces in 2007 and our combined average realization on recycling sales (which include palladium, platinum and rhodium) increased to $1,715 per ounce in 2008 from $1,313 per ounce in 2007. We processed increased volumes of recycled materials on a tolling basis in 2008. We toll processed 126,000 ounces of PGMs during 2008, up from 112,000 tolled ounces in 2007. Total recycling volume increased to 398,100 ounces of PGMs in 2008 up 6.7% from 373,000 ounces in 2007.

     We recognized other revenue of $20.0 million and $15.4 million for metal purchased in the open market and resold in 2008 and 2007, respectively.

     Costs of metals sold, which excludes depreciation expense and no longer includes credits for by-products, was $752.0 million in 2008, compared to $579.8 million in 2007, a 29.7% increase. Even though the volume of purchased recycling material increased from year to year, significantly higher PGM prices drove up the acquisition cost of the material, which largely accounted for an increase in recycling costs of metals sold to $448.4 million in 2008 from $308.6 million in 2007. The average acquisition cost of metal in our recycling segment (including platinum, palladium and rhodium) increased to $1,534 per ounce in 2008 from $1,171 per ounce in 2007, reflecting much higher 2008 average prices for PGMs, particularly for platinum and rhodium.

     During 2008, our mining operations produced 498,900 ounces of PGMs, including 384,100 and 114,800 ounces of palladium and platinum, respectively. This represents about a 7.2% decrease from 2007, during which our mining operations produced 537,500 ounces of PGMs, including 413,400 and 124,100 ounces of palladium and platinum, respectively. The Stillwater Mine produced 349,400 ounces of PGMs in 2008, compared with 359,300 ounces of PGMs in 2007, a 2.8% decrease. The East Boulder Mine produced 149,500 ounces of PGMs in 2008, compared with 178,200 ounces of PGMs in 2007, a 16.1% year-on-year decrease. The lower production in 2008 reflected the restructuring at the East Boulder Mine and somewhat lower ore grades associated with the specific mining areas in 2008 at the Stillwater Mine.

     The costs of metals sold from mine production, despite lower 2008 production, increased to $283.8 million in 2008, compared to $256.9 million in the prior year, a 10.5% increase. Our mining costs increased during 2008 mostly as a result of higher commodity prices for materials consumed in mining.

     The costs of metals sold on palladium purchases for resale was $19.9 million in 2008, compared to $14.3 million in 2007.

     Depletion, depreciation and amortization expense was $83.0 million in 2008, compared to $82.5 million in 2007. Although amortization rates per ton mined were generally higher in 2008 than in 2007, the lower tonnage produced in 2008 more than offset the effect of the higher tonnage rates.

     We participated in several early stage exploration programs during 2008 and 2007, spending $2.5 million and $1.1 million to meet commitments under these programs during 2008 and 2007, respectively. In addition, we expended $0.9 million in 2008 and $1.7 million in 2007 toward equity investments in exploration companies. During 2008, we also wrote down a portion of our equity investments in these ventures to fair value, taking charges totaling nearly $3.4 million.

     We continued our market development efforts for palladium during 2008, largely in support of the Palladium Alliance International, an industry trade organization which we sponsor, spending $5.7 million on marketing, up slightly from $5.6 million in 2007.

     General and administrative costs were $24.2 million in 2008, compared to $21.8 million in 2007, an 11.0% increase, reflecting higher payroll and contractor costs. In addition to these costs, we separately incurred about $5.4 million in restructuring costs during 2008, mostly associated with employee and contract terminations and relocation of the Billings corporate office.

     In 2008, adjustments to income included a $67.3 million asset impairment write-down at the East Boulder Mine, a $29.4 million provision for uncollectable receivables and advances (mostly associated with recycling activities), a $3.4 million charge to mark investments to market, and $5.4 million for restructuring costs.

     Interest income decreased to $11.1 million in 2008 from $11.7 million in 2007, the result of lower recycling balances in the last quarter of 2008. Our balance of cash and related liquid assets earning interest increased to $180.8 million at December 31, 2008, from $89.0 million reported at December 31, 2007. This increase was partially attributable to decreases in working capital in our recycling segment that resulted from lower PGM prices and lower inventories later in the year. Inventories and advances associated with recycling decreased to $22.0 million at year-end 2008 from $85.4 million at the end of 2007. Our outstanding long-term debt balance was $211.0 million at December 31, 2008, up from $128.0 million at December 31, 2007. We replaced our debt facilities during 2008, increasing the level of borrowings by about $83 million. The added borrowings helped us accommodate significant growth in our recycling segment during the first nine months of 2008.

     Interest expense declined to $9.7 million in 2008, from $11.3 million in 2007 as the increased debt balances partially offset the benefit of much lower interest rates. The 2008 expense included $2.2 million of unamortized financing costs that were written off in conjunction with our refinancing.

     We recorded a small tax benefit of $32,000 in 2008 related to a refundable minimum tax credit and only a de minimis income tax expense in 2007, reflecting certain state minimum taxes paid. Changes in our net deferred tax assets have been offset by the change in the related valuation allowance, as we do not project any opportunity to benefit from our tax loss carry-forwards.

     We recorded a gain in other comprehensive income of $5.9 million in 2008 compared to a gain of $9.6 million in 2007. The 2008 gain included $12.8 million of realized hedging losses reclassified to income, partially offset by $6.3 million representing the change in fair value of derivatives held, and $0.7 million of unrealized losses on investments. The 2007 gain included $31.7 million of realized hedging losses reclassified to income, partially offset by $22.4 million representing the change in fair value of derivatives held, and $0.3 million of unrealized gains on investments.

Cash Flows—Years Ended December 31, 2009, 2008 and 2007

     For 2009, net cash provided by operating activities was $59.7 million compared to $114.2 million and $56.4 million for 2008 and 2007, respectively. Our net cash flow from operating activities is affected by several key factors, including net realized prices for our products, cash costs of production, and the level of PGM production from the mines.

     The $8.7 million reported loss for 2009 included $99.5 million of non-cash charges—$70.4 million of depreciation and amortization, $14.4 million of stock compensation expense, $8.1 million stock issuance expense related to the debt to equity transaction, and $6.6 million of lower-of-cost-or-market inventory adjustments.

     At December 31, 2009, our available balance of cash and cash equivalents (excluding restricted cash) was $166.7 million and we reported $196.0 million of debt outstanding. If highly liquid short-term investments are included with available cash, our balance sheet liquidity at December 31, 2009, increases to $201.2 million. Corresponding balances at December 31, 2008, included $161.8 million of available cash and cash equivalents, $211.0 million of outstanding debt, and available cash plus liquid investments of $180.8 million. We exchanged $15 million face amount of our outstanding convertible debentures for about 1.84 million common shares during the fourth quarter of 2009 in an induced conversion transaction. The remaining $166.5 million of convertible debentures are scheduled to reach their date of first call in March 2013, and we believe most holders are likely to convert their debentures or redeem them at par at that time.

     At interest rate levels prevailing at December 31, 2009, we will be required to fund approximately $5.5 million in total interest payments during 2010 related to our outstanding debt obligations. No principal payments against outstanding debt are scheduled to come due in 2010. In view of the current restrictive credit environment and relatively high risk spreads, we have chosen not to put in place a revolving credit agreement at this time. While the lack of a credit agreement may create some vulnerability, we believe that our liquidity on hand is adequate to cover our needs for the foreseeable future.

     Our financial performance is affected by changes in PGM prices. At the PGM price levels prevailing at December 31, 2009, absent separate hedging arrangements, any change in the price of platinum generally would flow through almost dollar-for-dollar to cash flow from operations, subject only to (1) price ceilings on 14% of the mines’ platinum production to be sold under our sales agreement, and (2) certain costs — severance taxes and royalties on mine production — which adjust upward or downward with market prices. At the December 31, 2009, closing platinum price of $1,466 per ounce and 2009 production levels, the annual effect of the price ceiling would be to reduce our revenue by about $10.6 million.

     Under our sales agreement for mined production, a change in the market price of palladium also would flow through directly to cash flow from operations, subject only to (1) floor prices affecting 70% of our sales from mine production, and (2) an offset for severance taxes and royalties that are based on the realized price. At the December 31, 2009, closing palladium price of $393 per ounce, the contractual floor prices would have no effect on revenues.

     In our recycling activities, upon purchasing recycled material for processing we simultaneously enter into a fixed forward contract that determines the future selling price of the contained PGMs, effectively locking in a sales margin. So for outstanding recycling lots, a change in the market price of platinum and palladium on sales of recycling materials would have little or no effect on margins earned from this activity and on cash flow from operations. However, a general change in market prices would affect margins on future purchases by about the same percentage as the change in price. It normally takes existing lots of recycling material two to three months from the date of receipt to flow through to sales.

     Changes in the cash costs of production generally flow through dollar-for-dollar into cash flow from operations. A reduction of 10% due to grade in total mine production, representing a decline of just over 50,000 ounces per year, would reduce cash flow from operations by an estimated $30 million per year at the price and cost levels prevailing at December 31, 2009.

     Net cash used in investing activities was $54.7 million, $74.6 million and $81.0 million in 2009, 2008 and 2007, respectively. Our investing activities primarily represent capital expenditures and net sales and purchases of short term investments. Capital expenditures totaled $39.5 million, $82.3 million and $87.9 million in 2009, 2008 and 2007, respectively. We also expended $0.9 million and $1.7 million to acquire equity interests in two small exploration companies during 2008 and 2007, respectively. No exploration investments were made in 2009.

     All significant company-wide repair and maintenance costs in connection with planned major maintenance activities are expensed as incurred. We do not accrue in advance for major maintenance activities, but, when practicable, try to disclose in advance in our public filings any planned major maintenance activities that may affect operations.

     Net cash used in financing activities was a net $0.1 million and $2.4 million in 2009 and 2007, respectively, compared to net cash provided by financing activities of $60.7 million in 2008.

Liquidity and Capital Resources

     For the first nine months of 2010, net cash provided by operating activities was $95.3 million. Our net cash flow from operating activities is affected by several key factors, including net realized prices for our products, cash costs of production, and the level of PGM production from the mines. Mining productivity rates and ore grades in turn can affect both PGM production and cash costs of production. Net cash flow from operations also includes changes in non-cash working capital, including changes to inventories and advances.

     Our financial performance is sensitive to market prices for our two principal products, palladium and platinum. Eighty percent of our mined palladium production is subject to contractual minimum selling prices and, when prices are above these minimums, to a small discount to the market price. At the palladium prices prevailing at September 30, 2010, which were unaffected by these floor prices, a ten percent increase or decrease in the market price of palladium would result in a corresponding 13.7% increase or decrease in our cash provided from operations. Fourteen percent of our mined platinum is subject to contractual ceiling prices. A small contractual discount to market also applies on up to 70% of our sales of mined platinum. At the platinum prices applicable at the end of this year’s third quarter, which in part were constrained by these contractual ceiling prices, a ten percent increase or decrease in the market price of platinum would result in a corresponding 9.4% increase or decrease in our cash provided from operations. The contract containing the floor and ceiling prices and contractual discounts is scheduled to expire at the end of 2010.

     In our recycling activities, we customarily enter into fixed forward contracts that set the selling price for a significant portion of the extracted PGMs. Consequently, for outstanding recycling lots a change in the market price of platinum and palladium on sales of recycling materials would have little or no effect on margins earned from this activity or on cash flow from operations. However, a percentage change in market prices would affect margins on future lots by about the same percentage as the change in price. It normally takes existing lots of recycling material two to three months from the date of receipt to flow through to sales.

     Changes in the cash costs of production generally flow through dollar-for-dollar into cash flow from operations. A reduction due to grade in total mine production of 10%, or about 50,000 palladium and platinum ounces per year, would reduce cash flow from operations by an estimated $37.9 million per year at the price and cost levels prevailing at September 30, 2010.

     During the third quarter of 2010, we revised our cash management guidelines to extend the available investment maturities on a portion of our cash balances, broaden the suite of permissible investments, and adjust the percentage limits on certain classes of investments. As a result, a large share of our cash holdings has been reclassified as short-term investments. All of these short-term investments remain highly liquid, but technically they no longer meet the strict definition of cash and cash equivalents. Net cash used in investing activities was $205.8 million in the first nine months of 2010, comprised of $35.5 million of capital expenditures, $167.8 million as a net increase in short-term investments, a $2.9 million investment in conjunction with the Marathon PGM transaction and proceeds of $0.4 million from fixed asset sales. In the same period of 2009, investing activities consumed a net $32.3 million, comprised of $32.3 million of capital expenditures offset by the $0.2 million increase in highly liquid short-term investments and proceeds of $0.2 million from fixed asset sales.

     We received $0.5 million in proceeds during the first nine months of 2010 from the exercise of outstanding stock options with no corresponding proceeds received in the same period of 2009. We paid off the final $0.1 million of principal on our education impact bonds in the comparable period of 2009.

     At September 30, 2010, our available cash was $56.7 million, compared to $80.0 million at June 30, 2010, and we had $196.0 million of debt outstanding, unchanged from June 30, 2010. Our total debt includes $166.5 million outstanding in the form of convertible debentures due in 2028 and $29.5 million of Exempt Facility Revenue Bonds due in 2020. If highly liquid short-term investments are included with available cash, our balance sheet liquidity increases to $259.0 million at September 30, 2010, up from $228.1 million at June 30, 2010, and $201.2 million at the beginning of 2010. We expect to pay $1.2 million of interest due during the remainder of 2010 related to our outstanding debt obligations and about $5.5 million in interest on the same obligations during 2011. We do not currently have in place any revolving credit facility or other short-term credit commitment. While the lack of a credit agreement may create vulnerability for us, management believes that under present circumstances our liquidity is adequate to support our existing business operations.

     As of September 30, 2010, we anticipated paying Cd$61.7 million in cash during the 2010 fourth quarter in conjunction with the closing of the Marathon PGM acquisition.

Contractual Obligations

     We are obligated to make future payments under various debt agreements and regulatory obligations. The following table represents significant contractual cash obligations and other commercial and regulatory commitments, including related interest payments, as of September 30, 2010:

(in thousands)	2010(1)	2011	2012	2013	2014	Thereafter	Total
Convertible debentures	$—	$—	$—	$166,500	$—	$—	$166,500
Exempt Facility
Revenue Bonds	—	—	—	—	—	30,000	30,000
Operating leases	76	303	297	264	233	—	1,173
Asset retirement
obligations	—	—	—	—	—	144,271	144,271
Payments of interest (2)	1,200	5,522	5,522	3,961	2,400	13,200	31,805
Other noncurrent
liabilities	—	13,941	—	—	—	—	13,941
Total	$1,276	$19,766	$5,819	$170,725	$2,633	$187,471	$387,690
____________________

(1)	Amounts represent cash obligations for October-December 2010.

(2)	Interest payments on the convertible debentures noted in the above table are calculated up to March 15, 2013, the date the holders of the debentures can exercise their put option.

     Interest payments noted in the table above assume all are based on fixed rates of interest. Amounts included in other noncurrent liabilities that are anticipated to be paid in 2011 include workers’ compensation costs, property taxes and severance taxes.

Critical Accounting Policies

Mine Development Expenditures — Capitalization and Amortization

     Mining operations are inherently capital intensive, generally requiring substantial capital investment for the initial and concurrent development and infrastructure of the mine. Many of these expenditures are necessarily incurred well in advance of actual extraction of ore. Underground mining operations such as those conducted by us require driving tunnels and sinking shafts that provide access to the underground ore body and construction and development of infrastructure, including electrical and ventilation systems, rail and other forms of transportation, shop facilities, material handling areas and hoisting systems. Ore mining and removal operations require significant underground facilities used to conduct mining operations and to transport the ore out of the mine to processing facilities located above ground.

     Contemporaneously with mining, additional development is undertaken to provide access to ongoing extensions of the ore body, allowing more ore to be produced. In addition to the development costs that have been previously incurred, these ongoing development expenditures are necessary to access and support all future mining activities.

     Mine development expenditures incurred to date to increase existing production, develop new ore bodies or develop mineral property substantially in advance of production are capitalized. Mine development expenditures consist of vertical shafts, multiple surface adits and underground infrastructure development including footwall laterals, ramps, rail and transportation, electrical and ventilation systems, shop facilities, material handling areas, ore handling facilities, dewatering and pumping facilities. Many such facilities are required not only for current operations, but also for all future planned operations.

     Expenditures incurred to sustain existing production and access specific ore reserve blocks or stopes provide benefit to ore reserve production over limited periods of time (secondary development) and are charged to operations as incurred. These costs include ramp and stope access excavations from primary haulage levels (footwall laterals), stope material rehandling/laydown excavations, stope ore and waste pass excavations and chute installations, stope ventilation raise excavations and stope utility and pipe raise excavations.

     We calculate amortization of capitalized mine development costs by the application of an amortization rate to current production. The amortization rate is based upon un-amortized capitalized mine development costs, and the related ore reserves. Capital development expenditures are added to the un-amortized capitalized mine development costs as the related assets are placed into service. In the calculation of the amortization rate, changes in ore reserves are accounted for as a prospective change in estimate. Ore reserves and the further benefit of capitalized mine development costs are based on significant management assumptions. Any changes in these assumptions, such as a change in the mine plan or a change in estimated proven and probable ore reserves could have a material effect on the expected period of benefit resulting in a potentially significant change in the amortization rate and/or the valuations of related assets. Our proven ore reserves are generally expected to be extracted utilizing our existing mine development infrastructure. Additional capital expenditures will be required to access our estimated probable ore reserves. These anticipated capital expenditures are not included in the current calculation of depreciation and amortization.

     Our method of accounting for development costs is as follows:
  Unamortized costs of the shaft at the Stillwater Mine and the initial development at the East Boulder Mine are treated as life-of-mine infrastructure costs, amortized over total proven and probable reserves at each location, and

  All ongoing development costs of footwall laterals, ramps and associated facilities are amortized over the ore reserves in the immediate and geologically relevant vicinity of the development.
     The calculation of the amortization rate, and therefore the annual amortization charge to operations, could be materially affected to the extent that actual production in the future is different from current forecasts of production based on proven and probable ore reserves. This would generally occur to the extent that there were significant changes in any of the factors or assumptions used in determining ore reserves. These factors could include: (1) an expansion of proven and probable ore reserves through development activities, (2) differences between estimated and actual costs of mining due to differences in grade or metal recovery rates, and (3) differences between actual commodity prices and commodity price assumptions used in the estimation of ore reserves.

Asset Impairment

     We review and evaluate our long-lived assets for impairment when events or changes in circumstances indicate that the related carrying amounts may not be recoverable. Impairment is considered to exist if total estimated future cash flows on an undiscounted basis are less than the carrying amount of the asset. The estimation of future cash flows takes into account estimates of recoverable ounces, PGM prices (long-term sales contract prices and historical pricing trends or third party projections of future prices rather than prices at a point in time as an indicator of longer-term future prices), production levels, and capital and reclamation expenditures, all based on life-of-mine plans and projections. If the assets are impaired, a calculation of fair market value is performed, and if fair market value is lower than the carrying value of the assets, the assets are reduced to their fair market value.

Income Taxes

     Income taxes are determined using the asset and liability approach. This method gives consideration to the future tax consequences of temporary differences between the financial reporting basis and the tax basis of assets and liabilities based on currently enacted tax rates. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. Each quarter, management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. A valuation allowance has been provided at December 31, 2009 and 2008, for the portion of our net deferred tax assets for which it is more likely than not that they will not be realized. Based on our current financial projections, and in view of the level of tax depreciation and depletion deductions available, it appears unlikely that we will owe any income taxes for the foreseeable future. However, if average realized PGM prices were to increase substantially in the future, we could owe income taxes prospectively on the resulting higher taxable income.

Post-closure Reclamation Costs

     We recognize the fair value of a liability for an asset retirement obligation in the period in which it is incurred if a reasonable estimate of fair value can be made. The fair value of the liability is added to the carrying amount of the associated asset and this additional carrying amount is depreciated over the life of the asset. The liability is accreted at the end of each period through charges to operating expense. If the obligation ultimately is settled for other than the carrying amount of the liability, we will recognize a gain or loss at the time of settlement.

     Accounting for reclamation obligations requires management to make estimates for each mining operation of the future costs we will incur to complete final reclamation work required to comply with existing laws and regulations. Actual costs incurred in future periods could differ from amounts estimated. Additionally, future changes to environmental laws and regulations could increase the extent of reclamation and remediation work that we are required to perform. Any such increases in future costs could materially impact the amounts charged to operations for reclamation and remediation.

     We reviewed our asset retirement assumptions at December 31, 2009, and recorded a reduction of $0.6 million and $0.8 million for the Stillwater Mine and the East Boulder Mine, respectively, due to an increase in the estimated mine lives of both mines. See Note 16 “Asset Retirement Obligation” to our 2009 audited financial statements for further information.

Derivative Instruments

     We from time to time enter into derivative financial instruments, including fixed forward sales, cashless put and call option collars and financially settled forward sales to manage the effect of changes in the prices of palladium and platinum on our revenue. Derivatives are reported on the balance sheet at fair value and, if the derivative is not designated as a hedging instrument, changes in fair value are recognized in earnings in the period of change. If the derivative is designated as a hedge and to the extent such hedge is determined to be highly effective, changes in fair value are either (a) offset by the change in fair value of the hedged asset or liability (if applicable) or (b) reported as a component of other comprehensive income in the period of change, and subsequently recognized in the determination of net income in the period the offsetting hedged transaction occurs. We primarily use derivatives to hedge metal prices and to manage interest rate risk. We also enter into financially settled forwards related to our recycling segment which are not accounted for as cash flow hedges. The realized and unrealized gains or losses are recognized in net income in each period. See Note 3 “Derivative Instruments” to our unaudited financial statements as of and for the three- and nine-month periods ended September 30, 2010 for further information.

Stillwater Mining Company
Key Factors
(Unaudited)

	Nine Months
	Ended
	September 30,
	2010	2009
OPERATING AND COST DATA FOR MINE PRODUCTION
Consolidated:
Ounces produced (000)
Palladium	281	301
Platinum	83	91
Total	364	392
Tons milled (000)	813	811
Mill head grade (ounce per ton)	0.48	0.52
Sub-grade tons milled (000) (1)	64	69
Sub-grade tons mill head grade (ounce per ton)	0.17	0.19
Total tons milled (000) (1)	877	880
Combined mill head grade (ounce per ton)	0.46	0.49
Total mill recovery (%)	91	91
Total operating costs per ounce (Non-GAAP) (2)	$321	$311
Total cash costs per ounce (Non-GAAP) (2)	$386	$363
Total production costs per ounce (Non-GAAP) (2)	$533	$499
Total operating costs per ton milled (Non-GAAP) (2)	$133	$138
Total cash costs per ton milled (Non-GAAP) (2)	$160	$161
Total production costs per ton milled (Non-GAAP) (2)	$221	$222

Stillwater Mine:
Ounces produced (000)
Palladium	204	223
Platinum	61	68
Total	265	291
Tons milled (000)	527	545
Mill head grade (ounce per ton)	0.54	0.57
Sub-grade tons milled (000) (1)	50	34
Sub-grade tons mill head grade (ounce per ton)	0.17	0.19
Total tons milled (000) (1)	577	579
Combined mill head grade (ounce per ton)	0.50	0.55
Total mill recovery (%)	92	92
Total operating costs per ounce (Non-GAAP) (2)	$304	$301
Total cash costs per ounce (Non-GAAP) (2)	$365	$349
Total production costs per ounce (Non-GAAP) (2)	$505	$473
Total operating costs per ton milled (Non-GAAP) (2)	$140	$151
Total cash costs per ton milled (Non-GAAP) (2)	$168	$175
Total production costs per ton milled (Non-GAAP) (2)	$232	$238

	Nine Months
	Ended
	September 30,
	2010	2009
OPERATING AND COST DATA FOR MINE PRODUCTION (Continued)
East Boulder Mine:
Ounces produced (000)
Palladium	77	78
Platinum	22	23
Total	99	101
Tons milled (000)	286	266
Mill head grade (ounce per ton)	0.38	0.40
Sub-grade tons milled (000) (1)	14	35
Sub-grade tons mill head grade (ounce per ton)	0.16	0.19
Total tons milled (000) (1)	300	301
Combined mill head grade (ounce per ton)	0.37	0.38
Total mill recovery (%)	89	89
Total operating costs per ounce (Non-GAAP) (2)	$368	$341
Total cash costs per ounce (Non-GAAP) (2)	$442	$404
Total production costs per ounce (Non-GAAP) (2)	$608	$572
Total operating costs per ton milled (Non-GAAP) (2)	$122	$114
Total cash costs per ton milled (Non-GAAP) (2)	$146	$135
Total production costs per ton milled (Non-GAAP) (2)	$201	$191
____________________

(1)	Sub-grade tons milled includes reef waste material only. Total tons milled includes ore tons and sub-grade tons only. See “Proven and Probable Ore Reserves — Discussion” for further information.

(2)
Total operating costs include costs of mining, processing and administrative expenses at the mine site (including mine site overhead and credits for metals produced other than palladium and platinum from mine production). Total cash costs include total operating costs plus royalties, insurance and taxes other than income taxes. Total production costs include total cash costs plus asset retirement costs and depreciation and amortization. Income taxes, corporate general and administrative expenses, asset impairment write-down’s, gain or loss on disposal of property, plant and equipment, restructuring costs and interest income and expense are not included in total operating costs, total cash costs or total production costs. Operating costs per ton, operating costs per ounce, cash costs per ton, cash costs per ounce, production costs per ton and production costs per ounce are non-GAAP measurements that management uses to monitor and evaluate the efficiency of our mining operations. These measures of cost are not defined under GAAP. Please see “Reconciliation of Non-GAAP Measures to Costs of Revenues” and the accompanying discussion for additional detail.

Key Factors (continued)
(Unaudited)

	Nine Months Ended
	September 30,
(in thousands, where noted)	2010	2009
SALES AND PRICE DATA
Ounces sold (000)
Mine production:
Palladium (oz.)	288	293
Platinum (oz.)	84	94
Total	372	387

PGM recycling: (1)
Palladium (oz.)	62	38
Platinum (oz.)	49	29
Rhodium (oz.)	10	7
Total	121	74

Other: (2)
Palladium (oz.)	10	12
Platinum (oz.)	—	3
Total	10	15

By-products from mining: (3)
Rhodium (oz.)	2	3
Gold (oz.)	7	7
Silver (oz.)	4	4
Copper (lb.)	610	604
Nickel (lb.)	894	669

Average realized price per ounce (4)
Mine production:
Palladium ($/oz.)	$456	$362
Platinum ($/oz.)	$1,465	$1,089
Combined ($/oz)(5)	$683	$540

PGM recycling: (1)
Palladium ($/oz.)	$439	$280
Platinum ($/oz.)	$1,534	$1,107
Rhodium ($/oz)	$2,382	$2,282

Other: (2)
Palladium ($/oz.)	$462	$213
Platinum ($/oz.)	$—	$1,040

By-products from mining: (3)
Rhodium ($/oz.)	$2,503	$1,379
Gold ($/oz.)	$1,177	$941
Silver ($/oz.)	$18	$14
Copper ($/lb.)	$3.06	$1.94
Nickel ($/lb.)	$8.64	$7.41

Average market price per ounce (4)
Palladium ($/oz.)	$477	$236
Platinum ($/oz.)	$1,580	$1,143

	Nine Months Ended
	September 30,
(in thousands, where noted)	2010	2009
Combined ($/oz)(5)	$725	$456
____________________

(1)	Ounces sold and average realized price per ounce from PGM recycling relate to ounces produced from processing of catalyst materials.

(2)	Ounces sold and average realized price per ounce from other relate to ounces purchased in the open market for resale.

(3)	By-product metals sold reflect contained metal. Realized prices reflect net values (discounted due to product form and transportation and marketing charges) per unit received.

(4)	Our average realized price represents revenues, which include the effect of any applicable agreement floor and ceiling prices, hedging gains and losses realized on commodity instruments and agreement discounts, divided by ounces sold. The average market price represents the average London Bullion Market Association afternoon postings for the actual months of the period.

(5)	We report a combined average realized and a combined average market price of palladium and platinum at the same ratio as ounces that are produced from the base metal refinery.

Reconciliation of Non-GAAP Measures to Costs of Revenues

     We utilize certain non-GAAP measures as indicators in assessing the performance of our mining and processing operations during any period. Because of the processing time required to complete the extraction of finished PGM products, there are typically lags of one to three months between ore production and sale of the finished product. Sales in any period include some portion of material mined and processed from prior periods as the revenue recognition process is completed. Consequently, while costs of revenues (a GAAP measure included in our Statement of Operations and Comprehensive Income (Loss)) appropriately reflects the expense associated with the materials sold in any period, we have developed certain non-GAAP measures to assess the costs associated with our producing and processing activities in a particular period and to compare those costs between periods.

     While we believe that these non-GAAP measures may also be of value to outside readers, both as general indicators of our mining efficiency from period to period and as insight into how we internally measure our operating performance, these non-GAAP measures are not standardized across the mining industry and in most cases will not be directly comparable to similar measures that may be provided by other companies. These non-GAAP measures are only useful as indicators of relative operational performance in any period, and because they do not take into account the inventory timing differences that are included in costs of revenues, they cannot meaningfully be used to develop measures of earnings or profitability. A reconciliation of these measures to costs of revenues for each period shown is provided as part of the following tables, and a description of each non-GAAP measure is provided below.

     Total Costs of Revenues: For the Company as a whole, this measure is equal to total costs of revenues, as reported in the Statement of Operations and Comprehensive Income (Loss). For the Stillwater Mine, East Boulder Mine, and PGM recycling and Other, we segregate the expenses within total costs of revenues that are directly associated with each of these activities and then allocate the remaining facility costs included in total cost of revenues in proportion to the monthly volumes from each activity. The resulting total costs of revenues measures for Stillwater Mine, East Boulder Mine and PGM recycling and Other are equal in total to total costs of revenues as reported in our Statement of Operations and Comprehensive Income (Loss).

     Total Production Costs (Non-GAAP): Calculated as total costs of revenues (for each mine or combined) adjusted to exclude gains or losses on asset dispositions, costs and profit from PGM recycling, and timing differences resulting from changes in product inventories. This non-GAAP measure provides a comparative measure of the total costs incurred in association with production and processing activities in a period, and may be compared to prior periods or between our mines.

     When divided by the total tons milled in the respective period, Total Production Cost per Ton Milled (Non-GAAP) - measured for each mine or combined — provides an indication of the cost per ton milled in that period. Because of variability of ore grade in our mining operations, production efficiency underground is frequently measured against ore tons produced rather than contained PGM ounces. Because ore tons are first actually weighed as they are fed into the mill, mill feed is the first point at which production tons are measured precisely. Consequently, Total Production Cost per Ton Milled (Non-GAAP) is a general measure of production efficiency, and is affected both by the level of Total Production Costs (Non-GAAP) and by the volume of tons produced and fed to the mill.

     When divided by the total recoverable PGM ounces from production in the respective period, Total Production Cost per Ounce (Non-GAAP) - measured for each mine or combined — provides an indication of the cost per ounce produced in that period. Recoverable PGM ounces from production are an indication of the amount of PGM product extracted through mining in any period. Because extracting PGM material is ultimately the objective of mining, the cost per ounce of extracting and processing PGM ounces in a period is a useful measure for comparing extraction efficiency between periods and between our mines. Consequently, Total Production Cost per Ounce (Non-GAAP) in any period is a general measure of extraction efficiency, and is affected by the level of Total Production Costs (Non-GAAP), by the grade of the ore produced and by the volume of ore produced in the period.

     Total Cash Costs (Non-GAAP): This non-GAAP measure is calculated by excluding the depreciation and amortization and asset retirement costs from Total Production Costs (Non-GAAP) for each mine or combined. We use this measure as a comparative indication of the cash costs related to production and processing in any period.

     When divided by the total tons milled in the respective period, Total Cash Cost per Ton Milled (Non-GAAP) — measured for each mine or combined — provides an indication of the level of cash costs incurred per ton milled in that period. Because of variability of ore grade in our mining operations, production efficiency underground is frequently measured against ore tons produced rather than contained PGM ounces. Because ore tons are first weighed as they are fed into the mill, mill feed is the first point at which production tons are measured precisely. Consequently, Total Cash Cost per Ton Milled (Non-GAAP) is a general measure of production efficiency, and is affected both by the level of Total Cash Costs (Non-GAAP) and by the volume of tons produced and fed to the mill.

     When divided by the total recoverable PGM ounces from production in the respective period, Total Cash Cost per Ounce (Non-GAAP) — measured for each mine or combined — provides an indication of the level of cash costs incurred per PGM ounce produced in that period. Recoverable PGM ounces from production are an indication of the amount of PGM product extracted through mining in any period. Because ultimately extracting PGM material is the objective of mining, the cash cost per ounce of extracting and processing PGM ounces in a period is a useful measure for comparing extraction efficiency between periods and between our mines. Consequently, Total Cash Cost per Ounce (Non-GAAP) in any period is a general measure of extraction efficiency, and is affected by the level of Total Cash Costs (Non-GAAP), by the grade of the ore produced and by the volume of ore produced in the period.

     Total Operating Costs (Non-GAAP): This non-GAAP measure is derived from Total Cash Costs (Non-GAAP) for each mine or combined by excluding royalty, tax and insurance expenses from Total Cash Costs (Non-GAAP). Royalties, taxes and insurance costs are contractual or governmental obligations outside of the control of our mining operations, and in the case of royalties and most taxes, are driven more by the level of sales realizations rather than by operating efficiency. Consequently, Total Operating Costs (Non-GAAP) is a useful indicator of the level of production and processing costs incurred in a period that are under the control of mining operations.

     When divided by the total tons milled in the respective period, Total Operating Cost per Ton Milled (Non-GAAP) — measured for each mine or combined — provides an indication of the level of controllable cash costs incurred per ton milled in that period. Because of variability of ore grade in our mining operations, production efficiency underground is frequently measured against ore tons produced rather than contained PGM ounces. Because ore tons are first actually weighed as they are fed into the mill, mill feed is the first point at which production tons are measured precisely. Consequently, Total Operating Cost per Ton Milled (Non-GAAP) is a general measure of production efficiency, and is affected both by the level of Total Operating Costs (Non-GAAP) and by the volume of tons produced and fed to the mill.

     When divided by the total recoverable PGM ounces from production in the respective period, Total Operating Cost per Ounce (Non-GAAP) — measured for each mine or combined — provides an indication of the level of controllable cash costs incurred per PGM ounce produced in that period. Recoverable PGM ounces from production are an indication of the amount of PGM product extracted through mining in any period. Because ultimately extracting PGM material is the objective of mining, the cost per ounce of extracting and processing PGM ounces in a period is a useful measure for comparing extraction efficiency between periods and between our mines. Consequently, Total Operating Cost per Ounce (Non-GAAP) in any period is a general measure of extraction efficiency, and is affected by the level of Total Operating Costs (Non-GAAP), by the grade of the ore produced and by the volume of ore produced in the period.

Reconciliation of Non-GAAP Measures to Costs of Revenues

	Nine Months Ended
	September 30,
(in thousands)	2010	2009
Consolidated:
Reconciliation to consolidated costs of revenues:
Total operating costs (Non-GAAP)	$117,008	$121,754
Royalties, taxes and other	23,481	20,383
Total cash costs (Non-GAAP)	$140,489	$142,137
Asset retirement costs	399	450
Depletion, depreciation and amortization	52,997	52,667
Depletion, depreciation and amortization (in inventory)	64	22
Total production costs (Non-GAAP)	$193,949	$195,276
Change in product inventories	3,611	(2,527)
Cost of PGM recycling	121,937	55,608
PGM recycling — depreciation	212	134
Add: Profit from PGM recycling	9,414	4,902
Total consolidated costs of revenues (1)	$329,123	$253,393

Stillwater Mine:
Reconciliation to costs of revenues:
Total operating costs (Non-GAAP)	$80,570	$87,454
Royalties, taxes and other	16,243	13,997
Total cash costs (Non-GAAP)	$96,813	$101,451
Asset retirement costs	370	377
Depletion, depreciation and amortization	36,535	35,306
Depletion, depreciation and amortization (in inventory)	67	607
Total production costs (Non-GAAP)	$133,785	$137,741
Change in product inventories	(127	(4,716)
Add: Profit from PGM recycling	6,839	3,649
Total costs of revenues	$140,497	$136,674

East Boulder Mine:
Reconciliation to costs of revenues:
Total operating costs (Non-GAAP)	$36,438	$34,300
Royalties, taxes and other	7,238	6,386
Total cash costs (Non-GAAP)	$43,676	$40,686
Asset retirement costs	29	73
Depletion, depreciation and amortization	16,462	17,361
Depletion, depreciation and amortization (in inventory)	(3)	(585)
Total production costs (Non-GAAP)	$60,164	$57,535
Change in product inventories	(884)	(3,552)
Add: Profit from PGM recycling	2,575	1,253
Total costs of revenues	$61,855	$55,236

	Nine Months Ended
	September 30,
(in thousands)	2010	2009
PGM recycling and Other (2)
Reconciliation to costs of revenues:
Cost of open market purchases	$4,622	$5,741
PGM recycling — depreciation	212	134
Cost of PGM recycling	121,937	55,608
Total costs of revenues	$126,771	$61,483
____________________

(1)	Revenues from the sale of mined by-products are credited against gross production costs for Non-GAAP presentation. Revenues from the sale of mined by-products are reported on our financial statements as mined revenue and are included in consolidated costs of revenues. Total costs of revenues in the above table have been reduced by $21.7 million and $17.5 million for the first nine months of 2010 and 2009, respectively.

(2)	PGM recycling and Other include PGM recycling and metal purchased on the open market for resale.

BUSINESS

     Stillwater Mining Company is engaged in the development, extraction, processing, refining and marketing of palladium, platinum and associated metals (platinum group metals or “PGMs”) from a geological formation in south central Montana known as the J-M Reef and from the recycling of spent catalytic converters. The J-M Reef is the only known significant primary source of platinum group metals inside the United States and one of the significant resources outside South Africa and Russia. Associated by-product metals at our operations include significant amounts of nickel and copper and minor amounts of gold, silver and rhodium. The J-M Reef is a narrow but extensive mineralized zone containing PGMs, which has been traced over a strike length of approximately 28 miles.

     We conduct mining operations at the Stillwater Mine near Nye, Montana and at the East Boulder Mine near Big Timber, Montana. Ore extraction at both mines takes place within the J-M Reef. We operate concentrating plants at each mining operation to upgrade the mined production into a concentrate form. We operate a smelter and base metal refinery at Columbus, Montana which further upgrades the mined concentrates into a PGM-rich filter cake. The filter cake is shipped to third-party custom refiners for final refining before being sold to third parties.

     Besides processing mine concentrates, we also recycle spent catalyst material at the smelter and base metal refinery to recover the contained PGMs -- palladium, platinum and rhodium. We currently have catalyst sourcing arrangements with two suppliers and spot arrangements with other suppliers who ship spent catalysts to us for processing to recover the PGMs. We smelt and refine the spent catalysts within the same process stream as for the mined production.

     We have a sales agreement with Ford that commits for sale 80% of our mine palladium and 70% of our mined platinum. The contract is market based, and includes certain floor and ceiling prices that benefit us in times of low PGM prices and benefit Ford when PGM prices are high. The sales agreement with Ford will expire at the end of 2010.

     PGMs are rare precious metals with unique physical properties that are used in diverse industrial applications and in jewelry. The largest use for PGMs currently is in the automotive industry for the production of catalysts that reduce harmful automobile emissions. Besides being used in catalytic converters, palladium is used in jewelry, in the production of electronic components for personal computers, cellular telephones and facsimile machines, as well as in dental applications and in petroleum and industrial catalysts. Platinum’s largest use after catalytic converters is for jewelry. Industrial uses for platinum, in addition to automobile and industrial catalysts, include the manufacturing of glass, data storage disks, fiberglass, paints, nitric acid, anti-cancer drugs, fiber optic cables, fertilizers, unleaded and high-octane gasoline and fuel cells. Rhodium, produced in our recycling operations and to a limited extent as a by-product from mining, also is used in automotive catalytic converters to reduce nitrogen oxides and in jewelry as a plating agent to provide brightness.

Recent Developments

The Marathon PGM Acquisition

     On September 7, 2010, we announced that we entered into an arrangement agreement to acquire the PGM-copper assets of Marathon PGM, a Canadian exploration company listed on the Toronto Stock Exchange. Marathon PGM holds a number of PGM-copper assets that are of particular interest to us, including the Marathon project in Ontario, Canada located near the town of Marathon near the northern shore of Lake Superior. The feasibility study for this property contemplates production of about 200,000 ounces per year of palladium and platinum, along with about 37 million pounds per year of copper (which will be produced as a by-product and generate sales that will serve as a credit to substantially reduce the cash costs for production of PGMs), from an open-pit operation expected to be in production by 2014. The base economic case in the feasibility study assumed prices of $2.91 per pound for copper, $1,347 per ounce for platinum and $321 per ounce for palladium. Any significant decline in metal prices below these levels could adversely affect the economics of this project and lead to a reduction in ore reserves. Conversely, a significant increase in metal prices above these levels could have a favorable effect on ore reserves and project economics. The feasibility study anticipates an active mine life of approximately 12 years, although we believe there may be resource potential to extend the mine life. We anticipate construction costs for the mine to be approximately $400 million, to be funded out of our internally generated cash flow and supplemental external financing.

     In addition to the assumptions noted above with respect to future metal prices, the estimated Marathon production data, mine life, construction cost and timing of commencement of operations are based on a number of assumptions, including assumptions regarding development costs, exchange rates, the timing of permit issuances by governmental agencies and other factors. These assumptions may prove incorrect and many of the factors that will impact actual production levels, costs and project timing are beyond our control. In addition, the information pertaining to Marathon has been derived from Marathon and its agents and was prepared prior to the consummation of our pending acquisition. While we have performed due diligence in connection with the pending acquisition and believe these statements to be accurate in all material respects, we do not possess the same degree of knowledge and understanding of the Marathon properties as we do with respect to the mining properties we have owned and operated for a number of years. Accordingly, investors should not place undue reliance on the forward looking-information presented for the Marathon project.

     The shareholders of Marathon PGM approved the transaction on November 15, 2010 and we received approval under the Investment Canada Act on November 23, 2010. Closing is expected to occur during or prior to the first week of December 2010, subject to satisfaction of all remaining closing conditions.

     Pursuant to the arrangement agreement, Marathon PGM will first spin out certain gold exploration properties to its existing shareholders, through a new company, Marathon Gold Corporation, or Marathon Gold. We will then acquire the outstanding shares of Marathon PGM in exchange for cash and shares of our common stock. The agreement provides that Marathon PGM shareholders will receive 0.112 shares of our common stock plus Cd$1.775 in cash and 0.5 shares of Marathon Gold in exchange for each Marathon PGM share. In total, we expect to issue about 3.9 million new shares of common stock and Cd$61.7 million in cash to the Marathon PGM shareholders in completing the acquisition for a total acquisition cost of approximately $125.4 million based on our price per share of common stock as of September 30, 2010. We made a $2.9 million investment in Marathon PGM in conjunction with the signing of the arrangement agreement in order to fund Marathon PGM liquidity needs. We purchased 974,026 Marathon PGM common shares in a private placement on September 15, 2010 with a fair value of $2.9 million. We included the fair value of the private placement in the preliminary purchase consideration for the acquisition of Marathon PGM. Upon closing of the acquisition transaction, the Marathon PGM common shares held by us will be converted into 0.5 common shares of Marathon Gold with a preliminary fair value of $0.5 million. We will account for the transaction as an asset purchase.

     In consideration for the acquisition of Marathon PGM, we will issue 0.112 shares of our common stock for each outstanding common share of Marathon PGM totaling approximately 3,893,325 shares of our common stock. The measurement of the purchase consideration is based on the market price of $16.84 for each share of our common stock on September 30, 2010. Based on that price per share, the shares of our common stock to be issued would represent consideration of approximately $65.6 million at September 30, 2010.

     In addition to the shares of our common stock received, each Marathon PGM shareholder will receive Cd$1.775 in cash for each Marathon PGM common share. The Marathon PGM warrant holders will likewise have the right to receive Cd$1.775 in cash for each warrant exchanged. The cash consideration for the Marathon PGM common shares and warrants totals approximately $59.8 million.

     The preliminary purchase consideration has been allocated to the fair value of assets acquired and liabilities assumed, based on management’s best estimates and all available information. We have allocated $187.6 million to acquired mineral properties at September 30, 2010. The remaining purchase consideration has been allocated to other assets acquired and liabilities assumed at September 30, 2010. If the transaction is completed, we will recognize an estimated future income tax liability of $65.1 million in connection with the purchase consideration allocation where the assigned values of the mineral properties differ from their Canadian tax basis. Certain tax attributes of Stillwater are subject to change at the close of this transaction due to uncertainties related to the scheduling of these tax attributes. The ultimate purchase consideration and fair value of the net assets of Marathon

PGM to be acquired will ultimately be determined upon the closing of the transaction. Therefore, it is likely that the ultimate purchase consideration and fair values of assets and liabilities acquired will vary and the differences may be material.

History of the Company

     Mineral exploration in the Stillwater Complex dates from at least the late nineteenth century, with early mining activities -- primarily for chromium -- beginning in the 1920s. Palladium and platinum were discovered within the Stillwater Complex, by geologists from Johns Manville Corporation (Manville) in the early 1970s, in what then became known as the J-M Reef. In 1979, a Manville subsidiary entered into a partnership agreement with Chevron U.S.A. Inc. (Chevron) to develop PGMs discovered in the J-M Reef. Manville and Chevron explored and developed the Stillwater property and commenced commercial underground mining in 1986.

     Stillwater Mining Company was incorporated in 1992 and on October 1, 1993, Chevron and Manville transferred substantially all assets, liabilities and operations at the Stillwater property into the Company, with Chevron and Manville each receiving a 50% ownership interest in our stock. In September 1994, we redeemed Chevron’s entire 50% ownership. We subsequently completed an initial public offering in December 1994 and Manville sold a portion of its shares through the offering, reducing its ownership percentage to approximately 27%. In August 1995, Manville sold its remaining ownership interest in Stillwater to a group of institutional investors. Our common stock is publicly traded on the New York Stock Exchange (NYSE) under the symbol “SWC”.

     On June 23, 2003, we completed a stock purchase transaction with Norilsk Nickel (Norilsk Nickel), whereby a subsidiary of Norilsk Nickel became our majority stockholder. On that date, the parties entered into a Stockholders Agreement governing the terms of Norilsk Nickel’s investment in us. A copy of the Stockholders Agreement was included in our Report on Form 8-K filed on June 23, 2003. Prior to this and the concurrent offering, Norilsk Nickel controlled approximately 50.9% of our outstanding common shares and held $80 million of our $166.5 million outstanding 1.875% convertible debentures maturing in 2028.

Geology of the J-M Reef

     The Stillwater Complex, which hosts the J-M Reef ore deposit, is located in the Beartooth Mountains in south central Montana. It is situated along the northern edge of the Beartooth Uplift and Plateau, which rise to elevations in excess of 10,000 feet above sea level. The plateau and Stillwater Complex have been deeply incised by the major drainages and tributaries of the Stillwater and Boulder Rivers down to elevations at the valley floor of approximately 5,000 feet.

     Geologically the Stillwater Layered Igneous Complex is composed of a succession of ultramafic to mafic rocks derived from a large complex magma body emplaced deep in the earth’s crust an estimated 2.7 billion years ago. The molten mass was sufficiently large and fluid at the time of emplacement to allow its chemical constituents to crystallize slowly and sequentially, with the heavier mafic minerals settling more rapidly toward the base of the cooling complex. The lighter, more siliceous suites crystallized more slowly and also settled into layered successions of norite, gabbroic and anorthosite suites. This systematic process resulted in mineral segregations being deposited into extensive and relatively uniform layers of varied mineral concentrations.

     The uniquely PGM-enriched J-M Reef and its characteristic host rock package represent one such layered sequence. The geosciences community believes that the PGM-enriched suite and other minerals characterizing the J-M Reef accumulated at the same time and by the same mechanisms of formation as the rocks enclosing them. Over time, the orientation of a portion of the original horizontal reef and layered igneous complex was faulted an estimated 20,000 feet to the northeast and was tilted upward at angles of 50 to 90 degrees to the north by the Beartooth Uplift. Localized faulting and intrusive mafic dikes are also evident along the 28-mile strike length of exposed Stillwater Complex. The impact of these structural events is localized along the J-M Reef and affect the percent mineable tonnage in an area, create additional dilution, or result in below cut-off grade and barren zones within the reef. The impacts on ore reserves of these events are quantified in the percent mineable discussion under “Ore Reserve Determination –– Methodology.” The upper portion and exposed edge of the uplifted reef complex were eroded forming the lenticular-shaped surface exposure of the Stillwater Complex and J-M Reef package evident today.

     The J-M Reef package has been traced at its predictable geologic position and with unusual overall uniformity over considerable distances within the uplifted portion of the Stillwater Complex. The surface outcrops of the reef have been examined, mapped and sampled for approximately 28 miles along its east-southeasterly course and over a known expression of over 8,200 feet vertically. The predictability of the J-M Reef has been further confirmed in subsurface mine workings of the Stillwater Mine and the East Boulder Mine and by over 27,000 drill hole penetrations.

     The PGMs in the J-M Reef consist primarily of palladium, platinum and a minor amount of rhodium. The reef also contains significant amounts of nickel and copper and trace amounts of gold and silver.

Ore Reserve Determination

     As of December 31, 2009, our total proven palladium and platinum ore reserves were 4.6 million tons at an average grade of 0.56 ounce per ton, containing 2.6 million ounces of palladium and platinum, representing a decrease of 9.0% in proven contained ounces from December 31, 2008. Our total probable palladium and platinum ore reserves at December 31, 2009, were 36.4 million tons at an average grade of 0.50 ounce per ton, containing 18.0 million ounces of palladium plus platinum, an increase of 2.3% in probable contained ounces from December 31, 2008. Combined, our total proven and probable palladium and platinum ore reserves were 41.0 million tons at an average grade of 0.50 ounce per ton, containing 20.6 million ounces of palladium plus platinum, a modest increase of 0.7% in total proven and probable contained ounces from December 31, 2008.

Methodology

     We utilize statistical methodologies to calculate ore reserves based on interpolation between and projection beyond sample points. Interpolation and projection are limited by certain modifying factors including geologic boundaries, economic considerations and constraints imposed by safe mining practices. Sample points consist of variably spaced drill core intervals through the J-M Reef obtained from drill sites located on the surface and in underground development workings. Results from all sample points within the ore reserve area are evaluated and applied in determining the ore reserve.

     For proven ore reserves, distances between samples range from 25 to 100 feet but are typically spaced at 50-foot intervals both horizontally and vertically. The sample data for proven ore reserves consists of survey data, lithologic data and assay results. Quality Assurance/Quality Control (QA/QC) protocols are in place at both mine sites to test the sampling and analysis procedures. To test assay accuracy and reproducibility, pulps from core samples are resubmitted and compared. To test for sample label errors or cross-contamination, blank core (waste core) samples are submitted with the mineralized sample lots and compared. The QA/QC protocols are practiced on both resource development and production samples. The resulting data is entered into a 3-dimensional modeling software package and is analyzed to produce a 3-dimensional solid block model of the resource. The assay values are further analyzed by a geostatistical modeling technique (kriging) to establish a grade distribution within the 3-dimensional block model. Dilution is then applied to the model and a diluted tonnage and grade are calculated for each block. Ore and waste tons, contained ounces and grade are then calculated and summed for all blocks. A percent mineable factor based on historic geologic unit values is applied and the final proven reserve tons and grade are calculated.

     Two types of cut-off grades are recognized for the J-M Reef, a geologic cut-off boundary and an economic cut-off grade. The geologic cut-off boundary of 0.3 troy ounces of palladium plus platinum per ton is an inherent characteristic of the formation of the J-M Reef and is used for calculation of the proven and probable reserves. The economic cut-off grade is lower than the geologic cut-off and can vary between the mines based on cost and efficiency factors. The determination of the economic cut-off grade is completed on a round by round basis and is driven primarily by excess mill capacity and geologic character encountered at the face. See “Proven and Probable Ore Reserves –– Discussion” for reserve sensitivity to metal pricing.

     Probable ore reserves are based on longer projections, up to a maximum radius of 1,000 feet beyond the limit of existing drill hole sample intercepts of the J-M Reef obtained from surface and underground drilling. Statistical modeling and the established continuity of the J-M Reef as determined from results of over 20 years of mining activity to date support our technical confidence in estimates of tonnage and grade over this projection distance. Where appropriate, projections for the probable ore reserve determination are constrained by any known or anticipated restrictive geologic features. The probable reserve estimate of tons and grade is based on the projection of factors calculated from adjacent proven reserve blocks or from diamond drilling data where available. The factors consist of a probable area, proven yield in tons per foot of footwall lateral, average grade and percent mineable. The area is calculated based on projections up to a maximum of 1,000-feet; the proven yield in tons per foot of footwall lateral and grade are calculated based on long-term proven ore reserve results in adjacent areas; and the percent mineable is calculated based on long-term experience from actual mining in adjacent areas. Contained ounces are calculated based on area divided by 300 (square feet) times proven yield in tons per foot of footwall lateral times grade (ounces per ton) times percent mineable (%).

     We review our methodology for calculating ore reserves on an annual basis. Conversion, an indicator of the success in upgrading probable ore reserves to proven ore reserves, is evaluated annually as part of the reserve process. The annual review examines the effect of new geologic information, changes implemented or planned in mining practices and mine economics on factors used for the estimation of probable ore reserves. The review includes an evaluation of our rate of conversion of probable reserves to proven reserves.

     The proven and probable ore reserves are then modeled as a long-term mine plan and additional factors including process recoveries, mining methods, metal prices, mine operating productivities and costs and capital estimates are applied to determine the overall economics of the ore reserves.

SEC Guidelines

     The United States Securities and Exchange Commission (SEC) have established guidelines contained in Industry Guide No. 7 to assist registered companies as they estimate ore reserves. These guidelines set forth technical, legal and economic criteria for determining whether ore reserves can be classified as proven and probable.

     The SEC’s economic guidelines have not historically constrained our ore reserves. Under these guidelines, ore may be classified as proven or probable if extraction and sale result in positive cumulative undiscounted cash flow. We utilize both the historical trailing twelve-quarter average combined PGM market price and the current PGM market price in ascertaining these cumulative undiscounted cash flows.

     We believe that it is appropriate to use a long-term average price for measuring ore reserves as such a price, better matches the period over which the reserves will ultimately be mined. However, should metal prices decline substantially from their present level for an extended period, the twelve-quarter trailing average price might also decline and could result in a reduction of our reported ore reserves.

     Our board of directors established an Ore Reserve Committee to identify best practices in the industry and to receive reports on the progress and results of our mine development efforts.

Results

     The December 31, 2009, ore reserves were reviewed by Behre Dolbear, third party independent consultants, who are experts in mining, geology and ore reserve determination. We have utilized Behre Dolbear to carry out independent reviews and inventories of our ore reserves since 1990. Behre Dolbear has consented to be a named expert herein. See “Risk Factors –– Risks Related to the Company –– Ore reserves are very difficult to estimate and ore reserve estimates may require adjustment in the future; changes in ore grades, mining practices and economic factors could materially affect our production and reported results.”

     The Stillwater Mine proven and probable ore reserves at year-end 2009 decreased by 3.5% in terms of ore tons from those reported at year-end 2008. The East Boulder Mine proven and probable ore reserves at year-end 2009 increased by 15.9% in ore tons from those reported at year-end 2008. Overall, our estimated proven and probable ore reserves based on ore tons increased by 7.3% in 2009. Our ore reserve determination for 2009, calculated at December 31, 2009, was limited by geologic certainty and not by economic constraints.

Proven and Probable Ore Reserves

     Our proven ore reserves are generally expected to be extracted utilizing existing mine infrastructure. However, additional infrastructure development will be required to extract our probable ore reserves. Based on the

2010 mining plans at each mine, the year-end 2009 proven ore reserves of 2.6 million tons at the Stillwater Mine and 2.0 million tons at the East Boulder Mine represent an adequate level of proven ore reserves to support planned mining activities. The long-term proven ore reserve targets are 2.8 million tons at the Stillwater Mine and 2.0 million tons at the East Boulder Mine, which reflect adequate ore reserves to support production at the planned capacity of each facility.

     The grade of our ore reserves, measured in combined platinum and palladium ounces per ton, is a composite average of samples in all reserve areas. As is common in underground mines, the grade mined and the recovery rate achieved varies depending on the area being mined. In particular, mill head grade varies significantly between the Stillwater Mine and the East Boulder Mine, as well as within different areas of each mine. During 2009, 2008 and 2007, the average mill head grade for all tons processed from the Stillwater Mine was 0.56, 0.51 and 0.55 PGM ounces per ton of ore, respectively. During 2009, 2008 and 2007 the average mill head grade for all tons processed from the East Boulder Mine remained consistent at about 0.38 PGM ounces per ton of ore. Concentrator feeds at both mines typically include, along with the ore, some PGM-bearing material that is below the cut-off grade for reserves (reef waste) but that is economic to process so long as there is capacity available in the concentrator.

     As of December 31, 2009, 2008 and 2007 our proven and probable ore reserves were as follows:

	DECEMBER 31, 2009			DECEMBER 31, 2008			DECEMBER 31, 2007
		AVERAGE	CONTAINED		AVERAGE	CONTAINED		AVERAGE	CONTAINED
	TONS	GRADE	OUNCES	TONS	GRADE	OUNCES	TONS	GRADE	OUNCES
	(000’s)	(OUNCE/TON)	(000’S)	(000’s)	(OUNCE/TON)	(000’S)	(000’s)	(OUNCE/TON)	(000’S)
Stillwater Mine (2)
Proven Reserves	2,606	0.66	1,712	2,911	0.65	1,898	2,784	0.65	1,796
Probable Reserves	13,748	0.63	8,688	14,030	0.64	8,911	14,360	0.61	8,791

Total Proven and
Probable Reserves (1)	16,354	0.64	10,400	16,941	0.64	10,809	17,144	0.62	10,586	(4)

East Boulder Mine (2)
Proven Reserves	2,036	0.43	867	2,066	0.45	935	2,017	0.46	921
Probable Reserves	22,607	0.41	9,347	19,202	0.45	8,717	20,868	0.46	9,660

Total Proven and
Probable Reserves (1)	24,643	0.41	10,214	21,268	0.45	9,652	22,885	0.46	10,581

Total Company Reserves(2)
Proven Reserves	4,642	0.56	2,579	4,977	0.57	2,833	4,800	0.57	2,717
Probable Reserves	36,355	0.50	18,035	33,232	0.53	17,628	35,228	0.52	18,451

Total Proven and
Probable Reserves (1)	40,997	0.50	20,614	38,209	0.54	20,461	40,028	0.53	21,167	(3)(4)
____________________

(1)	Reserves are defined as that part of a mineral deposit that could be economically and legally extracted or produced at the time of the reserve determination. Proven ore reserves are defined as ore reserves for which (a) quantity is computed from dimensions revealed in outcrops, trenches, workings or drill holes; grade and/or quality are computed from the results of detailed sampling and (b) the sites for inspection, sampling and measurement are spaced so closely and the geologic character is so well defined that size, shape, depth and mineral content of ore reserves are well-established. Probable ore reserves are defined as ore reserves for which quantity and grade and/or quality are computed from information similar to that used for proven ore reserves, but the sites for inspection, sampling, and measurement are farther apart or are otherwise less adequately spaced. The degree of assurance, although lower than that for proven ore reserves, is high enough to assume continuity between points of observation. The proven and probable ore reserves reflect variations in the PGM content and structural impacts on the J-M Reef. These variations are the result of localized depositional and structural influences on the distributions of economic PGM mineralization. Geologic domains within the reserve boundaries of the two mines include areas where as little as 0% and up to 100% of the J-M Reef is economically mineable. The ore reserve estimate gives effect to these assumptions. See “Risk Factors.”

(2)	Expressed as palladium plus platinum in-situ ounces at a ratio of approximately 3.57 parts palladium to 1 part platinum. The Stillwater Mine is at a 3.53 to 1 ratio and the East Boulder Mine is 3.60 to 1.

(3)	Average mining and processing losses of approximately 18.1% must be deducted to arrive at the estimated saleable ounces.

(4)	Columns do not add mathematically due to rounding.

Discussion

     Our mine development efforts over the past several years have focused on converting probable reserves to proven reserves, rather than on adding new probable reserves.

     Changes from year to year in proven and probable ore reserves are due to the net effect of:
  Additions to proven ore reserves from new definition drilling;

  Deletions as proven reserves are mined;

  Deletions from probable ore reserves as areas are converted by new drilling from probable to proven ore reserves;

  Additions from development activity to convert mineralized inventory to probable ore reserves; and

  Additions and deletions from adjustments to ore reserve estimation factors and mine planning criteria. The cut-off grade used in mine planning is 0.3 ounces of platinum and palladium per ton for the Stillwater Mine and is 0.2 ounces of platinum and palladium per ton for the East Boulder Mine, depending on the mining method employed. The economic value of this cut-off grade varies with platinum and palladium prices and with the different mining methods employed, their costs and their efficiency.
     Our production levels for palladium and platinum are driven by the number of ore tons mined, the mill head grade of the ore and the metallurgical recovery percentages. We measure our net mine production in terms of the number of ounces contained in the mill concentrate, adjusted for subsequent processing losses expected to be incurred in smelting and refining. We define an ounce of metal as “produced” at the time it is transferred from the mine site and received at the concentrator. Depreciation and amortization costs are inventoried at each stage of production.

     The graph above provides a general indication of the sensitivity of our ore reserves to the long-term weighted average price of platinum and palladium as of December 31, 2009, assuming the relative proportions of the two metals realized at our mines. It is based on the mine plan and model we use to measure reserve economics, and reflects some reductions in capital spending at lower price levels where reserves are economically constrained. It does not provide for any adjustments to the planned mining sequence or to the mix of mining methods at lower prices, but instead is derived from a single planning scenario. As such, it should be regarded as indicative rather than definitive.

     The economic analysis of proven and probable reserves at the end of 2009, as shown in the chart above, identified that at a palladium and platinum combined price of about $400 per ounce the stated level of reserves would begin to be reduced by economic constraints. This combined price at which ore reserves become constrained by economics has decreased from $517 per ounce in the analysis performed in 2008 and $454 per ounce shown in 2007. The variation in these threshold prices reflects year-on-year changes in mining costs, current development and production method assumptions, adjustments to ore grade and mine plans, and economic performance due to changing market prices during those periods. We have not tested the ore reserves beyond the level shown above because of the expense of accessing and drilling to establish ore reserves and because of the extensive life of a 20.6 million ounce reserve.

Impairment of Long-Lived Assets

     We review and evaluate our long-lived assets for impairment when events or changes in circumstances indicate that the related carrying amounts may not be recoverable. Impairment is considered to exist if total estimated future cash flows on an undiscounted basis are less than the carrying amount of the asset. The estimation of future cash flows takes into account estimates of recoverable ounces, PGM prices (long-term sales contract prices and historical pricing trends or third party projections of future prices rather than prices at a point in time as an indicator of longer-term future prices), production levels, and capital and reclamation expenditures, all based on life-of-mine plans and projections. If the assets are impaired, a calculation of fair market value is performed, and if fair market value is lower than the carrying value of the assets, the assets are reduced to their fair market value.

     Assumptions underlying future cash flows are subject to certain risks and uncertainties. Any differences between projections and actual outcomes for key factors such as PGM prices, recoverable ounces, and/or our operating performance could have a material effect on our ability to recover the carrying amounts of our long-lived assets and so could potentially lead to impairment charges in the future.

Current Operations

     Our operations are located in south central Montana. We conduct mining and milling operations at the Stillwater Mine near Nye, Montana and at the East Boulder Mine near Big Timber, Montana. Both mines are located on mine claims that follow the apex of the J-M Reef. We operate a smelter and base metal refinery, and recycling facilities at Columbus, Montana.

     Our original long-term development strategy and certain elements of our current planning and mining practices on the J-M Reef ore deposit were founded upon initial feasibility and engineering studies conducted in the 1980’s. Initial mine designs and practices were established in response to available technologies and the particular characteristics and challenges of the J-M Reef ore deposit. Our current development plans, mining methods and ore extraction schedules are designed to provide systematic access to and development of the ore deposit within the framework of current and forecast economic, regulatory and technological considerations as well as the specific characteristics of the J-M Reef ore deposit. Some of the challenges inherent in the development of the J-M Reef include:
  Surface access limitations (property ownership and environmental sensitivity);

  Topographic and climatic extremes involving rugged mountainous terrain and substantial elevation differences;

  Specific configuration of the mineralized zone (narrow -- average width 5 feet, depth -- up to 1.5 miles of vertical extent, and long -- approximately 28 miles in length), dipping downward at an angle varying from near vertical to 38 degrees;

  A deposit which extends both laterally and to depth from available mine openings, with travel distances underground from portal to working face of up to six miles; and

  Proven and probable ore reserves extending for a lateral distance of approximately 34,000 feet at the Stillwater Mine and approximately 17,000 feet at the East Boulder Mine -- a combined extent underground of approximately 9.7 miles, with active underground travelways and ramps on multiple levels totaling more than 100 miles in extent that must be maintained and supported logistically.
Safety

     Mining operations are conducted at the Stillwater Mine and at the East Boulder Mine and involve the use of heavy machinery and drilling and blasting in confined spaces. The pursuit of safety excellence continues with the utilization since 2001 of our “G.E.T. (Guide, Educate and Train) Safe” safety and health management systems. Efforts are focused on accident prevention, seeking safer methods of mining and increased employee awareness and training. Areas of specific focus include enhanced work place examinations, safety standards implementation and compliance, accident/incident investigations, near miss reporting and use of loss control representatives who are part of the mining workforce. Employee-led focus teams have been successful in proactively solving many safety related challenges. We continue to use focus teams to address specific safety and health related issues. One of these areas in particular has been in the area of compliance with the MSHA DPM standards. We believe all underground operations are in compliance with these stringent standards through the use of blended bio-diesel fuels, post exhaust treatments, power train advances and high secondary ventilation standards.

     The smelter, base metal refinery and laboratory continue to participate in and support the Montana Department of Labor’s Safety and Health Achievement Recognition Program, or SHARP. They have all received SHARP recognition numerous times. The SHARP program recognizes employers who have demonstrated exemplary achievements in workplace safety and health. By meeting the SHARP inspection requirements, these facilities may be exempt from general OSHA inspections for one year.

Employees

     The following table indicates our number of employees (excluding contractors) in the respective areas:

	Number of Employees at
SITE	September 30	December 31	December 31	December 31
	2010	2009	2008	2007
Stillwater Mine	816	797	869	845
East Boulder Mine	275	265	261	551
Smelter and Refinery Complex	159	158	169	161
Administrative Support	55	53	65	68
Total	1,305	1,273	1,364	1,625

     In response to sharply lower market prices for our principal products, palladium and platinum, during the fourth quarter of 2008 we issued a notice at the East Boulder Mine under the WARN Act and restructured its workforce company-wide. Some of the miners at the East Boulder Mine were transferred to the Stillwater Mine to bolster operations there, replacing contractors and provisional employees. Staff and support personnel at all our locations also were reduced. As part of the same effort, in early January 2009 we consolidated our corporate functions in Columbus, Montana, and closed the headquarters office in Billings, Montana.

     All of our hourly employees at the Stillwater Mine, the East Boulder Mine, the smelter and the base metal refinery are represented by the United Steelworkers of America, or USW. We are party to a four-year labor agreement expiring on July 1, 2011, that covers substantially all hourly workers at the Stillwater Mine, the smelter and the base metal refinery and provides for annual wage increases of approximately 3.5% per annum. Separately, the labor contract covering all hourly workers at the East Boulder Mine is due to expire on July 1, 2012. See “Risk Factors –– Risks Related to the Company –– Limited availability of additional mining personnel and uncertainty of labor relations may affect our ability to achieve our production targets.”

Stillwater Mine

     We conduct underground mining operations at our wholly-owned Stillwater Mine, near Nye, Montana. The Stillwater Mine facility accesses, extracts and processes PGM ores from the eastern portion of the J-M Reef using mine openings located in the Stillwater Valley. In addition, we own and maintain ancillary buildings that contain the concentrator, shop and warehouse, changing facilities, headframe, hoist house, paste plant, water treatment, storage facilities and office. All surface structures and tailings management facilities are located within the 2,450 acre Stillwater Mine Operating Permit area. Ore reserves developed at the Stillwater Mine are controlled by patented mining claims either leased or owned outright by Stillwater. The mine is located approximately 85 miles southwest of Billings, Montana, and is accessed by a paved road. The mine has adequate water and power from established sources. See “Risk Factors –– Risks Related to the Company –– Uncertainty of title to properties –– the validity of unpatented mining claims is subject to title risk.”

     The Stillwater Mine accesses and has developed a 5.9-mile-long underground segment of the J-M Reef, between the elevations of 2,000 and 7,300 feet above sea level. Access to the ore at the Stillwater Mine is accomplished by means of a 1,950-foot vertical shaft and by a system of horizontal adits and drifts driven parallel to the strike of the J-M Reef at vertical intervals of between 150 feet and 300 feet. Seven main adits have been driven from surface portals on the west and east slopes of the Stillwater Valley at various elevations between 5,000 and 5,900 feet above sea level. Several additional principal levels have been developed below the 5,000-foot level down to the 3,200-foot elevation, accessed from a vertical shaft and the associated shaft ramp system. Ore from this region of the mine is hauled by truck and/or rail to the shaft, where it is crushed and hoisted out of the mine. We are continuing to develop a decline system below the 3,200-foot elevation to access and develop deeper areas in the central part of the mine below those currently serviced by the existing shaft. At the end of 2009, this decline system extended down to the 2,000 foot level.

     The 1,950-foot vertical shaft was constructed between 1994 and 1997 as part of our plan to increase output from 1,000 to 2,000 tons of ore per day and was sunk adjacent to the concentrator (starting at the 5,000-foot elevation) to increase efficiency of the operation. Ore and any waste rock to be transported to the surface from the off-shaft and deeper areas of the mine are crushed prior to being hoisted up the shaft. The production shaft and underground crushing station reduce haulage times and costs, facilitate the handling of ore and waste and improve the grinding capabilities of the concentrator. Ore from above the 5,000-foot west elevation is hauled to the surface by rail. Waste material not used for backfilling in underground excavations is transported to the surface and placed in permitted waste rock disposal sites.

     The Stillwater Mine currently uses its 29 footwall lateral drifts and 6 primary ramps and vertical excavations to provide personnel and equipment access, supply haulage and drainage, intake and exhaust ventilation systems, muck haulage, backfill plant access, powder storage and/or emergency egress. The footwall lateral and primary ramp systems will continue to provide support for production and ongoing development activities. In addition, certain mine levels are required as an integral component of the ventilation system and serve as required intake and/or exhaust levels, or as parallel splits to maintain electrical ventilation horsepower balance and to meet MSHA requirements. MSHA regulations require us to designate alternate (secondary) escapeways from mine workings. These levels, in addition to comprising critical functional components of the ventilation and escapeway system, serve as permanent mine service and utility infrastructure for road and rail transportation, dewatering and backfill pumping facilities. They have been designed and are intended to be used for the life of the mine.

     During 2007, we began construction of a second major decline ramp from the 3500 level of the existing shaft with eventual development down to about the 1900-foot elevation. A study that we completed during 2006 determined that the most cost-effective access to these lower levels would be via electric truck haulage on a dedicated ramp bringing mined material up to a transfer station on the shaft for hoisting out of the mine. Work on these ramps progressed during 2009, but future development below the 2000 level will not be needed for several years and so was deferred as a cash-conserving measure until the development is actually needed. In the future, we expect to install a horizontal rail haulage system on the 2000 level to transport ore and waste material from the deeper mining faces to the electric truck ramps.

     Prior to 1994, almost all of our mining activities utilized captive cut-and-fill stoping methods. This is a manpower-intensive mining method that extracts the ore body in eight to ten foot high horizontal cuts within the reef, accessed from vertical raises and mined with conventional jackleg drills and slushers. The open space created by the extraction of each cut is backfilled with waste rock and coarse concentrator tailings and becomes the floor for the next level of mining as the process moves upward. Commencing in 1994, we introduced two mechanized mining methods: ramp-and-fill and sub-level stoping. Ramp-and-fill is a mining method in which a series of horizontal cuts are extracted from the ore body using mobile equipment. Access to the ore body is from ramps driven within or adjacent to the ore body allowing the use of hydraulic drills and load-haul-dump equipment. Sub-level stoping is a mining method in which blocks of the reef approximately 50 feet high and up to 75 feet in length are extracted in 30-foot intervals utilizing mobile long-hole drills and remote control rubber tired load-haul-dump equipment. The reef is mined in a retreat sequence and mined out areas are filled with development waste or sand backfill as appropriate. Traditionally, captive cut-and-fill has been viewed as being more selective in nature than either ramp-and-fill or sub-level stoping, but it also requires miners with special skills and is generally less productive. Other factors considered in determining the most appropriate mining method for each area include the amount of ancillary development required as well as the ore grade and ground conditions expected. We determine the appropriate mining method to be used on a stope-by-stope basis utilizing an engineering and economic analysis.

     We process ore from the Stillwater Mine through a surface concentrator facility (mill) adjacent to the Stillwater Mine shaft. The mill has a permitted design capacity of 3,000 tons per day. During 2009, an average of 1,992 tons of ore and 137 tons of sub-grade material were processed through the mill per calendar day. In addition, on average the mill processed 111 tons per calendar day of smelter slag. Crushed ore is fed into the concentrator, mixed with water and ground to slurry in the concentrator’s mill circuits to liberate the PGM-bearing sulfide minerals from the rock matrix. Various reagents are added to the slurry, which then is agitated in a froth flotation circuit to separate the valuable sulfides from the waste rock. In this circuit, the sulfide minerals are successively floated, recycled, reground and refloated to produce a concentrate suitable for further processing. The flotation concentrate, which represents approximately 1.5% of the original ore weight, is filtered, placed in large bins and then transported by truck 46 miles to our metallurgical complex in Columbus, Montana. In 2009, 52% of the tailings material from the mill was returned to the mine and used as fill material to provide support for additional mining activities. The balance was placed in tailings containment areas on the surface. No additional steps are necessary to treat any tailings placed back into the mine or into the impoundments, as they are environmentally inert. Tailings are disposed of into the impoundment areas pursuant to our operating permits. Mill recovery of PGMs is historically about 92%.

     In 1998, we received an amendment to our existing operating permit providing for the construction of a lined surface tailings impoundment that would serve the Stillwater Mine for approximately the next 30 years. This facility, located about eight miles from the mine and generally referred to as the Hertzler impoundment, was placed into operation in late 2000. See “–– Regulatory and Environmental Matters –– Permitting and Reclamation”.

East Boulder Mine

     The East Boulder Mine is located in Sweet Grass County, Montana, approximately 32 miles southeast of the town of Big Timber and is accessed by a public road. The East Boulder Mine is fully permitted independently of the Stillwater Mine and comprises a second distinct mining operation accessing the western portion of the J-M Reef. The mine consists of underground mine development and surface support facilities, including a concentrator, shop and warehouse, changing facilities, storage facilities, office and tailings management facility. All mine facilities are wholly owned and operated by Stillwater. Surface facilities for the East Boulder Mine are situated on unpatented mill site claims maintained on federal lands located within the Gallatin National Forest and administered by the U.S. Forest Service. All surface facilities, including the tailings management complex, are located within a 977-acre operating permit area. Proven and probable ore reserves for the mine are controlled by patented mining claims owned by Stillwater. Development of the East Boulder Mine began in 1998, and it commenced commercial production effective January 1, 2002.

     From surface facilities at the East Boulder Mine, the J-M reef is accessed by two 18,500-foot long, 15-foot diameter horizontal tunnels driven into the mountain. These tunnels are equipped with rail haulage and intersect the ore body at an elevation 6,450 feet above sea level. Within the mine, the ore body currently is developed from seven levels of horizontal footwall lateral drifts driven parallel to the J-M Reef totaling approximately 37,500 feet in length, and from four primary ramps totaling approximately 16,815 feet of development. The ore body is accessed vertically by ramp systems tying together the footwall laterals and driven approximately every 2,500 feet along the length of the deposit. During 2009, active mining areas were consolidated into five production zones including two areas below the primary 6,450 haulage level.

     The mined ore is transported horizontally out of the East Boulder Mine by rail haulage to the mine portal, where it is processed through the East Boulder Mine concentrator facility, which has a permitted mill capacity of 2,000 tons per day. Concentrates produced in the mill are transported approximately 75 miles to our metallurgical complex in Columbus, Montana.

     No additional steps are necessary to treat any tailings placed back into the mine or into the impoundments, as they are environmentally inert and tailings placed into the impoundment areas are disposed of pursuant to our operating permits. The current impoundment area has an estimated life of approximately 20 years at the original planned production and processing rate of 2,000 tons per day.

Exploration and Development

     The J-M Reef has been explored from the surface along its entire 28-mile strike length by surface sampling and drilling. Surface exploration drilling consists of an array of over 900 drill holes with a maximum horizontal spacing between holes of 1,000 feet. Exploration activities historically also included driving and then drilling from two exploratory underground adits not currently in active use, the West Fork Adit and the Frog Pond Adit. Comprehensive evaluation of PGM mineralization encountered in the J-M Reef has allowed delineation of indicated ore reserves adjacent to the Stillwater Mine and East Boulder Mine and confirmation of the existence of mineralized material over much of the remaining strike length. Exploration to date has defined sufficient probable ore reserves to sustain mining for a number of years in the future. It is our practice to systematically convert our established probable ore reserves to the proven ore category as mine development progresses by performing definition drilling and evaluation coincident with planned advances of underground development.

     A key element of our development activities in the Stillwater Complex consists of ongoing efforts to convert our established probable ore reserves into proven ore reserves by extending the lateral and vertical development of the Stillwater Mine and East Boulder Mine. These ongoing activities involve constructing and extending mine development workings to access established ore reserves and continuously advancing definition drilling, engineering and mine plans to replace depleted ore reserves. During 2009, 2008 and 2007, $25.9 million, $55.9 million and $65.5 million, respectively, were incurred in connection with capitalized mine development and are included in total capital expenditures. Beginning in 2004 we undertook an initiative to expand our proven ore reserves to equal 40 months of production at full permitted capacity. This initiative has reached a point where both mines have achieved in excess of 40 months of proven reserves at current production rates. Consequently, the sharply reduced development spending in 2009 should not impair the long-term viability of the operations at these production rates. Development spending in 2010 is planned to be about $29.8 million, which should be sufficient at planned production rates to maintain the current level of operations.

     The following table outlines measures that are used by Stillwater to gauge progress on resource development activities:

	September 30	December 31	December 31	December 31
Location and Development Activity	2010	2009	2008	2007
Stillwater Mine
New Primary Development (equivalent feet)(1)	14,384	12,323	25,047	26,033
New Footwall Lateral (equivalent feet)(1)	8,465	8,430	10,836	10,987
New Definition drilling (feet) (1)	217,700	292,701	358,761	311,607

East Boulder Mine
New Primary Development (equivalent feet) (1)	1,981	3,602	9,963	13,015
New Footwall lateral (equivalent feet) (1)	943	1,522	4,254	6,283
New Definition drilling (feet)	71,166	64,448	140,944	179,845
____________________

(1)	Based on one linear foot of excavation, 11 feet wide by 12 feet high (cross-section of 132 ft.2).

Metallurgical Complex

Smelter

     We own a smelter facility and associated real estate located in Columbus, Montana. The smelter facility consists of two electric furnaces, two top blown rotary converters (TBRC’s), a matte granulator and gas handling and solution regeneration systems. The smelter’s capacity is approximately 120 tons of total feed per day.

     During 2009, we completed construction of the second smelter furnace at the Columbus facility. The new furnace was intended to accommodate forecasted levels of future processing, mitigate any potential operational risk (virtually all of our metal production is dependent on the availability of the smelter facility), and allow us to continue processing during periodic scheduled maintenance shutdowns. Capital expenditures in 2009 included about $6.5 million toward completion of the second electric furnace.

     Concentrates from the mine sites are transported to the smelter, dried, and fed into an electric furnace, commingled with spent catalyst materials collected by our recycling business segment. The combined feed is melted in the furnace, where the lighter silica-rich slag separates out into a distinct layer that floats on the heavier nickel-copper PGM-rich matte. The matte is tapped from the furnace periodically and granulated. This granulated furnace matte is then re-melted and processed in a TBRC, which extracts iron from the converter matte. The converter matte is poured from the TBRC, granulated and transferred to the base metals refinery for further processing. The granulated converter matte, approximately 6% of the original smelter feed by weight, consists principally of copper and nickel sulfides containing about 1.5% PGMs. The slag is separately tapped from the furnace, cooled and returned to the mine for reprocessing.

     The gases released from the smelting operations are routed through a gas/liquid scrubbing system, which removes approximately 99.8% of the contained sulfur dioxide. Spent scrubbing solution is treated in a process that converts the sulfur dioxide into gypsum, or calcium sulfate, and regenerates clean scrubbing solution. The gypsum is sold for use as a soil amendment by farmers and as a water treatment additive in the coal bed methane industry.

Base Metal Refinery

     Our base metal refinery is located on property we own adjacent to the smelter in Columbus, Montana.

     The base metal refinery utilizes the patented Sherritt Process, whereby a sulfuric acid solution dissolves the nickel, copper, cobalt and residual iron in the converter matte. These metals are separated from the PGM-bearing converter matte and the copper and nickel ultimately are marketed as by-products. Iron is precipitated from an iron-copper-nickel-cobalt solution and is returned to the smelter to be processed and removed in the slag. A nickel crystallizer circuit produces a crystalline nickel sulfate by-product containing minor amounts of cobalt, which is marketed under sales contracts with various companies. A copper electrowinning circuit removes copper from solution as cathode copper that is marketed to copper refiners for upgrading to commercial grade material. The removal of these metals upgrades the PGM fraction of the converter matte product substantially from about 1.5% PGMs to approximately 37% PGMs.

     The base metal refinery produces a palladium, platinum and rhodium-rich filter cake, which also contains minor amounts of gold and silver. This filter cake is shipped to third-party precious metal refineries in New Jersey and California under tolling agreements that provide us with returns of finished metal. The palladium and platinum metals are returned to our account as 99.95% purity sponge; rhodium, gold and silver are also returned to our account. The refined metal is then available for delivery to our customers. We pay our refiners a per-ounce refining charge for the toll processing of the refined filter cake, and they also retain a small percentage of the contained metals.

PGM Recycling

     We regularly source spent catalytic converter materials containing PGM metals from third-party suppliers and process them through our metallurgical complex. Such materials may either be purchased outright or may be processed and returned to the supplier for a tolling fee. The spent catalytic material is collected by the third party suppliers, primarily from automobile repair shops and automobile yards that disassemble old cars for the recycling of their parts. We also process spent PGM catalysts from petroleum refineries and other sources, normally on a tolling basis.

     Upon receipt of the PGM materials for recycling, they are crushed and sampled prior to being commingled with mine concentrates for smelting in the electric furnace. Nickel and copper sulfides which occur naturally in the mine concentrates act as a metallurgical collector to facilitate the chemical extraction of the PGMs from the recycled material.

     Because of the significant quantities of recycling material typically processed through our smelter and base metal refinery and the substantial time required for processing, we usually carry large inventories of recycling material in process. Working capital associated with these recycling activities as inventories and advances was $33.5 million at September 30, 2010.

Other Properties

     We own a warehouse facility in Columbus, Montana and lease office space in Columbus and Billings, Montana. Our corporate office is located in the office space leased in Billings, Montana. The annual expense for office leases totals $0.3 million per year. We also own parcels of rural land in Stillwater and Sweet Grass Counties, Montana, near our mine sites, totaling approximately 4,367 acres, and additional properties in the communities of Columbus and Big Timber, Montana, which are used as support facilities.

Long-Term Financing

Convertible Debentures

     On March 12, 2008, we issued and sold $181.5 million aggregate principal amount of senior convertible debentures due 2028 (debentures). The debentures pay interest at 1.875% per annum, payable semi-annually on March 15 and September 15 of each year, commencing September 15, 2008. The debentures will mature on March 15, 2028, subject to earlier repurchase or conversion. Each $1,000 principal amount of debentures is initially convertible, at the option of the holders, into approximately 42.5351 shares of our common stock, at any time prior to the maturity date. The conversion rate is subject to certain adjustments, but will not be adjusted for accrued interest or any unpaid interest. The conversion rate initially represents a conversion price of $23.51 per share. Holders of the debentures may require us to repurchase all or a portion of their debentures on March 15, 2013, March 15, 2018 and March 15, 2023, or upon the occurrence of certain events including a change in control. We may redeem the debentures for cash beginning on or after March 22, 2013.

     The debentures were sold to an “accredited investor” within the meaning of Rule 501 under the Securities Act in reliance upon the private placement exemption afforded by Section 4(2) of the Securities Act. The initial investor offered and resold the debentures to “qualified institutional buyers” under Rule 144A of the Securities Act. An affiliate of Norilsk Nickel, with the approval of our public directors, purchased $80 million of the debentures, thereby maintaining its majority ownership position in Stillwater.

     In connection with the issuance of the debentures, we agreed to file and maintain an effective shelf registration statement with the Securities and Exchange Commission (SEC) for the resale of the debentures and the common stock issuable upon conversion of the debentures until the earlier of (1) the date the debentures or the common stock issuable upon conversion of the debentures is eligible to be sold to the public pursuant to Rule 144 of the Securities Act or (2) the date on which there are no outstanding registrable securities. Except for the debentures held by Company affiliates, the minimum holding period prescribed in Rule 144 has now elapsed, and management believes the debentures are eligible to be sold to the public in the secondary market.

     In connection with the issuance of the debentures, we incurred $5.1 million of issuance costs, which primarily consisted of investment banking fees, legal and other professional fees. These costs are classified within other noncurrent assets and are being amortized as interest expense using the effective interest method over the term from issuance through the first date that the holders can require repurchase of the debentures, which is March 15, 2013.

     In October 2009, we undertook the exchange of $15 million face amount of the convertible debentures for 1.84 million shares of our common stock. The debentures so acquired have been retired, leaving $166.5 million face value of the debentures outstanding at September 30, 2010. None of our convertible debentures held by Norilsk Nickel were involved in the exchange transaction. Because the number of shares issued in this transaction exceeded the 42.5351 shares per $1,000 of face value specified in the bond indenture, accounting principles required that we expense the value of the excess shares as an “inducement loss.” Consequently, we recorded a loss on the exchange transaction of $8.1 million during the fourth quarter of 2009.

PGM Sales and Hedging Activities

Mine Production

     Palladium, platinum, rhodium, gold and silver are sold to a number of consumers and dealers with whom we have established trading relationships. Refined platinum group metals (PGMs) of 99.95% purity (rhodium of 99.9%) in sponge-form are transferred upon sale from our account at third-party refineries to the account of the purchaser. By-product metals are normally sold at market prices to customers, brokers or outside refiners. Copper and nickel by-products, however, are produced at less than commercial grade, so prices for these metals typically reflect a quality discount. By-product sales are included in revenues from mine production.

     We have a sales agreement with Ford covering a portion of production from the mines that contains guaranteed floor and ceiling prices for metal delivered. Metal sales under the agreement, when not affected by the guaranteed floor or ceiling prices, are priced at a slight discount to market. Under this sales agreement, we currently have committed 80% of our palladium production and 70% of our platinum production from mining through 2010. None of our palladium or platinum production after 2010 is currently committed. At sufficiently low PGM price levels, the absence of the pricing floors after 2010 could have a material adverse effect on Stillwater. We restructured our operations in order to mitigate this exposure and have reduced our operating costs significantly, but the loss of the Ford agreement will increase our financial exposure to low PGM prices.

     Metal delivery commitments under the sales agreement generally fluctuate based upon fixed percentages of actual mine production. The agreement also contains termination provisions that allow the purchaser to terminate in the event we breach certain provisions of the agreement and we fail to cure the breach within periods ranging from 10 to 30 days of notice by the purchaser. The sales agreement qualifies for the normal sales exception, and consequently, sales under the agreement are not subject to hedge accounting because they require physical delivery and do not settle net. The floors and ceilings embedded within the sales agreement have economic characteristics and risks clearly and closely related to the economic characteristics and risks of the host agreement and so are treated as part of the host agreement, not as separate derivative instruments.

     We have historically entered into derivative contracts and hedging arrangements from time to time to manage the effect on our cash flow of fluctuation in the price of palladium and platinum from mine production. Hedging activities consist of fixed forwards for future delivery of specific quantities of PGMs at specific prices, and financially settled forwards that provide for net cash settlement of forward sales. Gains or losses can occur as a result of hedging strategies if the derivative contracts ultimately settle at prices above or below market. We settled our last remaining financially settled forward agreements covering future anticipated platinum sales out of mine production during the second quarter of 2008. Consequently, after June 30, 2008, we were no longer party to any further hedges on our mined platinum production. See Note 3 “Derivative Instruments” to our unaudited financial statements as of and for the nine-month period ended September 30, 2010 for further information.

PGM Recycling

     We have capacity available in our smelter and base metal refinery and purchase catalyst materials from third parties for recycling in those facilities to recover PGMs. We have entered into sourcing arrangements for catalyst material with several suppliers. Under these sourcing arrangements, we may from time to time advance cash to suppliers for purchase and collection of these spent catalyst materials. These advances are reflected as advances on inventory purchases and included in other assets on our balance sheet until such time as the material has been physically received and title has transferred to us. See “Risk Factors –– Risks Related to the Company –– Reliance on third parties for sourcing of recycling materials and the concentration of recycling sources creates the potential for losses.”

     We customarily enter into fixed forward sales related to recycling of catalysts. These fixed forward sales transactions in the recycling business have not been accounted for as derivatives because they qualify as “normal purchases/normal sales” under GAAP. Typically, metals from processing recycled materials are sold forward at the time the material is purchased and they are delivered against the forward sales contracts when the ounces are recovered.

     Between the time the GM agreement was amended and renegotiated in August of 2007 and the subsequent rejection of the agreement through the bankruptcy court in July 2009, we generally elected to fulfill a portion of our delivery commitments under the amended agreement out of recycled palladium. Consequently, a portion of our palladium from recycling from time to time was priced using financially settled forward sales, which allowed us to price the metal forward. Because these financially settled forward sales inherently settled net, they were not eligible for the normal sales exemption. We elected not to designate these financially settled forward sales as hedges. Changes in fair value of these financially settled forwards at the end of each accounting period were reflected in recycling revenue. The corresponding net realized loss on these derivatives in 2009 and 2008 was $0.2 million in each year. There were no financially settled forward contracts outstanding at December 31, 2009.

Other

     We make other open market purchases of PGMs from time to time for resale to third parties. We recognized revenue of $5.8 million and $20.0 million on ounces purchased in the open market and re-sold for the years ended December 31, 2009 and 2008, respectively. These purchases for resale were essentially breakeven transactions undertaken for the convenience of certain customers.

Title and Royalties

     We hold 995 patented and unpatented lode or mill site claims covering approximately 16,000 acres along the apex of the J-M Reef mineral zone and on adjacent federal lands utilized for our operations facilities. We believe that approximately 130 of these claims cover 100% of the known apex of the J-M Reef. Our remaining unpatented claims either adjoin the apex of the J-M Reef or secure sites for surface operations. Prior to the federal moratorium on processing new applications for mining claim patents, we had leasehold control on one patented claim under the Mouat Agreement, had been granted patents on 34 of our own claims (a combined total of 735 acres), and had 33 patent applications pending on 135 additional mining claims covering an area of 2,249 acres. The applications included claims owned directly by us or held by us in leasehold. During the fourth quarter of 2001, 31 new patents were issued to us for 126 mining claims covering 2,126 acres. At year-end 2001, patents had been issued for all submitted applications involving the claims owned directly by us. In a decision dated April 30, 2002, the Montana State Office of the Bureau of Land Management, or BLM rejected two mineral patent applications submitted prior to July 13, 1993 covering 123 acres in nine mining claims held by us in leasehold under the Mouat Agreement. We joined with the Mouat interests in appealing the BLM decision to the U.S. Department of the Interior Board of Land Appeals, or IBLA. On April 25, 2005, Administrative Judges for the IBLA ruled in favor of the Mouat Interests’ and Company’s appeal and remanded the cases to the BLM with instruction to issue the pending patents. As of the date of this filing, the Certificates of Patent had not yet been issued; however, we consider the matter resolved and expect the patents to be granted in due course. We presently maintain 825 active unpatented mining and mill site claims. Unpatented mining claims may be located on lands open to mineral appropriation and are generally considered to be subject to greater title risk than other real property interests because the validity of unpatented mining claims is often uncertain and such claims are more commonly subject to challenges of third parties, regulatory or statutory changes, or contests by the federal government. The validity of an unpatented mining claim or mill site claim, in terms of establishing and maintaining possessory rights, depends on strict compliance with a complex body of federal and state statutory and decision law regarding the location, qualifying discovery of valuable minerals, occupancy and beneficial use by the claimant.

     Of our 995 controlled claims, 868 are subject to royalties, including 840 subject to a 5% net smelter royalty payable to Franco Nevada U.S. Corporation, 143 subject to a 0.35% net smelter royalty payable to the Mouat family, and 115 subject to both royalties. During 2009, 2008 and 2007, we incurred royalty expenses of $10.6 million, $14.6 million and $15.7 million, respectively. At December 31, 2009, 100% of our proven and probable ore reserves were secured by either our control of 161 patented mining claims or the nine current first-half certified claims pending final action under the April 2005 appeal ruling by the IBLA. Processing facilities at the East Boulder Mine are situated on 127 validated unpatented mill site claims.

Regulatory and Environmental Matters

General

     Our business is subject to extensive federal, state and local government controls and regulations, including regulation of mining and exploration which could involve the discharge of materials and contaminants into the environment, disturbance of land, reclamation of disturbed lands, associated potential impacts to threatened or endangered species and other environmental concerns. In particular, statutes including, but not limited to, the Clean Air Act, the Clean Water Act, the Solid Waste Disposal Act, the Emergency Planning and Community Right-to-Know Act, the Endangered Species Act and the National Environmental Policy Act, impose permit requirements, effluent standards, air emission standards, waste handling and disposal restrictions and other design and operational requirements, as well as record keeping and reporting requirements, upon various aspects of mineral exploration, extraction and processing. In addition, our existing mining operations may become subject to additional environmental control and mitigation requirements if applicable federal, state and local laws and regulations governing environmental protection, land use and species protection are amended or become more stringent in the future. We are aware that federal regulation under the Solid Waste Disposal Act governing the manner in which secondary materials and by-products of mineral extraction and beneficiation are handled, stored and reclaimed or reused are subject to frequency review by the agencies which could affect our facility design, operations, and permitting requirements. See “Risk Factors –– Risks Related to the Company –– Changes to regulations and compliance with regulations could affect production, increase costs and cause delays.”

     The Stillwater Mine and the East Boulder Mine are located on the northern edge of the Absaroka-Beartooth Wilderness Area, about 30 miles north of Yellowstone National Park. Due to the proximity of our operations to Yellowstone National Park and a wilderness area, our operations are subject to stringent environmental controls that may adversely impact our operations. For example, increasingly stringent requirements may be adopted under the Clean Water Act, Clean Air Act or Endangered Species Act which could require installation of environmental controls not required of competitors located overseas. See “Risk Factors –– Risks Related to the Company –– Changes to regulations and compliance with regulations could affect production, increase costs and cause delays.”

     Our past and future activities may also cause it to be subject to liabilities under provisions of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or CERCLA, and analogous state law. Such laws impose strict liability on certain categories of potentially responsible parties including current property owners for releases or threatened releases of hazardous substances into the environment that result in cleanup and other remediation costs.

     Generally compliance with the above statutes requires us to obtain permits issued by federal, state and local regulatory agencies and to file various reports, monitor performance and keep records of our operations affecting the environment. Certain permits require periodic renewal or review of their conditions. We cannot predict whether we will be able to renew such permits or whether material changes in permit conditions will be imposed. Non-renewal of permits or the imposition of additional conditions could have a material adverse effect on our financial condition and results of operations. See “Risk Factors –– Risks Related to the Company –– If we are unable to obtain surety coverage to collateralize our reclamation liabilities, operating permits may be affected.”

     For the past several years, we have employed various measures in an effort to protect the health of our workforce and to comply with much stricter MSHA limits on DPM exposure for the underground miners. These measures have included using catalytic converters, filters, enhanced ventilation regimens, modifying certain mining practices underground, and has experimented with various bio-diesel blends. The new DPM limits were delayed for a time, but ultimately went into effect on May 20, 2008. Compliance with the revised MSHA DPM standards continues to be a challenge within the mining industry. However, as a result of our internal efforts to reduce DPM exposure, recent sampling indicates that we have achieved compliance with the new standards at the East Boulder Mine as well as at the Stillwater Mine. No assurance can be given that any lack of compliance in the future will not impact Stillwater.

     Nitrogen concentrates in groundwater have been elevated above background levels at both the Stillwater Mine and the East Boulder Mine as a result of operational activities and discharges currently authorized under permit. Noncompliance with standards have occurred in some instances and are being addressed by Stillwater through action plans approved by the appropriate federal and state regulatory agencies. In view of our good-faith efforts to comply and progress to date in implementing remedial and advanced treatment technologies, we do not believe that failure to be in strict compliance will have a material adverse effect on Stillwater.

     We believe that our operations and facilities comply in all material respects with current federal, state and local permits and regulations, and that we hold all necessary permits for our operations at the Stillwater Mine and East Boulder Mine and to complete all of our planned expansion projects. However, compliance with existing and future laws and regulations may require additional control measures and expenditures, which cannot be estimated at this time. Compliance requirements for new mines and mills may require substantial additional control measures that could materially affect permitting and proposed construction schedules for such facilities. Under certain circumstances, facility construction may be delayed pending regulatory approval. The cost of complying with future laws and regulations may render currently operating or future properties less profitable and could adversely affect the level of our ore reserves and, in the worst case, render our mining operations uneconomic.

Permitting and Reclamation

     Operating Permits 00118 and 00149 issued by the Montana Department of State Lands encompass approximately 2,475 acres at the Stillwater Mine located in Stillwater County, Montana and 977 acres at the East Boulder Mine located in Sweet Grass County, Montana. The permits delineate lands that may be subject to surface disturbance. At present, approximately 437 acres have been disturbed at the Stillwater Mine, and 210 acres have been disturbed at the East Boulder Mine. We employ concurrent reclamation wherever feasible.

     Reclamation regulations affecting our operations are promulgated and enforced by the Hard Rock Bureau of the Montana Department of Environmental Quality, or DEQ. The United States Forest Service, or USFS, may impose additional reclamation requirements during the permitting process. For regulatory purposes, reclamation does not mean restoring the land to its pre-mining state. Rather, it means returning the post-mining land to a state which has stability and utility comparable to pre-mining conditions. Major reclamation requirements include stabilization and revegetation of disturbed lands, controlling storm water and drainage from portals and waste rock dumps, removal of roads and structures, treating and the elimination of process solutions, treatment and the elimination of mine water prior to discharge and visual aesthetics. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

     Permits governing air and water quality are issued to Stillwater by the Montana DEQ, which has been delegated such authority by the federal government. Operating permits issued to Stillwater by the Montana DEQ and the USFS do not have an expiration date but are subject to periodic reviews. The reviews evaluate bonding levels, monitor reclamation progress, and assess compliance with all permit requirements and mitigation measures.

     In April 1996, we submitted a permit amendment application for the expansion of the Stillwater Mine. This expansion proposal included siting and construction of a new tailings impoundment and removal of the 2,000 tons of ore per day production cap. During 1997, as a result of this application, the Montana DEQ began preparation of an Environmental Impact Statement, or EIS, in order to assess the environmental impacts of the amendment. The Montana DEQ issued the final EIS in 1998, subsequent to review of draft issuances and a public hearing. In November 1998, the Montana DEQ and the USFS issued the Record of Decision. There were no material changes from the original application.

     In the first quarter of 1999, an environmental group filed a complaint against the Montana DEQ challenging the adequacy of the EIS and reclamation provisions developed in connection with the amendment to the permit. We were not named in the complaint. In mid-2000, we signed an agreement with the group and its affiliates (the “Councils”). Under the terms of the agreement, the Councils withdrew litigation against the Montana DEQ. The Councils also agreed not to file a protest against the renewal of our water quality permit at the East Boulder Mine. For our part, we agreed to programs that reduce traffic flows to both the Stillwater Mine and the East Boulder Mine. In addition, we are funding expanded monitoring programs and the development of a watershed partnership for the Boulder River basin to assist residents in improving the quality of surface and ground water. In August of 2005, this agreement was mutually amended to acknowledge the progress made in implementing the agreement and completing and finalizing many of the agreement requirements. Additionally, future commitments were reviewed and amended as appropriate in an effort to bring the agreement current with existing environmental conditions, updated technical data and changes to schedules and monitoring plans resulting from information gathered during the previous 5-year period. We estimate the total cost of all the environmental programs associated with the implementation of the agreement to be substantially less than $1.0 million annually.

Competition

     Palladium and platinum are rare precious metals with unique physical qualities that are used in diverse industrial applications and in the jewelry industry. The development of a less expensive alternative alloy or synthetic material with the same characteristics as PGMs for industrial purposes could reduce demand for our products and drive down PGM prices. Although we are unaware of any such alloy or material, there can be no assurance that none will be developed. Jewelry demand is influenced by a variety of external factors, including fashion trends, metal prices and the general state of the economy. Adverse changes in any of these factors could negatively affect our financial performance.

     Significant quantities of platinum and palladium are held in inventory by investors, trading houses and government entities. The number of ounces in each of these inventories is not always disclosed publicly, nor is it clear under what circumstances these holdings might be brought to market. For example, in the past, the Russian Federation has held large inventories of palladium as strategic inventory, selling substantial volumes from time to time without warning into the market. Some have suggested that these Russian government inventories are nearly depleted. There is no official disclosure of the size of the Russian inventories or clarity as to plans for future sales. Also, new ETFs have been introduced recently that may enable more investors to participate in the PGM markets, potentially resulting in more metal being held in inventory. The overhang from these significant investment holdings of platinum and palladium makes it more difficult to predict accurately future supply and demand for these metals and may contribute to added PGM price volatility.

     We compete with other suppliers of PGMs, some of which are significantly larger than us and have access to greater mineral reserves and financial and commercial resources. Some significant suppliers produce platinum in greater quantities than palladium and thus currently enjoy average per ounce revenue greater than us. Some significant suppliers of PGMs produce palladium and platinum as by-products of other production. New mines may open over the next several years, increasing supply. Furthermore, the volume of PGMs recovered through recycling scrap sources, mostly spent automotive and industrial catalysts, is increasing. There can be no assurance that we will be successful in competing with these existing and emerging PGM producers. See “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

MANAGEMENT

     Set forth below is certain information concerning the executive officers of Stillwater.

Name	Age	Position
Francis R. McAllister	68	Chairman of the Board and Chief Executive Officer
John R. Stark	58	Executive Vice President and Chief Commercial Officer
Gregory A Wing	61	Vice President and Chief Financial Officer
Terrell I. Ackerman	57	Vice President, General Manager East Boulder Operations
Kevin G. Shiell	53	Vice President, General Manager Stillwater Mine

     The following are brief biographies of our executive officers:

     Francis R. McAllister (age 68) was appointed Chairman of the Board and Chief Executive Officer of the Company effective February 12, 2001. Mr. McAllister was appointed a Director of the Company on January 9, 2001. Prior to his appointment to the Board, Mr. McAllister served with ASARCO Incorporated from 1966 to 1999, most recently as Chairman and Chief Executive Officer in 1999, as Chief Operating Officer from 1998 to 1999, as Executive Vice President -- Copper Operations from 1993 to 1998, as Chief Financial Officer from 1982 to 1993 and in various professional and management positions from 1966 to 1982. He currently serves on the Board of Directors of Cliffs Natural Resources Incorporated, an iron ore mining Company. Mr. McAllister received his MBA from New York University, his Bachelor of Science -- Finance from the University of Utah, and attended the Advanced Management Program at Harvard Business School.

     John R. Stark (age 58) was appointed Executive Vice President and Chief Commercial Officer effective August 4, 2010. Mr. Stark has been with the Company in various executive capacities since 1999, and was appointed Secretary and Corporate Counsel on May 29, 2001 and July 17, 2001, respectively. In 2003, Mr. Stark assumed the duties and responsibilities of the Chief Commercial Officer (including oversight of the recycling segment). Mr. Stark has a varied background in corporate administration and human resources. He was previously with Molycorp, Inc. in 1996 as Manager of Sales and Administration; Western Mobile, Inc., an international construction material supplier, from 1992 to 1996; and with AMAX Inc. for 13 years until 1992. Mr. Stark received his Juris Doctor degree from the University of Denver School of Law and holds a Bachelor of Arts degree in economics from the University of Montana.

     Gregory A. Wing (age 61) became our Vice President and Chief Financial Officer effective March 22, 2004. Previously, Mr. Wing served as the Vice President and Chief Financial Officer of Black Beauty Coal Company from 1995 through 2003. Prior to joining Black Beauty, Mr. Wing was with The Pittsburg and Midway Coal Mining Company, a subsidiary of Chevron Corporation, as Manager of Financial Planning and Analysis. From 1986 to 1989, he was employed by Chevron Corporation as Senior Analyst in Corporation Planning, and from 1980 to 1986, he was with Arabian American Oil Company in Dhahran, Saudi Arabia. Mr. Wing received a Bachelor of Arts in Physics and an M.B.A in Accounting and Finance, both from the University of California at Berkeley.

     Terrell I. Ackerman (age 57) is currently Vice President, General Manager East Boulder Operations. Mr. Ackerman joined the Company in March 2000 as Director of Corporate Planning after 2 years as an independent consultant. During 1998 and 1999, Mr. Ackerman conducted feasibility studies, operational and mine planning reviews for various underground operations. Prior to this time, Mr. Ackerman was VP and General Manager of BHP Copper’s San Manuel Operation in Arizona. Mr. Ackerman held increasing roles of accountability for Magma Copper Company starting as an underground engineer in training in 1976. Mr. Ackerman received a Bachelor of Science degree in Mine Engineering from the University of Idaho College of Mines.

     Kevin G. Shiell (age 53) was elected Vice President of the Company on May 4, 2010. Mr. Shiell has served as General Manager of the Stillwater Mine and operations since 2009. Between 2006 and 2008 he was General Manager at the East Boulder Mine. Prior to joining Stillwater in 1999, Mr. Shiell was Mine Superintendent with Dynatec Corporation. He was with Addwest Minerals as Mine Superintendent and Echo Bay Minerals as Manager of Operations. From 1979 to 1995, Mr. Shiell was with Hecla Mining Company where he held various positions including miner, supervisor, trainer, planner, as well as mine and safety foreman. From 1978 to 1979, Mr. Shiell was with Day Mines and United Nuclear Homestake operations.

DESCRIPTION OF CAPITAL STOCK

General

     The following description of our capital stock is a summary and is qualified in its entirety by reference to our Restated Certificate of Incorporation, filed as Exhibit 3.1 to our Form 10-Q for the quarterly period ended September 30, 2003, filed on October 27, 2003, and our Amended and Restated Bylaws, filed as Exhibit 3.2 to our Form 8-K filed on December 29, 2004, and by applicable law.

     Our authorized capital stock consists of 200,000,000 shares of common stock, par value $.01 per share, and 1,000,000 shares of preferred stock, par value $.01 per share.

Common Stock

     Holders of our common stock are entitled to one vote for each share held on all matters submitted to the stockholders.

     The presence, in person or by proxy, of holders of at least 50% of our common stock issued and outstanding and entitled to vote at the meeting shall constitute a quorum at all meetings of the stockholders for the transaction of business. When a quorum is present at any meeting, the vote of the holders of (i) a plurality of votes cast at the meeting is required for the election of directors and (ii) a majority of the common stock having voting power present in person or represented by proxy shall decide any question brought before such meeting, unless the question is one upon which, by express provision of the Delaware General Corporation Law (the “DGCL”) or other law or of our Restated Certificate of Incorporation, a different vote is required, in which case such express provision shall govern.

     Holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared by our board of directors out of funds legally available therefor, subject to any preferential dividend rights of any outstanding preferred stock.

     In the event of our liquidation, dissolution or winding up, the holders of our common stock are entitled to share ratably in all of our assets remaining after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock.

     The outstanding shares of our common stock are fully paid and non-assessable. The rights, preferences and privileges of the holders of the common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future.

Preferred Stock

     Our Restated Certificate of Incorporation authorizes our board of directors to establish one or more series of preferred stock (including convertible preferred stock). Unless required by law or by any stock exchange, the authorized shares of preferred stock will be available for issuance without further action by our stockholders. Our board of directors is able to determine, with respect to any series of preferred stock, the terms and rights of that series, including:
  the designation of the series;

  the number of shares of the series, which our board may, except where otherwise provided in the preferred stock designation, increase or decrease, but not below the number of shares then outstanding;

  whether dividends, if any, will be cumulative or non-cumulative and the dividend rate of the series;

  the dates at which dividends, if any, will be payable;

  the redemption rights and price or prices, if any, for shares of the series;

  the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;

  the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of our affairs;

  whether the shares of the series will be convertible into shares of any other class or series, or any other security, of our Company or any other entity, and, if so, the specification of the other class or series or other security, the conversion price or prices or rate or rates, any rate adjustments, the date or dates at which the shares will be convertible and all other terms and conditions upon which the conversion may be made;

  restrictions on the issuance of shares of the same series or of any other class or series; and

  the voting rights, if any, of the holders of the series.
Listing

     Our common stock is listed on the New York Stock Exchange under the symbol “SWC.”

Transfer Agent and Registrar

     The transfer agent and registrar for our common stock is Computershare Investor Services.

SELLING STOCKHOLDER

     The following table sets forth information regarding the selling stockholder’s beneficial ownership of our common stock prior to this and the concurrent offering, the number of shares of common stock being offered hereby and the selling stockholder’s beneficial ownership of our common stock after completion of this and the concurrent offering. The percentages in the following table are based on the total number of shares of our common stock outstanding (i) prior to this and the concurrent offering and (ii) after this and the concurrent offering, assuming full exercise of the underwriters’ option to purchase additional shares.

     For information about certain material relationships between the Company and the selling stockholder, see the documents incorporated by reference herein, including the information set forth under the heading “Certain Relationships and Related Transactions” in our definitive proxy statement for our 2010 Annual Meeting of Stockholders.

     For a description of the concurrent offering and the selling stockholder’s sale of our common stock in connection with the concurrent offering, see “Prospectus Supplement Summary — Concurrent Transactions.”

	Shares Beneficially Owned prior to this Offering and the Concurrent Offering (1)		Shares Being Sold in this Offering and in Connection with the Concurrent Offering	Shares Subject to the Over- Allotment Option for this and the Concurrent Offering	Shares Beneficially Owned after this Offering and the Concurrent Offering (assuming full exercise of underwriters’ option to purchase additional shares) (2)

Name	Number	Percent			Number	Percent
MMC Norilsk Nickel (3)	53,216,029	55.5%	44,840,000	4,973,222	3,402,807	3.5%
____________________

(1)	Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days.

(2)	Assumes the selling stockholder disposes of all the shares of common stock covered by this prospectus and does not acquire beneficial ownership of any additional shares.

(3)	Information is partially based on the Schedule 13D/A filed with the SEC by Norimet Limited, NN Metal Holding SA, Norilsk Nickel Holding SA and MMC Norilsk Nickel on April 7, 2010. The shares set forth are held directly by Norimet Limited. Each of such other persons and entities, through its ownership and/or control of Norimet Limited, may be deemed to be the beneficial owner of the shares. Additionally, this amount includes up to 3,402,807 shares issuable upon conversion of $80 million aggregate principal amount of 1.875% Convertible Senior Notes due 2028. The address of MMC Norilsk Nickel is Usadba Center, 22, Voznesensky per., Moscow, Russia 125993.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS
FOR NON-U.S. HOLDERS OF SHARES OF OUR COMMON STOCK

Introduction

     The following is a discussion of certain U.S. federal income tax considerations applicable to Non-U.S. Holders (as defined below) arising from the acquisition, ownership and disposition of shares of our common stock. This summary is for general information purposes only and does not purport to be a complete analysis or listing of all potential U.S. federal income tax considerations that may apply to a Non-U.S. Holder as a result of the acquisition, ownership and disposition of shares of our common stock. In addition, this summary does not take into account the individual facts and circumstances of any particular Non-U.S. Holder that may affect the U.S. federal income tax considerations applicable to such holder. Accordingly, this summary is not intended to be, and should not be construed as, legal or U.S. federal income tax advice with respect to any Non-U.S. Holder. Moreover, this summary is not binding on the Internal Revenue Service (the “IRS”) or the U.S. courts, and no assurance can be provided that the conclusions reached in this summary will not be challenged by the IRS or will be sustained by a U.S. court if so challenged. We have not requested, and we do not intend to request, a ruling from the IRS or an opinion from U.S. legal counsel regarding any of the U.S. federal income or other tax considerations of the acquisition, ownership and disposition of shares of our common stock. Each Non-U.S. Holder should consult its own tax advisor regarding the acquisition, ownership and disposition of shares of our common stock.

     To ensure compliance with U.S. Treasury Department Circular 230, you are hereby notified that: (a) any discussion of U.S. federal tax issues in this document is not intended or written to be relied upon, and cannot be relied upon, by you for the purpose of avoiding penalties that may be imposed under the Internal Revenue Code; (b) this summary was written in connection with the promotion or marketing of the transactions or matters addressed in this document; and (c) you should seek advice based on your particular circumstances from an independent tax advisor.

Scope of this Disclosure

Authorities

     This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations (final, temporary, and proposed), U.S. court decisions, published IRS rulings and published administrative positions of the IRS, that are applicable and, in each case, as in effect and available, as of the date of this prospectus supplement. Any of the authorities on which this summary is based could be changed in a material and adverse manner at any time, and any such change could be applied on a retroactive basis and could affect the U.S. federal income tax considerations described in this summary.

Non-U.S. Holders

     For purposes of this summary, a “Non-U.S. Holder” is a beneficial owner of shares of our common stock that is not a partnership or other entity classified as a partnership for U.S. federal income tax purposes and that is not: (a) an individual who is a citizen or resident of the U.S., (b) a corporation, or other entity classified as a corporation for U.S. federal income tax purposes, that is created or organized in or under the laws of the U.S. or any state in the U.S., including the District of Columbia, (c) an estate if the income of such estate is subject to U.S. federal income tax regardless of the source of such income, or (d) a trust if (i) such trust has validly elected to be treated as a U.S. person for U.S. federal income tax purposes or (ii) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of such trust.

Non-U.S. Holders Subject to Special U.S. Federal Income Tax Rules Not Addressed

     This summary does not address the U.S. federal income tax considerations of the acquisition, ownership and disposition of shares of our common stock by Non-U.S. Holders that are subject to special provisions under the Code, including the following Non-U.S. Holders: (a) Non-U.S. Holders that are tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts; (b) Non-U.S. Holders that are financial institutions, insurance companies, real estate investment trusts, or regulated investment companies or that are broker-dealers, dealers, or traders in securities or currencies that elect to apply a mark-to-market accounting method; (c) Non-U.S. Holders that have a “functional currency” other than the U.S. dollar; (d) Non-U.S. Holders that own shares of our common stock as part of a straddle, hedging transaction, conversion transaction, constructive sale, or other arrangement involving more than one position; (e) Non-U.S. Holders that acquire shares of our common stock in connection with the exercise of employee stock options or otherwise as compensation for services; (f) Non-U.S. Holders that hold shares of our common stock other than as a capital asset within the meaning of Section 1221 of the Code; (g) Non-U.S. Holders who are U.S. expatriates or former long term residents of the United States; and (h) Non-U.S. Holders that own, directly, indirectly, or by attribution, 5% or more, by voting power or value, of the outstanding shares of our common stock. Non-U.S. Holders that are subject to special provisions under the Code, including but not limited to Non-U.S. Holders described immediately above, should consult their own tax advisors regarding the U.S. federal, U.S. state and local, and foreign tax and other tax considerations of the acquisition, ownership and disposition of shares of our common stock.

     If a partnership or other entity that is classified as partnership for U.S. federal income tax purposes holds shares of our common stock, the U.S. federal income tax considerations to such partnership and the partners of such partnership generally will depend on the activities of the partnership and the status of such partners (or owners). Partnerships or other entities that are classified as partnerships for U.S. federal income tax purposes and their owners should consult their own tax advisors regarding the U.S. federal income tax considerations of the acquisition, ownership and disposition of shares of our common stock.

Tax Considerations Other than U.S. Federal Income Tax Considerations Not Addressed

     This summary does not address any state, local, alternative minimum, estate and gift, foreign, or other tax considerations other than U.S. federal income tax considerations that may be relevant to Non-U.S. Holders in connection with the acquisition, ownership and disposition of shares of our common stock. Each Non-U.S. Holder should consult its own tax advisors regarding any state, local, estate and gift, foreign, and any other tax considerations that may be relevant to such holder in connection with the acquisition, ownership and disposition of shares of our common stock.

Dividends

     In general, if distributions with respect to shares of our common stock are made, such distributions would be treated as dividends to the extent of our current or accumulated earnings and profits as determined under the Code. Any portion of a distribution that exceeds our current or accumulated earnings and profits will first be applied to reduce the Non-U.S. Holder’s basis in shares of our common stock, and, to the extent such portion exceeds the Non-U.S. Holder’s basis, the excess will be treated as gain from the disposition of shares of our common stock, the tax treatment of which is discussed below under the heading “Gain on Sale or Other Disposition of Shares of Our Common Stock.”

     Generally, dividends paid in respect of shares of our common stock to a Non-U.S. Holder will be subject to U.S. withholding tax at a 30% rate, subject to the two following exceptions:
  Dividends effectively connected with a trade or business of a Non-U.S. Holder within the U.S. generally will not be subject to withholding if the Non-U.S. Holder complies with applicable IRS certification and disclosure requirements and generally will be subject to U.S. federal income tax on a net income basis at regular U.S. federal income tax rates (in the same manner as a U.S. person) on its U.S. trade or business income. In the case of a Non-U.S. Holder that is a corporation, such effectively connected income also may be subject to the branch profits tax at a 30% rate (or such lower rate as may be prescribed by an applicable tax treaty).

  The withholding tax might not apply, or might apply at a reduced rate, under the terms of an applicable tax treaty. Under Treasury Regulations, to obtain a reduced rate of withholding under a tax treaty, a Non-U.S. Holder generally will be required to satisfy applicable certification and other requirements. A Non-U.S. Holder of shares of our common stock eligible for a reduced rate of U.S. withholding tax may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

Gain on Sale or Other Disposition of Shares of Our Common Stock

     Except as described in the discussion below under the heading “Information Reporting; Backup Withholding Tax,” a Non-U.S. Holder generally will not be subject to U.S. federal income tax, including withholding tax, in connection with the receipt of proceeds from the sale, exchange, or other taxable disposition of shares of our common stock, unless:
  the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States and, if subject to an applicable tax treaty, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the U.S.;

  in the case of an individual, the Non-U.S. Holder has been present in the U.S. for at least 183 days or more in the taxable year of disposition (and certain other conditions are satisfied); or

  we are or have been a “U.S. real property holding corporation” (“USRPHC”), for U.S. federal income tax purposes (that is, a domestic corporation whose trade or business and real property assets consist primarily of “U.S. real property interests”) at any time during the shorter of the five-year period ending on the date of disposition and the Non-U.S. Holder’s holding period for its shares of our common stock and, if shares of our common stock are “regularly traded on an established securities market,” the Non-U.S. Holder held, directly or indirectly, at any time during such period, more than 5% of the issued and outstanding common stock.
     Income that is effectively connected with the conduct of a U.S. trade or business by a Non-U.S. Holder generally will be subject to regular U.S. federal income tax in the same manner as if it were realized by a U.S. Holder. In addition, if such Non-U.S. Holder is a corporation, such gain may be subject to a branch profits tax at a rate of 30% (or such lower rate as is provided by an applicable income tax treaty).

     If an individual Non-U.S. Holder is present in the U.S. for at least 183 days during the taxable year of disposition, the Non-U.S. Holder may be subject to a flat 30% tax on any U.S.-source gain derived from the sale, exchange, or other taxable disposition of shares of our common stock (other than gain effectively connected with a U.S. trade or business), which may be offset by U.S.-source capital losses.

     It is possible that we may be a USRPHC. As a result, any gain recognized by a Non-U.S. Holder on the sale, exchange, or other taxable disposition of our common stock may be subject to U.S. federal income tax in the same manner as gain recognized by a U.S. Holder (“FIRPTA Tax”). In addition, a Non-U.S. Holder may under certain circumstances be subject to withholding in an amount equal to 10% of the gross proceeds on the sale or disposition; if the Non-U.S. Holder files a U.S. federal income tax return, any amounts so withheld will generally be credited against, and refunded to the extent in excess of, any FIRPTA Tax such Non-U.S. Holder owes.

     However, so long as our common stock is considered to be “regularly traded on an established securities market” (“regularly traded”) at any time during the calendar year, a Non-U.S. Holder generally will not be subject to FIRPTA Tax on any gain recognized on the sale or other disposition of our common stock unless the Non-U.S. Holder owned (actually or constructively) shares of our common stock with a fair market value of more than 5% of the total fair market value of our common stock at any time during the applicable period described in the third bullet point above. No withholding is required under these rules upon a sale or other taxable disposition of our common stock if it is considered to be regularly traded. If, on the other hand, our common stock is not considered to be regularly traded, you would be subject to FIRPTA Tax on any gain recognized on your sale or other taxable disposition of our common stock, and withholding on the gross proceeds thereof, regardless of your percentage ownership of our common stock. Because the selling stockholder owns at least 50% of the outstanding shares of our common stock, it is possible that shares of our common stock may not be considered “regularly traded” for this calendar quarter. However, once the selling stockholder disposes of its interests in this offering, shares of our common stock will be considered “regularly traded” for successive calendar quarters.

Recent Law Changes Affecting U.S. Federal Income Tax Withholding

     Recently enacted legislation will require, after December 31, 2012, withholding at a rate of 30% on dividends in respect of, and gross proceeds from the sale of, shares of our common stock held by or through certain foreign financial institutions (including investment funds), unless such institution enters into an agreement with the Secretary of the Treasury to, among other things, report, on an annual basis, information with respect to accounts with or shares in the institution held by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by United States persons, and to withhold on payments made to certain account holders. Accordingly, the entity through which shares of our common stock is held will affect the determination of whether such withholding is required. Similarly, dividends in respect of, and gross proceeds from the sale of, shares of our common stock held by an investor that is a non-financial foreign entity will be subject to withholding at a rate of 30% if such entity or another non-financial foreign entity is the beneficial owner of the payment, unless, among other things, the beneficial owner or the payee either (i) certifies to us that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which we will in turn provide to the Secretary of the Treasury. Non-U.S. Holders are encouraged to consult with their tax advisors regarding the possible implications of the legislation on their investment in shares of our common stock.

Information Reporting; Backup Withholding Tax

     A Non-U.S. Holder generally will not be subject to information reporting or backup withholding with respect to payments of dividends on, or gross proceeds from the disposition of, shares of our common stock that are made within the United States or though certain U.S.-related financial intermediaries, provided that the Non-U.S. Holder certifies as to its foreign status or otherwise establishes an exemption.

     Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a Non-U.S. Holder’s U.S. federal income tax liability, and a Non-U.S. Holder may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information. Non-U.S. Holders should consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them in their particular circumstances.

UNDERWRITING

     UBS AG is offering its Mandatorily Exchangeable Notes due June 15, 2012 (the “exchangeable notes”), mandatorily exchangeable for up to a maximum of 9,800,000 shares of our common stock (or a maximum of 11,250,000 shares of our common stock if the over-allotment option granted to the underwriter of the exchangeable notes offering is exercised in full). On the maturity date for the exchangeable notes, UBS AG, as issuer of the exchangeable notes, will exchange the exchangeable notes for shares of our common stock, cash or a combination of cash and shares of our common stock generally based on a formula linked to the daily closing price of our common stock during an averaging period preceding the maturity date. In no event will the number of shares of our common stock, if any, deliverable by UBS AG upon exchange of the exchangeable notes exceed the maximum of 9,800,000 shares of our common stock (or the maximum of 11,250,000 shares of our common stock if the over-allotment option granted to the underwriter of the exchangeable notes offering is exercised in full), in each case, subject to adjustment as described in the prospectus supplement for the exchangeable notes offering. We will have no obligation under the exchangeable notes to deliver any shares of our common stock to UBS Securities LLC, UBS AG, any holder of the exchangeable notes or any other person.

     In connection with the exchangeable notes offering, the selling stockholder expects to sell an aggregate of 7,840,000 shares of our common stock (or up to an aggregate of 9,000,000 shares of our common stock if the over-allotment option granted to the underwriter of the exchangeable offering is exercised in full) to UBS Securities LLC or an affiliate thereof. The underwriter expects that the shares of common stock purchased from the selling stockholder (which may include shares of common stock purchased by the forward counterparty from UBS Securities LLC (or its affiliate) and subsequently delivered to UBS AG pursuant to the forward transaction described below) will be delivered by UBS AG to holders upon exchange of the exchangeable notes and, under certain circumstances described herein, to UBS Securities LLC.

Concurrent Transactions and Hedging

     In connection with the exchangeable notes offering, UBS AG expects to enter into a residual value agreement (the “residual value agreement”) with UBS Securities LLC as described in the prospectus supplement for the exchangeable notes. In addition, in connection with the exchangeable notes offering, UBS AG (or an affiliate thereof) expects to enter into a privately negotiated forward transaction (the “forward transaction”) relating to our common stock with Credit Suisse International or an affiliate thereof (the “forward counterparty”). The terms of the forward transaction (other than the notional number of shares of our common stock underlying such transaction) will generally reflect the economic terms of the exchangeable notes.

     We understand that UBS AG expects to hedge its obligations under the exchangeable notes through UBS AG or one or more of its affiliates. In addition, the forward counterparty (or an affiliate thereof) expects to hedge its obligations under the forward transaction. Neither we nor the selling stockholder will exercise any control or discretion over this hedging activity. This hedging activity will likely involve trading in our common stock or in other instruments, such as options or swaps, based upon our common stock, and may include sales of common stock acquired by UBS Securities LLC as described in the prospectus supplement for the exchangeable notes. This hedging activity could affect the market price of our common stock, including by depressing it. In addition, hedging activity by market participants and sales of our common stock related to the exchangeable notes, and/or the expectation of distributions of our common stock, in each case, during a period preceding the maturity of the exchangeable notes, could depress the market price of our common stock. See “Risk Factors — Risks Related to the Exchangeable Notes Offering.”

Lock-Up Agreements

     We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any additional shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any such offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse Securities (USA) LLC for a period of 90 days after the date of this prospectus, except for (a) the issuance of our common stock to the holders of common stock of Marathon PGM pursuant to the arrangement agreement; (b) the issuance of equity awards to holders of Marathon PGM equity awards pursuant to the arrangement agreement, as described in this prospectus supplement; (c) the issuance of restricted stock units and performance-based awards under our equity compensation plans and incentive retention plans, including any equity compensation plan and incentive retention plan assumed by us in connection with the Marathon acquisition; (d) the issuance of our common stock pursuant to the vesting or exercise of equity awards, restricted stock units or performance based awards, including such awards issued as described in clauses (b) and (c); (e) the filing of any registration statement (i) on Form S-4 with respect to issuances pursuant to clause (a), Form S-8 or any successor forms thereto, or (ii) relating solely to any of our or Marathon PGM’s employee benefit plans; (f) any issuance of our common stock to the holders of our 1.875% convertible debentures maturing in 2028 pursuant to the terms of the debentures; and (g) the issuance of up to an additional two million (2,000,000) shares of our common stock in connection with an acquisition so long as the recipient of our common stock issued pursuant to this clause (g) agrees to be bound by the restrictions in this clause and executes and delivers to the underwriters a “lock-up” agreement to that effect. However, in the event that either (1) during the last 17 days of the initial “lock-up” period, we release earnings results or material news or a material event relating to us occurs or (2) prior to the expiration of the initial “lock-up” period, we announce that we will release earnings results during the 16-day period beginning on the last day of the “lock-up” period, then in each case the “lock-up” period will be extended until the expiration of the 18-day period beginning on the date of release of the earnings results or the occurrence of the material news or material event, as applicable, unless Credit Suisse Securities (USA) LLC waives, in writing, such an extension.

     Each of our officers and directors and the selling stockholder has agreed that it will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any additional shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or part, any of the economic consequences of ownership of our common stock, whether any such aforementioned transaction is to be settled by delivery of our common stock or such other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or enter into any such transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse Securities (USA) LLC for a period of 90 days after the date of this prospectus supplement, except (1) in the case of an officer or director, for  (a) any sales of shares of our common stock the proceeds of which will be used to cover the tax liability resulting from any acquisition of shares of common stock issued by us to our officers and directors upon the exercise of stock options outstanding on the date hereof or the vesting or conversion of restricted stock, stock units and performance shares outstanding on the date hereof under our existing employee benefit plans or director compensation plans; (b) transfers or sales of shares of our common stock to us for the sole purpose of satisfying the exercise price and/or tax withholding obligations upon exercise of currently outstanding stock options; provided, that in the case of transfers described in (a) and (b), the aggregate number of shares sold or transferred shall not exceed 162,000 shares of our common stock in the aggregate for our directors and shall not exceed 125,000 shares of common stock in the aggregate for our executive officers; (c) transfers of shares of our common stock or securities convertible into shares of our common stock as a bona fide gift or gifts; (d) transfers of shares of our common stock or securities convertible into shares of our common stock to any family member or to any trust, the beneficiaries of which are the transferor and/or his or her family members; or (e) transactions relating to shares of our common stock or other securities acquired in open market transactions, provided, that in the case of the transfers described in (c) and (d) above, each donee, distributee, transferee or recipient agrees to be bound in writing by the restrictions of the “lock-up” agreement described in this paragraph prior to any such transfer, and provided further that in the case of the transfers or transactions described in (c), (d) and (e) above, no filing by any party (donor, donee, transferor or transferee) under the Exchange Act shall be required or shall be voluntarily made in connection with such transfer (other than a filing on Form 5 made after the expiration of the “lock-up” period), and (2) in the case of the selling stockholder, for sales of our common stock to UBS Securities LLC or affiliates thereof in conjunction with the exchangeable notes offering, and provided that for our 1.875% Convertible Senior Notes due 2008 held by the Selling Stockholder, the “lock-up” period shall be 60 days. However, in the event that either (1) during the last 17 days of the initial “lock-up” period, we release earnings results or material news or a material event relating to us occurs or (2) prior to the expiration of the initial “lock-up” period, we announce that we will release earnings results during the 16-day period beginning on the last day of the initial “lock-up” period, then in each case the “lock-up” period will be extended until the expiration of the 18-day period beginning on the date of release of the earnings results or the occurrence of the material news or material event, as applicable, unless Credit Suisse Securities (USA) LLC waives, in writing, such an extension. The selling stockholder has entered into a lock-up agreement with the same terms as described above with UBS Securities LLC.

Indemnity

     We and the selling stockholder have agreed to indemnify UBS Securities LLC and UBS AG against liabilities under the Securities Act, or contribute to payments that UBS Securities LLC and UBS AG may be required to make in that respect.

Stabilization

     UBS Securities LLC, as underwriter of the exchangeable notes offering, has informed us that in connection with the offering of exchangeable notes, UBS Securities LLC may purchase and sell exchangeable notes in the open market. These transactions may include stabilizing transactions, over-allotment transactions, syndicate covering transaction, penalty bids and passive market-making in accordance with Regulation M under the Exchange Act. In addition, in connection with the concurrent offering of our common stock, UBS Securities LLC may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.
  Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

  Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option and/or purchasing shares in the open market.
  Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

  Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.
     These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

     We have been informed by UBS Securities LLC that UBS Securities LLC bought                      shares of our common stock on behalf of the underwriters of the exchangeable notes offering at an average purchase price of $           per share on                      , 2010 in pre-stabilization activities.

Relationship with UBS Securities LLC

     In the ordinary course, UBS Securities LLC and its affiliates have provided, and may in the future provide, investment banking, commercial banking, investment management or other financial services to us and our affiliates for which they have received compensation and may receive compensation in the future. UBS Securities LLC is acting as an underwriter in the concurrent offering.

NOTICE TO INVESTORS

Notice to European Economic Area Residents

     In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, which we refer to as a Relevant Member State, with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, which we refer to as the Relevant Implementation Date, an offer of shares of common stock to the public may not be made in that Relevant Member State prior to the publication of a prospectus in relation to the shares of common stock which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that an offer to the public of any shares of common stock may be made at any time under the following exemptions under the Prospectus Directive if they have been implemented in the Relevant Member State:

     (a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

     (b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year, (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

     (c) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining prior consent of the manager for any such offer;

provided that no such offer of shares shall result in a requirement for the publication of a prospectus pursuant to Article 3 of the Prospectus Directive.

     For the purposes of this section, the expression “an offer of shares of common stock to the public” in relation to any shares of common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares of common stock to be offered so as to enable an investor to decide to purchase or subscribe the shares of common stock, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in the Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Notice to United Kingdom Residents

     An invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, or the FSMA) has only been communicated or cause to be communicated and will only be communicated or caused to be communicated in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to us.  All applicable provisions of the FSMA have been complied with and will be complied with, with respect to anything done in relation to the shares in, from or otherwise involving the United Kingdom.  This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, or the Order, or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together, we refer to as relevant persons).  The shares are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such shares will be engaged only with, relevant persons.  Any person who is not a relevant person should not act or rely on this document or any of its contents.

Notice to Prospective Investors in Switzerland

     The Prospectus does not constitute an issue prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations (“CO”) and the shares will not be listed on the SIX Swiss Exchange. Therefore, the Prospectus may not comply with the disclosure standards of the CO and/or the listing rules (including any prospectus schemes) of the SIX Swiss Exchange. Accordingly, the shares may not be offered to the public in or from Switzerland, but only to a selected and limited circle of investors, which do not subscribe to the shares with a view to distribution.

Notice to Prospective Investors in Australia

     This prospectus is not a formal disclosure document and has not been, nor will be, lodged with the Australian Securities and Investments Commission. It does not purport to contain all information that an investor or their professional advisers would expect to find in a prospectus or other disclosure document (as defined in the Corporations Act 2001 (Australia)) for the purposes of Part 6D.2 of the Corporations Act 2001 (Australia) or in a product disclosure statement for the purposes of Part 7.9 of the Corporations Act 2001 (Australia), in either case, in relation to the securities.

     The securities are not being offered in Australia to “retail clients” as defined in sections 761G and 761GA of the Corporations Act 2001 (Australia). This offering is being made in Australia solely to “wholesale clients” for the purposes of section 761G of the Corporations Act 2001 (Australia) and, as such, no prospectus, product disclosure statement or other disclosure document in relation to the securities has been, or will be, prepared.

     This prospectus does not constitute an offer in Australia other than to wholesale clients. By submitting an application for our securities, you represent and warrant to us that you are a wholesale client for the purposes of section 761G of the Corporations Act 2001 (Australia). If any recipient of this prospectus is not a wholesale client, no offer of, or invitation to apply for, our securities shall be deemed to be made to such recipient and no applications for our securities will be accepted from such recipient. Any offer to a recipient in Australia, and any agreement arising from acceptance of such offer, is personal and may only be accepted by the recipient. In addition, by applying for our securities you undertake to us that, for a period of 12 months from the date of issue of the securities, you will not transfer any interest in the securities to any person in Australia other than to a wholesale client.

Notice to Prospective Investors in Hong Kong

     Our securities may not be offered or sold in Hong Kong, by means of this prospectus or any document other than (i) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (ii) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong). No advertisement, invitation or document relating to our securities may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere) which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

     Our securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and our securities will not be offered or sold, directly or indirectly, in Japan, or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan, or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to Prospective Investors in the Singapore

     This document has not been registered as a prospectus with the Monetary Authority of Singapore and in Singapore, the offer and sale of our securities is made pursuant to exemptions provided in sections 274 and 275 of the Securities and Futures Act, Chapter 289 of Singapore (“SFA”). Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of our securities may not be circulated or distributed, nor may our securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor as defined in Section 4A of the SFA pursuant to Section 274 of the SFA, (ii) to a relevant person as defined in section 275(2) of the SFA pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with the conditions (if any) set forth in the SFA. Moreover, this document is not a prospectus as defined in the SFA. Accordingly, statutory liability under the SFA in relation to the content of prospectuses would not apply. Prospective investors in Singapore should consider carefully whether an investment in our securities is suitable for them.

     Where our securities are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

     (a) by a corporation (which is not an accredited investor as defined in Section 4A of the SFA) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

     (b) for a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for six months after that corporation or that trust has acquired the shares under Section 275 of the SFA, except:

     (1) to an institutional investor (for corporations under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or any person pursuant to an offer that is made on terms that such shares of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions, specified in Section 275 of the SFA;

     (2) where no consideration is given for the transfer; or

     (3) where the transfer is by operation of law.

     In addition, investors in Singapore should note that the securities acquired by them are subject to resale and transfer restrictions specified under Section 276 of the SFA, and they, therefore, should seek their own legal advice before effecting any resale or transfer of their securities.

LEGAL MATTERS

     Certain legal matters relating to the shares of common stock being offered hereby will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Certain legal matters relating to the sale of common stock in this offering will be passed upon for the selling stockholder by Akin Gump Strauss Hauer & Feld LLP, Washington, D.C. and Akin Gump Strauss Hauer & Feld LLP, Moscow. Certain legal matters relating to the sale of common stock in this offering will be passed upon for the underwriters by Davis Polk & Wardwell LLP, New York, New York.

EXPERTS

     The financial statements of Stillwater Mining Company as of December 31, 2009 and 2008, and for each of the years in the three year period ended December 31, 2009 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2009 have been incorporated by reference herein in reliance on the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     Our ore reserves as of December 31, 2009 have been affirmed and verified by the independent engineering firm of Behre Dolbear & Company, Inc., and are incorporated herein in reliance upon the authority of said firm as an expert in such matters.

     The Marathon PGM ore reserve estimates contained in this prospectus supplement have been included in reliance upon the authority of the engineering firm of Micon International Limited as an expert in such matters.

WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at http://www.sec.gov, from which interested persons can electronically access our SEC filings, including the registration statement, of which this prospectus is a part, and the exhibits and schedules thereto.

     The SEC allows us to “incorporate by reference” information into this prospectus supplement and any accompanying prospectus, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is considered part of this prospectus supplement, and information filed with the SEC subsequent to this prospectus supplement and prior to the termination of the offering referred to in such prospectus supplement will automatically be deemed to update and supersede this information. We incorporate by reference into this prospectus and any accompanying prospectus supplement the documents listed below (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act):
  Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed on February 26, 2010 (other than the “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which has been superseded by “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained herein, and other than the financial statement line items contained therein for fiscal periods 2009, 2008, 2007, 2006 and 2005, and for the three-month periods ended March 31, June 30, September 30 and December 31, 2009, which have been superseded by the financial statement line items in our Current Report on Form 8-K filed on May 27, 2010);

  Portion of the Definitive Proxy Statement filed on April 6, 2010, that is incorporated by reference into Part III of our Annual Report on Form 10-K for the fiscal year ended December 31, 2009;

  Quarterly Reports on Form 10-Q for the quarterly periods ended September 30, 2010, June 30, 2010 and March 31, 2010 filed on October 29, 2010, July 28, 2010 and May 5, 2010, respectively;

  Current Reports on Form 8-K, filed on November 18, 2010, September 7, 2010, August 5, 2010, May 27, 2010, May 7, 2010 and May 5, 2010 (two reports); and

  The description of our common stock set forth in our Registration Statement on Form 8-A filed on June 13, 2001, and any amendment or report filed for the purpose of updating such description.
     We also incorporate by reference any future filings made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this prospectus supplement and the date all of the securities offered hereby are sold or the offering is otherwise terminated, with the exception of any information furnished under Item 2.02 and Item 7.01 of Form 8-K, which is not deemed filed and which is not incorporated by reference herein. Any such filings shall be deemed to be incorporated by reference and to be a part of this prospectus supplement from the respective dates of filing of those documents.

     We will provide without charge upon written or oral request to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any and all of the documents which are incorporated by reference into this prospectus but not delivered with this prospectus (other than exhibits unless such exhibits are specifically incorporated by reference in such documents).

You may request a copy of these documents by writing or telephoning us at:

Investor Relations
Stillwater Mining Company
1321 Discovery Drive
Billings, MT 59102
Telephone: (406) 373-8700

     In reviewing the agreements included as exhibits to the registration statement (whether incorporated by reference to earlier filings or otherwise), of which this prospectus supplement or any accompanying prospectus is a part, please remember that they are included to provide you with information regarding their terms and are not intended to provide any other factual or disclosure information about our Company or the other parties to the agreements. The agreements contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties were made solely for the benefit of the other parties to the applicable agreement and (i) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) have been qualified by disclosures that were made to the other party in connection with the negotiation of the applicable agreement, which disclosures are not necessarily reflected in the agreement; (iii) may apply standards of materiality in a way that is different from what may be viewed as material to you or other investors; and (iv) were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement and are subject to more recent developments.

PROSPECTUS

Stillwater Mining Company
Common Stock
Preferred Stock
Debt Securities
_________________________

     We or a selling securityholder, from time to time, may offer, issue and sell common stock, preferred stock and debt securities, which may be convertible or non-convertible. These securities may be offered or sold to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.

     This prospectus describes some of the general terms that may apply to these securities. We will provide the specific prices and terms of these securities in one or more supplements to this prospectus at the time of the offering. To the extent that any selling securityholder resells any securities, the selling securityholder may be required to provide you with this prospectus and a prospectus supplement identifying and containing specific information about the selling securityholder and the terms of the securities being offered.

     The prospectus supplement for each offering will describe in detail the plan of distribution for that offering and will set forth the names of any underwriters, dealers or agents involved in the offering and any applicable fees, commissions or discount arrangements. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you make your investment decision.

     Our common stock is listed on the New York Stock Exchange under the trading symbol "SWC."

     Investing in our securities involves a high degree of risk. See "Risk Factors" starting on page 3 before you make your investment decision.

     This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or the accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 29, 2010

ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that Stillwater Mining Company filed with the Securities and Exchange Commission (the "SEC") using a "shelf" registration process. Under the shelf registration process, we or a selling securityholder may, from time to time, sell any combination of the securities described in this prospectus in one or more offerings.

     This prospectus only provides you with a general description of the securities to be offered. Each time we sell securities described in this prospectus, we will provide a supplement to this prospectus that will contain specific information about the terms of that offering, including the specific amounts, prices and terms of the securities being offered. The prospectus supplement may also add, update or change information contained in this prospectus. To the extent that this prospectus is used by any selling securityholder to resell any securities, information with respect to the selling securityholder and the terms of the securities being offered will be contained in a prospectus supplement. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. You should carefully read both this prospectus and any accompanying prospectus supplement or other offering materials, together with the additional information described under the heading "Where You Can Find More Information."

     We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

     This prospectus and any accompanying prospectus supplement or other offering materials do not contain all of the information included in the registration statement as permitted by the rules and regulations of the SEC. For further information, we refer you to the registration statement on Form S-3, including its exhibits. We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, therefore, file reports and other information with the SEC. Statements contained in this prospectus and any accompanying prospectus supplement, or other offering materials about the provisions or contents of any agreement or other document are only summaries. If SEC rules require that any agreement or document be filed as an exhibit to the registration statement, you should refer to that agreement or document for its complete contents.

     You should not assume that the information in this prospectus, any prospectus supplement or any other offering materials is accurate as of any date other than the date on the front of each document. Our business, financial condition, results of operations and prospects may have changed since then.

     In this prospectus, unless otherwise specified or the context requires otherwise, we use the terms "Company," "we," "us," and "our" to refer to Stillwater Mining Company, a Delaware corporation and its consolidated subsidiaries.

i

SUMMARY

     This is only a summary and may not contain all the information that is important to you. You should carefully read both this prospectus and any accompanying prospectus supplement and any other offering materials, together with the additional information described under the heading "Where You Can Find More Information."

Business
      We are engaged in the development, extraction, processing, refining and marketing of palladium, platinum and associated metals (platinum group metals or “PGMs”) from a geological formation in south central Montana known as the J-M Reef and from the recycling of spent catalytic converters. The J-M Reef is the only known significant source of platinum group metals inside the United States and one of the significant resources outside South Africa and Russia. Associated by-product metals at our operations include significant amounts of nickel and copper and minor amounts of gold, silver and rhodium. The J-M Reef is a narrow but extensive mineralized zone containing PGMs, which has been traced over a strike length of approximately 28 miles.

     We conduct mining operations at the Stillwater Mine near Nye, Montana and at the East Boulder Mine near Big Timber, Montana. Both mines are located on the J-M Reef. We operate concentrating plants at each mining operation to upgrade mined production to a concentrate form. We operate a smelter and base metal refinery at Columbus, Montana which further upgrades the mined concentrates into a PGM-rich filter cake. The filter cake is shipped to third-party custom refiners for final refining before being sold to third parties.

     Besides processing mine concentrates, we also recycle spent catalyst material at the smelter and base metal refinery to recover the contained PGMs — palladium, platinum and rhodium. We currently have long-term catalyst sourcing agreements with two suppliers and spot arrangements with other suppliers who ship spent catalysts to us for processing to recover the PGMs. We smelt and refine the spent catalysts utilizing the same process as for the mined production.

     PGMs are rare precious metals with unique physical properties that are used in diverse industrial applications and in jewelry. The largest use for PGMs currently is in the automotive industry for the production of catalysts that reduce harmful automobile emissions. Besides being used in catalytic converters, palladium is used in jewelry, in the production of electronic components for personal computers, cellular telephones and facsimile machines, in dental applications and as an industrial catalyst. Platinum's largest use after catalytic converters is for jewelry. Industrial uses for platinum, in addition to automobile catalysts, include the manufacturing of data storage disks, fiberglass, paints, nitric acid, anti-cancer drugs, fiber optic cables, fertilizers, unleaded and high-octane gasoline and fuel cells. Rhodium, produced in our recycling operations and to a limited extent as a by-product from mining, also is used in automotive catalytic converters to reduce nitrogen oxides and in jewelry as a plating agent to provide brightness.

Company History
     Mineral exploration in the Stillwater Complex dates from at least the late nineteenth century, with early mining activities — primarily for chromium — beginning in the 1920s. Palladium and platinum were discovered in the J-M Reef within the Stillwater Complex, by geologists from Johns Manville Corporation ("Manville") in the early 1970s. In 1979, a Manville subsidiary entered into a partnership agreement with Chevron U.S.A. Inc. ("Chevron") to develop PGMs discovered in the J-M Reef. Manville and Chevron explored and developed the Stillwater property and commenced commercial underground mining in 1986.

     Our Company was incorporated in 1992, and on October 1, 1993, Chevron and Manville transferred substantially all assets, liabilities and operations at the Stillwater property to us, with Chevron and Manville each receiving a 50% ownership interest in our common stock. In September 1994, we redeemed Chevron's entire 50% ownership. We subsequently completed an initial public offering in December 1994 and Manville sold a portion of its shares through the offering, reducing its ownership percentage to approximately 27%. In August 1995, Manville sold its remaining ownership interest in our Company to a group of institutional investors. Our common stock is publicly traded on the New York Stock Exchange under the symbol "SWC."

     On June 23, 2003, we completed a stock purchase transaction with MMC Norilsk Nickel, a Russian open joint stock company ("Norilsk Nickel"), whereby a subsidiary of Norilsk Nickel became a majority stockholder of our Company. On that date, we entered into a Stockholders Agreement governing the terms of Norilsk Nickel's investment in our Company. A copy of the Stockholders Agreement was included in our Report on Form 8-K filed with the SEC on June 23, 2003. On March 10, 2008, the Company and Norilsk Nickel entered into an amendment to the Stockholders Agreement in connection with our offering of $181.5 million of convertible debentures and Norilsk Nickel’s purchase of $80 million of those convertible debentures. A copy of the amendment was filed in our report on Form 8-K filed with the SEC on March 14, 2008.

     Our principal executive offices are located at 1321 Discovery Drive, Billings, Montana 59102, and our telephone number at that address is (406) 373-8700. Our website address is www.stillwatermining.com. The information on, or accessible through, our website is not part of this prospectus and should not be relied upon in connection with making any investment decision with respect to the securities offered by this prospectus.

Recent Developments
     On September 7, 2010, we announced that we entered into an arrangement agreement to acquire the PGM-copper assets of Marathon PGM, a Canadian exploration company listed on the Toronto Stock Exchange. Marathon PGM holds a number of PGM-copper assets that are of particular interest to us, including the Marathon project in Ontario, Canada, located near the town of Marathon near the northern shore of Lake Superior. The feasibility study for this property contemplates production of about 200,000 ounces per year of palladium and platinum, along with about 37 million pounds per year of copper (which will be produced as a by-product and generate sales that will serve as a credit to substantially reduce the cash costs for production of PGMs), from an open-pit operation expected to be in production by 2014. The base economic case in the feasibility study assumed prices of $2.91 per pound for copper, $1,347 per ounce for platinum and $321 per ounce for palladium. Any significant decline in metal prices below these levels could adversely affect the economics of this project and lead to a reduction in ore reserves. Conversely, a significant increase in metal prices above these levels could have a favorable effect on ore reserves and project economics. The feasibility study anticipates an active mine life of approximately 12 years, although we believe there may be resource potential to extend the mine life. We anticipate construction costs for the mine to be approximately $400 million, to be funded out of our internally generated cash flow and supplemental external financing.

     In addition to the assumptions noted above with respect to future metal prices, the estimated Marathon production data, mine life, construction cost and timing of commencement of operations are based on a number of assumptions, including assumptions regarding development costs, exchange rates, the timing of permit issuances by governmental agencies and other factors. These assumptions may prove incorrect and many of the factors that will impact actual production levels, costs and project timing are beyond our control. In addition, the information pertaining to Marathon has been derived from Marathon and its agents and was prepared prior to the consummation of our pending acquisition. While we have performed due diligence in connection with the pending acquisition and believe these statements to be accurate in all material respects, we do not possess the same degree of knowledge and understanding of the Marathon properties as we do with respect to the mining properties we have owned and operated for a number of years. Accordingly, investors should not place undue reliance on the forward looking-information presented for the Marathon project.

     The shareholders of Marathon PGM approved the transaction on November 15, 2010 and we received approval under the Investment Canada Act on November 23, 2010. Closing is expected to occur during or prior to the first week of December 2010, subject to satisfaction of all remaining closing conditions.

RISK FACTORS

     An investment in our securities involves a high degree of risk. You should consider the specific risks described in our Annual Report on Form 10-K for the year ended December 31, 2009, the risk factors described under the caption "Risk Factors" in any applicable prospectus supplement and any risk factors set forth in our other filings with the SEC, pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, before making an investment decision. Each of the risks described in these documents could materially and adversely affect our business, financial condition, results of operations and prospects, and could result in a partial or complete loss of your investment. See "Where You Can Find More Information" beginning on page 14 of this prospectus. Additional risk factors pertaining to the specific type and series of securities being issued will be included in the applicable prospectus supplement.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus, any accompanying prospectus supplements and the documents incorporated by reference contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Exchange Act, which reflect our current views with respect to, among other things, future events and financial performance. We generally identify forward looking statements by terminology such as "outlook," "believes," "expects," "potential," "continues," "may," "will," "could," "should," "seeks," "approximately," "predicts," "intends," "plans," "estimates," "anticipates" or the negative version of such words or other comparable words. Any forward-looking statements contained in this discussion are based upon our historical performance and on our current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by us, or any other person that the future plans, estimates or expectations contemplated by us will be achieved. Forward-looking information and statements are subject to important risks, uncertainties and assumptions which are difficult to predict. The results or events predicted in these forward-looking statements may differ materially from actual results or events. Some of the factors which could cause results or events to differ from current expectations include, among other things:
  economic and political events affecting supply and demand of palladium and platinum;

  price volatility of platinum group metals;

  amounts and prices of our forward metals sales;

  fluctuations in ore grade, tons mined, crushed or milled;

  variations in concentrator, smelter or refinery operations;

  geological, technical, permitting, mining or processing problems; and

  availability of experienced employees.
     These factors and risks should not be construed as exhaustive and should be read in conjunction with the other cautionary statements and the risk factors section that are included in our Annual Report on Form 10-K and our other filings under the Exchange Act which are incorporated by reference in this prospectus. In addition, other sections of this prospectus and the documents incorporated by reference may include additional factors which could adversely impact our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time and it is not possible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

     Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. You should not rely upon forward-looking statements as predictions of future events. We are under no duty to update any of these forward-looking statements after the date of this prospectus to conform our prior statements to actual results or revised expectations, except as may be required by law. We will include a full discussion of any material risks related to our Company or the securities being offered in any prospectus supplement. We qualify all of our forward-looking statements by these cautionary statements.

USE OF PROCEEDS

     We intend to use the net proceeds from the sale of the securities as set forth in the applicable prospectus supplement. We will not receive any proceeds from sales by a selling securityholder.

RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth our ratio of earnings to fixed charges for the periods indicated:

		Year Ended December 31,
	9 Months
	Ended
	September
	30, 2010	2009	2008	2007	2006	2005
Ratio of Earnings to
Fixed Charges(1)	6.73	Note 2	Note 3	Note 4	1.65	0.20
____________________

(1)	For purposes of calculating the ratio of earnings to fixed charges, earnings represent income before income taxes plus fixed charges. Fixed charges are the sum of interest and related expenses and an estimate of the interest within rental expenses.

(2)	Earnings for the year ended December 31, 2009 were inadequate to cover fixed charges by $0.37 million.

(2)	Earnings for the year ended December 31, 2008 were inadequate to cover fixed charges by $104.3 million.

(3)	Earnings for the year ended December 31, 2007 were inadequate to cover fixed charges by $3.7 million.

     As of the date of this prospectus, we have no preferred stock outstanding.

DESCRIPTION OF SECURITIES

     This prospectus contains summary descriptions of the common stock, preferred stock and debt securities that we may offer and sell from time to time. These summary descriptions are not meant to be complete descriptions of each security. The particular terms of any security will be described in the applicable prospectus supplement.

DESCRIPTION OF CAPITAL STOCK

General
     The following description of our capital stock is a summary and is qualified in its entirety by reference to our Restated Certificate of Incorporation, and Amended and Restated Bylaws, which are filed as exhibits to the registration statement of which this prospectus forms a part, and by applicable law.

     Our authorized capital stock consists of 200,000,000 shares of common stock, par value $.01 per share, and 1,000,000 shares of preferred stock, par value $.01 per share.

Common Stock
     Holders of our common stock are entitled to one vote for each share held on all matters submitted to the stockholders.

     The presence, in person or by proxy, of holders of at least 50% of our common stock issued and outstanding and entitled to vote at the meeting shall constitute a quorum at all meetings of the stockholders for the transaction of business. When a quorum is present at any meeting, the vote of the holders of (i) a plurality of votes cast at the meeting is required for the election of directors and (ii) a majority of the common stock having voting power present in person or represented by proxy shall decide any question brought before such meeting, unless the question is one upon which, by express provision of the Delaware General Corporation Law (the “DGCL”) or other law or of our Restated Certificate of Incorporation, a different vote is required, in which case such express provision shall govern.

     Holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared by our board of directors out of funds legally available therefore, subject to any preferential dividend rights of any outstanding preferred stock.

     In the event of our liquidation, dissolution or winding up, the holders of our common stock are entitled to share ratably in all of our assets remaining after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock.

     The outstanding shares of our common stock are fully paid and non-assessable. The rights, preferences and privileges of the holders of the common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future.

Preferred Stock
     Our Restated Certificate of Incorporation authorizes our board of directors to establish one or more series of preferred stock (including convertible preferred stock). Unless required by law or by any stock exchange, the authorized shares of preferred stock will be available for issuance without further action by our stockholders. Our board of directors is able to determine, with respect to any series of preferred stock, the terms and rights of that series, including:
  the designation of the series;

  the number of shares of the series, which our board may, except where otherwise provided in the preferred stock designation, increase or decrease, but not below the number of shares then outstanding;

  whether dividends, if any, will be cumulative or non-cumulative and the dividend rate of the series;

  the dates at which dividends, if any, will be payable;

  the redemption rights and price or prices, if any, for shares of the series;

  the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;

  the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of our affairs;

  whether the shares of the series will be convertible into shares of any other class or series, or any other security, of our Company or any other entity, and, if so, the specification of the other class or series or other security, the conversion price or prices or rate or rates, any rate adjustments, the date or dates at which the shares will be convertible and all other terms and conditions upon which the conversion may be made;

  restrictions on the issuance of shares of the same series or of any other class or series; and

  the voting rights, if any, of the holders of the series.
Listing
     Our common stock is listed on the New York Stock Exchange under the symbol "SWC."

Transfer Agent and Registrar

     The transfer agent and registrar for our common stock is Computershare Investor Services.

DESCRIPTION OF DEBT SECURITIES

     This section describes the general terms and provisions of the debt securities that we may issue separately, upon exercise of a debt warrant, in connection with a stock purchase contract or as part of a stock purchase unit from time to time in the form of one or more series of debt securities. We may offer secured or unsecured debt securities which may be senior, subordinated or junior subordinated, and which may be convertible. The applicable prospectus supplement and/or other offering materials will describe the specific terms of the debt securities offered through that prospectus supplement as well as any general terms described in this section that will not apply to those debt securities. To the extent the applicable prospectus supplement or other offering materials relating to an offering of debt securities are inconsistent with this prospectus, the terms of that prospectus supplement or other offering materials will supersede the information in this prospectus.

     The debt securities will be issued under an indenture between us and the Law Debenture Trust Company of New York, as trustee. The indenture is filed as an exhibit to the registration statement of which this prospectus is a part. The terms of the debt securities will include those set forth in the indenture and any related security documents and those made a part of the indenture by the Trust Indenture Act of 1939. You should read the summary below, the applicable prospectus supplement and/or other offering materials and the provisions of the indenture and any related security documents in their entirety before investing in our debt securities. Capitalized terms used in the summary have the meanings specified in the indenture.

     The prospectus supplement relating to any series of debt securities that we may offer will contain the specific terms of the debt securities. These terms may include the following:
  the title and principle aggregate amount of the debt securities;

  whether the debt securities will be senior, subordinated or junior subordinated;

  whether the debt securities will be secured or unsecured

  whether the debt securities are convertible or exchangeable into other securities;

  the percentage or percentages of principle amount at which such debt securities will be issued;

  the interest rate(s) or the method for determining the interest rate(s);

  the dates on which interest will accrue or the method for determining dates on which interest will accrue and dates on which interest will be payable;

  the person to whom any interest on the debt securities will be payable;

  the places where payments on the debt securities will be payable;

  the maturity date;

  redemption or early repayment provisions;

  authorized denominations;

  form;

  amount of discount or premium, if any, with which such debt securities will be issued;

  whether such debt securities will be issued in whole or in parting the form of one or more global securities;

  the identity of the depositary for global securities;

  whether a temporary security is to be issued with respect to such series and whether any interest payable prior to the issuance of definitive securities of the series will be credited to the account of the persons entitled thereto;

  the terms upon which the beneficial interests in a temporary global security may be exchanged in whole or in part for beneficial interests in a definitive global security or for individual definitive securities;

  any covenants applicable to the particular debt securities being issued;

  any defaults and events of default applicable to the particular debt securities being issued;

  the guarantors of each series, if any, and the extent of the guarantees (including provisions relating to seniority, subordination, security and release of the guarantees), if any;

  any applicable subordination provisions for any subordinated debt securities;

  any restriction or condition on the transferability of the debt securities;

  the currency, currencies, or currency units in which the purchase price for, the principal of and any premium and any interest on, such debt securities will be payable;

  the time period within which, the manner in which and the terms and conditions upon which we or the purchaser of the debt securities can select the payment currency;

  the securities exchange(s) on which the securities will be listed, if any;

  whether any underwriter(s) will act as market maker(s) for the securities;

  the extent to which a secondary market for the securities is expected to develop;

  our obligations or right to redeem, purchase of repay debt securities under a sinking fund, amortization or analogous provision;

  provisions relating to covenant defeasance and legal defeasance;

  provisions relating to satisfaction and discharge of the indenture;

  provisions relating to the modification of the indenture both with and without consent of holders of debt securities issued under the indenture; and

  additional terms not inconsistent with the provisions of the indenture.
General
     We may sell the debt securities, including original issue discount securities, at par or at a substantial discount below their stated principal amount. Unless we inform you otherwise in a prospectus supplement, we may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series outstanding at the time of issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of securities under the applicable indenture. In addition, we will describe in the applicable prospectus supplement material U.S. federal income tax considerations and any other special considerations for any debt securities we sell which are denominated in a currency or currency unit other than U.S. dollars. Unless we inform you otherwise in the applicable prospectus supplement, the debt securities will not be listed on any securities exchange.

     We expect most debt securities to be issued in fully registered form without coupons and in denominations of $1,000 and integral multiples thereof. Subject to the limitations provided in the indenture and in the prospectus supplement, debt securities that are issued in registered form may be transferred or exchanged at the corporate office of the trustee or the principal corporate trust office of the trustee, without the payment of any service charge, other than any tax or other governmental charge payable in connection therewith.

     If specified in the applicable prospectus supplement, certain of our subsidiaries will guarantee the debt securities. The particular terms of any guarantee will be described in the related prospectus supplement.

Global Securities
     Unless we inform you otherwise in the applicable prospectus supplement, the debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement. Global securities will be issued in registered form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for the individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor. The specific terms of the depositary arrangement with respect to any debt securities of a series and the rights of and limitations upon holders of beneficial interests in a global security will be described in the applicable prospectus supplement.

Governing Law
     The indenture and the debt securities will be construed in accordance with and governed by the laws of the State of New York, without regard to conflicts of laws principles thereof.

PLAN OF DISTRIBUTION

     We or a selling securityholder may sell the securities offered by this prospectus from time to time in one or more transactions, including without limitation:
  directly to one or more purchasers;

  through agents;

  to or through underwriters, brokers or dealers; or

  through a combination of any of these methods.
     A distribution of the securities offered by this prospectus may also be effected through the issuance of securities convertible into or exchangeable or exercisable for the securities offered by this prospectus or through forward sale contracts.

     In addition, the manner in which we or a selling securityholder may sell some or all of the securities covered by this prospectus, includes, without limitation, through:
  a block trade in which a broker-dealer will attempt to sell as agent, but may position or resell a portion of the block, as principal, in order to facilitate the transaction;

  purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account;

  ordinary brokerage transactions and transactions in which a broker solicits purchasers; or

  privately negotiated transactions.
     We may also enter into hedging transactions. For example, we may:

  enter into transactions with a broker-dealer or affiliate thereof in connection with which such broker-dealer or affiliate will engage in short sales of the common stock pursuant to this prospectus, in which case such broker-dealer or affiliate may use shares of common stock received from us to close out its short positions;

  sell securities short and redeliver such shares to close out our short positions;

  enter into options or other types of transactions that require us to deliver common stock to a broker-dealer or an affiliate thereof, who will then resell or transfer the common stock under this prospectus; or

  loan or pledge the common stock to a broker-dealer or an affiliate thereof, who may sell the loaned shares or, in an event of default in the case of a pledge, sell the pledged shares pursuant to this prospectus.
     In addition, we may enter into derivative or hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with such a transaction, the third parties may sell securities covered by and pursuant to this prospectus and an applicable prospectus supplement or pricing supplement, as the case may be. If so, the third party may use securities borrowed from us or others to settle such sales and may use securities received from us to close out any related short positions. We may also loan or pledge securities covered by this prospectus and an applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement or pricing supplement, as the case may be.

     A prospectus supplement with respect to each offering of securities will state the terms of the offering of the securities, including:

  the identity of the selling securityholder, if any;

  the name or names of any underwriters or agents and the amounts of securities underwritten or purchased by each of them, if any;

  the public offering price or purchase price of the securities and the net proceeds to be received by us from the sale;

  any delayed delivery arrangements;

  any underwriting discounts or agency fees and other items constituting underwriter or agent compensation;

  any discounts or concessions allowed or reallowed or paid to dealers; and

  any securities exchange or markets on which the securities may be listed.
     The offer and sale of the securities described in this prospectus by us, the selling securityholders, the underwriters or the third parties described above may be effected from time to time in one or more transactions, including privately negotiated transactions, either:
  at a fixed price or prices, which may be changed;

  at market prices prevailing at the time of sale;

  at prices related to the prevailing market prices; or

  at negotiated prices.
General
     Any public offering price and any discounts, commissions, concessions or other items constituting compensation allowed or reallowed or paid to underwriters, dealers, agents or remarketing firms may be changed from time to time. Underwriters, dealers, agents and remarketing firms that participate in the distribution of the offered securities may be "underwriters" as defined in the Securities Act. Any discounts or commissions they receive from us and any profits they receive on the resale of the offered securities may be treated as underwriting discounts and commissions under the Securities Act. We will identify any underwriters, agents or dealers and describe their commissions, fees or discounts in the applicable prospectus supplement or pricing supplement, as the case may be.

Underwriters and Agents
     If underwriters are used in a sale, they will acquire the offered securities for their own account. The underwriters may resell the offered securities in one or more transactions, including negotiated transactions. These sales may be made at a fixed public offering price or prices, which may be changed, at market prices prevailing at the time of the sale, at prices related to such prevailing market price or at negotiated prices. We may offer the securities to the public through an underwriting syndicate or through a single underwriter. The underwriters in any particular offering will be mentioned in the applicable prospectus supplement or pricing supplement, as the case may be.

     Unless otherwise specified in connection with any particular offering of securities, the obligations of the underwriters to purchase the offered securities will be subject to certain conditions contained in an underwriting agreement that we will enter into with the underwriters at the time of the sale to them. The underwriters will be obligated to purchase all of the securities of the series offered if any of the securities are purchased, unless otherwise specified in connection with any particular offering of securities. Any initial offering price and any discounts or concessions allowed, reallowed or paid to dealers may be changed from time to time.

     We may designate agents to sell the offered securities. Unless otherwise specified in connection with any particular offering of securities, the agents will agree to use their best efforts to solicit purchases for the period of their appointment. We may also sell the offered securities to one or more remarketing firms, acting as principals for their own accounts or as agents for us. These firms will remarket the offered securities upon purchasing them in accordance with a redemption or repayment pursuant to the terms of the offered securities. A prospectus supplement or pricing supplement, as the case may be will identify any remarketing firm and will describe the terms of its agreement, if any, with us and its compensation.

     In connection with offerings made through underwriters or agents, we may enter into agreements with such underwriters or agents pursuant to which we receive our outstanding securities in consideration for the securities being offered to the public for cash. In connection with these arrangements, the underwriters or agents may also sell securities covered by this prospectus to hedge their positions in these outstanding securities, including in short sale transactions. If so, the underwriters or agents may use the securities received from us under these arrangements to close out any related open borrowings of securities.

Dealers
     We may sell the offered securities to dealers as principals. We may negotiate and pay dealers' commissions, discounts or concessions for their services. The dealer may then resell such securities to the public either at varying prices to be determined by the dealer or at a fixed offering price agreed to with us at the time of resale. Dealers engaged by us may allow other dealers to participate in resales.

Direct Sales
     We may choose to sell the offered securities directly. In this case, no underwriters or agents would be involved.

Institutional Purchasers
     We may authorize agents, dealers or underwriters to solicit certain institutional investors to purchase offered securities on a delayed delivery basis pursuant to delayed delivery contracts providing for payment and delivery on a specified future date. The applicable prospectus supplement or pricing supplement, as the case may be will provide the details of any such arrangement, including the offering price and commissions payable on the solicitations.

     We will enter into such delayed contracts only with institutional purchasers that we approve. These institutions may include commercial and savings banks, insurance companies, pension funds, investment companies and educational and charitable institutions.

Indemnification; Other Relationships
     We may have agreements with agents, underwriters, dealers and remarketing firms to indemnify them against certain civil liabilities, including liabilities under the Securities Act. Agents, underwriters, dealers and remarketing firms, and their affiliates, may engage in transactions with, or perform services for, us in the ordinary course of business. This includes commercial banking and investment banking transactions.

Market-Making, Stabilization and Other Transactions
     There is currently no market for any of the offered securities, other than the common stock which is listed on the New York Stock Exchange. If the offered securities are traded after their initial issuance, they may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities and other factors. While it is possible that an underwriter could inform us that it intends to make a market in the offered securities, such underwriter would not be obligated to do so, and any such market-making could be discontinued at any time without notice. Therefore, no assurance can be given as to whether an active trading market will develop for the offered securities. We have no current plans for listing of the debt securities or preferred stock on any securities exchange; any such listing with respect to any particular debt securities or preferred stock will be described in the applicable prospectus supplement or pricing supplement, as the case may be.

     In connection with any offering of common stock, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of common stock in excess of the number of shares to be purchased by the underwriters in the offering, which creates a syndicate short position. "Covered" short sales are sales of shares made in an amount up to the number of shares represented by the underwriters' over-allotment option. In determining the source of shares to close out the covered syndicate short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Transactions to close out the covered syndicate short involve either purchases of the common stock in the open market after the distribution has been completed or the exercise of the over-allotment option. The underwriters may also make "naked" short sales of shares in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares of common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of shares in the open market while the offering is in progress for the purpose of pegging, fixing or maintaining the price of the securities.

     In connection with any offering, the underwriters may also engage in penalty bids. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

Fees and Commissions
     In compliance with the guidelines of the Financial Industry Regulatory Authority ("FINRA"), the aggregate maximum discount, commission or agency fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of any offering pursuant to this prospectus and any applicable prospectus supplement or pricing supplement, as the case may be; however, it is anticipated that the maximum commission or discount to be received in any particular offering of securities will be significantly less than this amount.

     If more than 5% of the net proceeds of any offering of securities made under this prospectus will be received by FINRA members participating in the offering or affiliates or associated persons of such FINRA members, the offering will be conducted in accordance with NASD Rule 2720.

LEGAL MATTERS

     Unless otherwise indicated in the applicable prospectus supplement, Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York will provide opinions regarding the authorization and validity of the securities. Skadden, Arps, Slate, Meagher & Flom LLP may also provide opinions regarding certain other matters. Any underwriters will also be advised about legal matters by their own counsel, which will be named in the prospectus supplement.

EXPERTS

     The financial statements of Stillwater Mining Company as of December 31, 2009 and 2008, and for each of the years in the three year period ended December 31, 2009 and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2009 have been incorporated by reference herein in reliance on the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     The Company's ore reserves as of December 31, 2009 have been affirmed and verified by the independent engineering firm of Behre Dolbear & Company, Inc., and are incorporated herein in reliance upon the authority of said firm as an expert in such matters.

     The Marathon PGM ore reserve estimates contained in the section “Summary – Recent Developments” have been included in reliance upon the authority of the engineering firm of Micon International Limited as an expert in such matters.

WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at http://www.sec.gov, from which interested persons can electronically access our SEC filings, including the registration statement, of which this prospectus is a part, and the exhibits and schedules thereto.

     The SEC allows us to "incorporate by reference" information into this prospectus and any accompanying prospectus supplements, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is considered part of this prospectus, and information filed with the SEC subsequent to this prospectus and prior to the termination of the particular offering referred to in such prospectus supplement will automatically be deemed to update and supersede this information. We incorporate by reference into this prospectus and any accompanying prospectus supplement the documents listed below (excluding any portions of such documents that have been "furnished" but not "filed" for purposes of the Exchange Act):
  Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed on February 26, 2010;

  Portion of the Definitive Proxy Statement filed on April 6, 2010, that is incorporated by reference into Part III of our Annual Report on Form 10-K for the fiscal year ended December 31, 2009;

  Quarterly Reports on Form 10-Q for the quarterly periods ended September 30, 2010, June 30, 2010 and March 31, 2010 filed on October 29, 2010, July 28, 2010 and May 5, 2010, respectively;

  Current Reports on Form 8-K, filed on November 18, 2010, September 7, 2010, August 5, 2010, May 27, 2010, May 7, 2010 and May 5, 2010 (two reports); and

  The description of our common stock set forth in our Registration Statement on Form 8-A filed on June 13, 2001, and any amendment or report filed for the purpose of updating such description.
     We also incorporate by reference any future filings made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this prospectus and the date all of the securities offered hereby are sold or the offering is otherwise terminated, with the exception of any information furnished under Item 2.02 and Item 7.01 of Form 8-K, which is not deemed filed and which is not incorporated by reference herein. Any such filings shall be deemed to be incorporated by reference and to be a part of this prospectus from the respective dates of filing of those documents.

     We will provide without charge upon written or oral request to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any and all of the documents which are incorporated by reference into this prospectus but not delivered with this prospectus (other than exhibits unless such exhibits are specifically incorporated by reference in such documents).

     You may request a copy of these documents by writing or telephoning us at:

Investor Relations
Stillwater Mining Company

1321 Discovery Drive
Billings, MT 59102
Telephone: (406) 373-8700

     In reviewing the agreements included as exhibits to the registration statement (whether incorporated by reference to earlier filings or otherwise), of which this prospectus or any prospectus supplement is a part, please remember that they are included to provide you with information regarding their terms and are not intended to provide any other factual or disclosure information about our Company or the other parties to the agreements. The agreements contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties were made solely for the benefit of the other parties to the applicable agreement and (i) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) have been qualified by disclosures that were made to the other party in connection with the negotiation of the applicable agreement, which disclosures are not necessarily reflected in the agreement; (iii) may apply standards of materiality in a way that is different from what may be viewed as material to you or other investors; and (iv) were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement and are subject to more recent developments.